EXECUTION VERSION

CREDIT AGREEMENT

January 30, 2019

among

ABPCIC Funding I LLC

as the Borrower

and

BARCLAYS BANK PLC, NEW YORK BRANCH

as the Facility Agent

and

THE SENIOR LENDERS REFERRED TO HEREIN

and

U.S. BANK NATIONAL ASSOCIATION,

as the Collateral Agent, Collateral Administrator and Custodian

- i -

- ii -

- iii -

ARTICLE X SALE OF COLLATERAL OBLIGATIONS; ELIGIBILITY CRITERIA		117

SECTION 10.1	SALE OF COLLATERAL OBLIGATIONS	117
SECTION 10.2	ELIGIBILITY CRITERIA	121

ARTICLE XI CHANGE IN CIRCUMSTANCES		122

SECTION 11.1	BASIS FOR DETERMINING INTEREST RATE INADEQUATE OR UNFAIR	122
SECTION 11.2	ILLEGALITY	122
SECTION 11.3	INCREASED COST AND REDUCED RETURN	123
SECTION 11.4	TAXES	123
SECTION 11.5	REPLACEMENT OF SENIOR LENDERS; DOWNGRADED LENDERS; DEFAULTING LENDERS	126

ARTICLE XII MISCELLANEOUS		128

SECTION 12.1	NOTICES	128
SECTION 12.2	NO WAIVERS	129
SECTION 12.3	EXPENSES; INDEMNIFICATION	129
SECTION 12.4	AMENDMENTS AND WAIVERS	130
SECTION 12.5	SUCCESSORS AND ASSIGNS	131
SECTION 12.6	QP STATUS	133
SECTION 12.7	GOVERNING LAW; SUBMISSION TO JURISDICTION	133
SECTION 12.8	MARSHALLING; RECAPTURE	134
SECTION 12.9	COUNTERPARTS; INTEGRATION; EFFECTIVENESS	134
SECTION 12.10	WAIVER OF JURY TRIAL	134
SECTION 12.11	SURVIVAL	135
SECTION 12.12	DOMICILE OF LOANS	135
SECTION 12.13	LIMITATION OF LIABILITY	135
SECTION 12.14	RECOURSE; NON-PETITION	135
SECTION 12.15	CONFIDENTIALITY	136
SECTION 12.16	DIRECTION OF COLLATERAL AGENT	137
SECTION 12.17	ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS	137

ARTICLE XIII ASSIGNMENT OF COLLATERAL MANAGEMENT AGREEMENT AND MASTER TRANSFER AGREEMENT		132

SECTION 13.1	ASSIGNMENT OF COLLATERAL MANAGEMENT AGREEMENT AND MASTER TRANSFER AGREEMENT	132

- iv -

SCHEDULES AND EXHIBITS

Schedule A	-	Approved Appraisal Firms
Schedule B	-	Industry Classifications
Schedule C	-	Risk Scores
Schedule D	-	Diversity Score Calculation
Schedule E	-	Collateral Quality Matrix
Schedule F	-	Recovery Rates
Schedule G	-	Addresses for Notice
Schedule H	-	Senior Lenders

Exhibit A	-	Form of Note
Exhibit B	-	Form of Funding Request
Exhibit C	-	Form of Assignment and Assumption Agreement
Exhibit D	-	Scope of Collateral Report
Exhibit E	-	Scope of Payment Date Report
Exhibit F	-	Scope of Asset-Level Reporting to Lenders
Exhibit G	-	Form of Retention Letter

- v -

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of January 30, 2019, is entered into by and among ABPCIC Funding I LLC, a limited liability company organized under the law of the State of Delaware, as Borrower, the Senior Lenders party hereto from time to time, BARCLAYS BANK PLC, NEW YORK BRANCH, as Facility Agent, and U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent, Collateral Administrator and Custodian.

W I T N E S S E T H:

WHEREAS, the Borrower wishes to borrow from the Senior Lenders, and the Senior Lenders are willing to make the Senior Loans to the Borrower, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the proceeds of the Senior Loans made by the Senior Lenders to the Borrower shall be used by the Borrower to acquire and originate Collateral Obligations, all in accordance with the terms hereof.

NOW, THEREFORE, the Borrower, the Senior Lenders, the Facility Agent, the Collateral Agent, the Collateral Administrator and the Custodian hereby agree as follows:

GRANTING CLAUSE

To secure the due and punctual payment and performance of all Obligations, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, in accordance with the terms thereof, the Borrower hereby Grants to the Collateral Agent for the benefit of the Secured Parties a security interest in all of the Borrower’s right, title and interest in and to the following, whether now owned or hereafter acquired (collectively, the “Pledged Collateral”):

(a) all Collateral Obligations, all other loans and securities of the Borrower whether or not such loans and securities constitute Collateral Obligations, all Related Contracts and Collections with respect thereto, all collateral security granted under any Related Contracts, and all interests in any of the foregoing, whether now or hereafter existing;

(b) (i) the Custodial Account and all Collateral which is delivered to the Collateral Agent pursuant to the terms hereof and all payments thereon or with respect thereto, (ii) each of the other Covered Accounts and (iii) Eligible Investments or other investments (whether or not such investments constitute Eligible Investments) acquired with funds on deposit in the Covered Accounts, and all income or Distributions from the investment of funds in the Covered Accounts;

(c) cash, Money, securities, reserves and other property now or at any time in the possession of the Borrower or which is delivered to or received by the Collateral Agent or its bailee, agent or custodian (including, without limitation, all Eligible Investments and other investments with respect to any Collateral or proceeds thereof);

(d) all liens, security interests, property or assets securing or otherwise relating to any Collateral Obligation, Eligible Investment, other investment, Collateral or any Related Contract (collectively, “Related Property”);

(e) the Master Transfer Agreement;

(f) the Collateral Management Agreement;

(g) the Collateral Administration Agreement;

(h) the Account Control Agreement;

(i) all other accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights, documents, equipment, goods, inventory and other supporting obligations relating to the foregoing (in each case as defined in the UCC);

(j) all other tangible and intangible personal property whatsoever of the Borrower and all other agreements of the Borrower; and

(k) all products, proceeds, rents and profits of any of the foregoing, all substitutions therefor and all additions and accretions thereto (whether the same now exist or arise or are acquired), including, without limitation, proceeds of insurance policies insuring any or all of the foregoing, any indemnity or warranty payable by reason of loss or damage to or otherwise in respect of any of the foregoing or any guaranty.

Except as set forth in the Priority of Payments, the Senior Loans are secured by the foregoing Grant equally and ratably without prejudice, priority or distinction between any Senior Loans and any other Senior Loans by reason of difference in time of borrowing or otherwise. The Grant is made to secure, in accordance with the priorities set forth in the Priority of Payments, the payment of all amounts due on the Senior Loans in accordance with their terms, the payment by the Borrower of all other sums payable under this Agreement and the other Loan Documents and compliance with the provisions of this Agreement and the other Loan Documents, all as provided herein.

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

“ABL Facility” means a lending facility pursuant to which the loans thereunder are secured by a perfected, first priority security interest in customary collateral, such as accounts receivable and inventory, and are subject to a borrowing base formula customary for such loans.

“Acceleration Event” has the meaning set forth in Section 6.2.

“Account Control Agreement” means the Account Control Agreement among the Borrower, as debtor, the Collateral Agent, as secured party, and U.S. Bank, as Custodian and Securities Intermediary, dated as of the date hereof.

“Adjusted Collateral Principal Amount” means, at any time, the sum of:

(a) the Aggregate Principal Balance of all Collateral Obligations (excluding Defaulted Loans, Discount Loans, CCC Excess Collateral Obligations and Current Pay Obligations (each as to which the applicable rule below shall apply)); plus

(b) (i) the aggregate amount of funds on deposit in the Collection Account, including Eligible Investments, constituting Principal Proceeds plus (ii) the aggregate amount of funds on deposit in the Future Funding Reserve Account, including Eligible Investments; plus

(c) for each Discount Loan, the aggregate purchase price, excluding accrued interest, expressed as a Dollar amount, for such Discount Loan (after adding the amount of any subsequent borrowings and subtracting the amount of any subsequent repayments thereof); plus

(d) for each Defaulted Loan that has been a Defaulted Loan for less than one year, the Recovery Value and, for each other Defaulted Loan, zero; plus

(e) for each Current Pay Obligation, 95% of the Market Value of such Current Pay Obligation, provided such amount shall not exceed 100% of par; plus

(f) for each CCC Collateral Obligation in excess of 20% of Total Capitalization (“CCC Excess Collateral Obligation”), the Recovery Value;

provided that, (i) with respect to any Collateral Obligation that satisfies more than one of the definitions of Defaulted Loan, Discount Loan, CCC Excess Collateral Obligation or Current Pay Obligation, such Collateral Obligation shall, for the purposes of this definition, be treated as belonging to the category of Collateral Obligations which results in the lowest Adjusted Collateral Principal Amount on any date of determination and (ii) the Adjusted Collateral Principal Amount for any Defaulted Loan which has been a Defaulted Loan for one year or more will be zero.

“Adjusted London Interbank Offered Rate” means, with respect to any Interest Period, a rate per annum (expressed as a percentage) equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

“Administrative Expenses” means, without duplication, fees, expenses (including indemnities) and other amounts due or accrued with respect to any Quarterly Payment Date (including, with respect to any Quarterly Payment Date, any such amounts that were due and not paid on any prior Quarterly Payment Date) and payable in the following order by the Borrower to:

(a) first, the Collateral Agent in respect of the Collateral Agent Fee and any fees owed to the Custodian, the Collateral Administrator and U.S. Bank, as Securities Intermediary (if any), and for the reimbursement of other reasonable and documented Administrative Expenses and disbursements incurred and payable hereunder to the Collateral Agent, the Collateral Administrator, the Custodian and U.S. Bank, as Securities Intermediary under any Loan Documents, in accordance with the provisions of this Agreement;

(b) second, to the Facility Agent for the reimbursement of reasonable and documented expenses and disbursements incurred by the Facility Agent in accordance with the provisions of this Agreement;

(c) third, on a pro rata basis, the following amounts (excluding indemnities) to the following parties:

(i) first, to the Collateral Manager for the reimbursement of reasonable and documented expenses and disbursements incurred by the Collateral Manager in accordance with the provisions of this Agreement and the Collateral Management Agreement, including appraisal fees and other out-of-pocket expenses incurred in connection with the Collateral Obligations and payable to third parties and including any amounts payable by the Collateral Manager in connection with any advances made to protect or preserve rights against an Obligor or to indemnify an agent or representative for lenders pursuant to any Related Contracts (but excluding any Collateral Management Fees), and second, to the Borrower for the reimbursement of reasonable and documented expenses and disbursements incurred by the Borrower in accordance with the provisions of this Agreement and the Collateral Management Agreement, including appraisal fees and other out-of-pocket expenses incurred in connection with the Collateral Obligations and payable to third parties and including any amounts payable by the Borrower in connection with any advances made to protect or preserve rights against an Obligor or to indemnify an agent or representative for lenders pursuant to any Related Contracts;

(ii) any other Person in respect of any governmental fee, charge or tax incurred on behalf of the Borrower; and

(iii) any other Person in respect of any other fees or expenses expressly permitted under this Agreement and the documents delivered pursuant to or in connection with this Agreement and the Loan Documents; and

(d) fourth, on a pro rata basis, indemnities payable to any Person permitted under this Agreement and the documents delivered pursuant to or in connection with this Agreement and the Loan Documents not otherwise paid;

provided that Administrative Expenses shall not include (i) any amounts due or accrued with respect to the actions taken on or in connection with the Closing Date, (ii) any salaries of any employees of the Borrower (for the avoidance of doubt, the Borrower does not pay any salaries) (but Administrative Expenses may include any fees, reimbursements, indemnities, costs and expenses payable to the directors, managers and/or independent directors or managers of the Borrower) or the Collateral Manager, (iii) any Increased Costs, Funding Losses or Indemnified Taxes or (iv) any Collateral Management Fees; provided further that amounts due in respect of actions taken on or before the Closing Date or in connection with the closing of the transactions contemplated by this Agreement shall not be payable as Administrative Expenses but shall be payable only from the Closing Expense Account pursuant to Section 8.3(d) or as otherwise agreed by the parties hereto.

“Administrative Officer” means, (i) when used with respect to the Collateral Agent (or U.S. Bank in each of its capacities under the Loan Documents), any vice president, assistant vice president, treasurer, assistant treasurer, secretary, assistant secretary, trust officer, associate or any other officer of the Collateral Agent who shall have direct responsibility for the administration of this Agreement or to whom any corporate trust matter is referred within the Corporate Trust Office because of his or her knowledge of and familiarity with the particular subject and (ii) when used with respect to the Facility Agent, any officer within the office of the Facility Agent at the address listed on Schedule G hereto, including any vice president, assistant vice president, officer of the Facility Agent customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any matter is referred at such location because of his or her knowledge of and familiarity with the particular subject.

“Affected Lender” means a Senior Lender that is subject to regulation under the EU Securitisation Regulation or party to liquidity or credit support arrangements provided by a financial institution that is subject to such regulation.

“Affiliate” or “Affiliated” means, with respect to any Person, (a) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (b) any other Person who is a director, officer or employee of (i) such Person, (ii) any subsidiary or parent company of such Person or (iii) any Person described in clause (a) above; provided that, solely for purposes of the definitions of “Collateral Obligation” and “Concentration Limitations”, the term “Affiliate” as used therein with respect to any Obligor shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor (except if any such Person or Obligor provides collateral under, guarantees or otherwise supports the obligations of the other such Person or Obligor).

“Agents” means the Facility Agent and U.S. Bank, in its capacities of Custodian, Collateral Agent, Collateral Administrator and Securities Intermediary under the Loan Documents to which it is a party in such capacity, and “Agent” means any of them.

“Aggregate Maximum Principal Balance” means, when used with respect to all or a portion of the Collateral Obligations, the sum of the Maximum Principal Balances of all or of such portion of such Collateral Obligations.

“Aggregate Participation Exposure” means, at any time, the Maximum Principal Balance of all Collateral Obligations that are in the form of Participation Interests owned by the Borrower at such time.

“Aggregate Participation Percentage” means, for any Selling Institution at any time, the percentage of Total Capitalization represented by the Aggregate Participation Exposure at such time for such Selling Institution.

“Aggregate Principal Balance” means, when used with respect to all or a portion of the Collateral Obligations, the sum of the Principal Balances of all or of such portion of such Collateral Obligations.

“Aggregate Senior Lender Termination Amount” means, as of any date of determination, the sum of (a) the Outstanding Senior Loans, (b) without duplication, any accrued and unpaid Senior Base Interest Amount, (c) any accrued and unpaid Senior Additional Interest Amount and (d) and any Senior Additional Payment Amount.

“Agreement” means this Credit Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the highest of:

(a) the Prime Rate in effect on such day;

(b) the Federal Funds Rate in effect on such day plus 1⁄2 of 1% per annum; and

(c) LIBOR.

Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or LIBOR shall be effective from and including the effective day of such change in the Prime Rate, the Federal Funds Rate or LIBOR, respectively.

The Alternate Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Senior Lender. Interest calculated pursuant to clause (a) above will be determined based on a year of 365 days or 366 days, as applicable, and actual days elapsed. Interest calculated pursuant to clauses (b) and (c) above will be determined based on a year of 360 days and actual days elapsed.

“Applicable Counterparty Criteria” means, with respect to any Participation Interest acquired or committed to be acquired by the Borrower, criteria that will be met if immediately after giving effect to the earlier to occur of such acquisition or commitment to acquire, (a) the percentage of Total Capitalization that consists in the aggregate of Participation Interests with Selling Institutions that have the same or a lower rating does not exceed the “Aggregate Percentage Limit” set forth below for such rating and (b) the percentage of Total Capitalization that consists in the aggregate of Participation Interests with any single Selling Institution that has the rating set forth below or a lower credit rating does not exceed the “Individual Percentage Limit” set forth below for such rating:

Rating of Selling Institution (or equivalent) (at or below)	Aggregate Percentage Limit	Individual Percentage Limit
AAA	20%	20%
AA+	20%	20%
AA	20%	20%
AA-	20%	15%
A+	10%	5%
A	7.5%	5%

For purposes of this definition, a “rating” shall mean a public rating of the applicable Selling Institution by S&P, Moody’s, Fitch or DBRS.

“Applicable Lending Office” means, with respect to any Senior Lender, the office or offices designated as its “Lending Office” opposite its name on Schedule H hereto or such other office of such Senior Lender as such Senior Lender may from time to time specify in writing to the Borrower and the Facility Agent.

“Applicable Rate” means with respect to each Senior Loan, the sum of (x) the Adjusted London Interbank Offered Rate applicable to the relevant Interest Period plus (y) the Senior Base Margin; provided that in the case of any Interest Period on or after the first day on which a Senior Lender shall have notified the Facility Agent pursuant to Section 11.1 that the Adjusted London Interbank Offered Rate will not adequately and fairly reflect the cost to such Senior Lender of funding its Senior Loans for such Interest Period or shall have notified the Facility Agent pursuant to Section 11.2 that it is not permitted to fund Senior Loans at the Adjusted London Interbank Offered Rate (and such Senior Lender shall not have subsequently notified the Facility Agent that the circumstances giving rise to such situation no longer exist which it agrees it shall do promptly following a Senior Authorized Officer of the Senior Lender having knowledge of the cessation of such situation), the Applicable Rate shall be a rate per annum equal to the sum of (1) the Alternate Base Rate in effect on each day of such Interest Period plus (2) the Senior Base Margin for such Senior Loans.

“Applicable Row Level” means a number represented in the column of that name as set forth in the Collateral Quality Matrix; provided that an Applicable Row Level may also be determined by interpolating between two rows when calculating the relevant Collateral Quality Tests in the Collateral Quality Matrix; provided further that the ratable split of the interpolation must be constant across all calculations of the relevant Collateral Quality Tests to be in effect.

“Appraisal” means, with respect to any Collateral Obligation, an appraisal of either (A) such Collateral Obligation or (B) the assets securing such Collateral Obligation, in each case, that is conducted by an Approved Appraisal Firm on the basis of the fair market value of such Collateral Obligation or such assets (that is, the price that would be paid by a willing buyer to a willing seller of such Collateral Obligation or such assets in a commercially reasonable sale on an arm’s-length basis). Any Appraisal required hereunder (i) may be in the form of an update or reaffirmation by an Approved Appraisal Firm of an Appraisal previously performed by an Approved Appraisal Firm and (ii) shall be provided within five Business Days following completion to the Collateral Agent for purposes of the Collateral Report.

“Appraised Value” means, with respect to any Collateral Obligation, the Appraisal value (determined in Dollars, and which, if Appraisals for both of the following are available, clause (a) below shall govern) of either (a) such Collateral Obligation or (b) the assets securing such Collateral Obligation, net of estimated costs of their liquidation as determined by the applicable Approved Appraisal Firm, in each case as set forth in the related Appraisal or, if a range of values is set forth therein, the midpoint of such values; provided that (i) the Appraised Value of any Collateral Obligation shall in no case be greater than its Maximum Principal Balance and (ii) if the Borrower owns less than 100% of the total lenders’ interests secured by the assets securing any Collateral Obligation or has sold Participation Interests in such Collateral Obligation, then the Appraised Value with respect to such Collateral Obligation will be reduced to reflect the proportionate interests of all other lenders or participants secured by such assets (taking into account the relative seniority of all such lenders and participants) that rank pari passu with or senior to (including with respect to liquidation) the Borrower’s interest under the Collateral Obligation.

“Approved Appraisal Firm” means those entities whose names are set forth on Schedule A, as it may be amended from time to time by the Collateral Manager and approved by the Facility Agent; provided that (a) any such entity added to Schedule A after the Closing Date shall be an independent appraisal firm (i) recognized as being experienced in conducting valuations of loans of the type constituting Collateral Obligations and (ii) that the Borrower or the Collateral Manager determines, in accordance with the Servicing Standard, is qualified with respect to each Collateral Obligation and (b) at no time may the Borrower, the Collateral Manager or any Affiliate thereof be an Approved Appraisal Firm.

“Approved Foreign Jurisdiction” means each of the United Kingdom, Germany, France, Canada and the Netherlands; provided that each such country has (i) a ceiling for foreign currency bonds that is at least “Aa2” by Moody’s and (ii) a foreign currency issuer credit rating that is at least “AA” by Standard & Poor’s.

“Approved Indices” has the meaning assigned to such term in the definition of “Eligible Loan Index”.

“Approved Senior Lender” means a financial institution (including a securities broker-dealer or Affiliate thereof) or other institutional lender with a short-term rating of at least “A-1” or a long-term rating of at least “A” (or the equivalent thereof) from S&P, Moody’s, Fitch or DBRS (or an entity whose obligations hereunder are absolutely and unconditionally guaranteed by an entity that has a short-term rating of at least “A-1” or a long-term rating of at least “A” (or the equivalent thereof) from S&P, Moody’s, Fitch or DBRS); provided in each case that any Senior Lender that has fully funded the Lender Collateral Account in accordance with the provisions set forth in Sections 8.3(c) and 11.5(b)(i) shall be an Approved Senior Lender notwithstanding that its (or any such parent guarantor’s) ratings are below such levels; provided further that after the Reinvestment Period End Date, all Senior Lenders shall be Approved Senior Lenders.

“Approved Tax Jurisdiction” means each of the Bahamas, Bermuda, the British Virgin Islands, the U.S. Virgin Islands, Jersey, the Cayman Islands and Luxembourg; provided that, (1) with respect to any applicable Obligor that is organized or incorporated in such jurisdiction, in the Collateral Manager’s good faith estimate, a substantial portion of the operations of such Obligor is located in, or a substantial portion of such Obligor’s revenue or value is derived from, in each case directly or through subsidiaries (which shall be any jurisdiction and country known at the time of designation by the Collateral Manager to be the source of the majority of revenues, if any, of such Obligor), the United States or an Approved Foreign Jurisdiction or (2)(x) such Obligor’s payment obligations in respect of such Collateral Obligation are guaranteed by an entity that is organized in the United States and the related Collateral Obligation is supported by United States revenue sufficient to service such Collateral Obligation and all obligations senior to or pari passu with such Collateral Obligation and (y) such guarantee satisfies the Domicile Guarantee Criteria; provided further that if such operations are located in, or revenues are derived from, an Approved Foreign Jurisdiction, then, for purposes of calculating the Concentration Limitations, the applicable Collateral Obligation shall be included in both clauses (k) and (l) thereof.

“Assignee” has the meaning set forth in Section 12.5(c)(i).

“Assignment and Assumption” means an Assignment and Assumption Agreement in substantially the form of Exhibit C hereto, entered into by a Senior Lender and an assignee and with the applicable consent(s).

“Authorized Officer” means:

(a) with respect to each of the Borrower, the Collateral Manager and the EU Retention Provider, those of its respective officers, authorized representatives and agents whose signatures and incumbency shall have been certified to the Agents on the Closing Date pursuant to the documents delivered pursuant to Section 3.1 or thereafter from time to time in substantially similar form; and

(b) with respect to either Agent or any other bank or trust company acting as trustee of an express trust or as custodian, an Administrative Officer thereof.

Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means (a) at any time, the then applicable Commission Delegated Regulation (if any) supplementing the Bank Recovery and Resolution Directive in relation to Article 55 thereof and (b) with respect to any EEA Member Country implementing Article 55 of the Bank Recovery and Resolution Directive, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Recovery and Resolution Directive” means Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

“Bankruptcy Code” means Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes.

“Barclays” means Barclays Bank PLC, New York Branch.

“Base Rate Loans” means Senior Loans accruing interest at an Applicable Rate based upon the Alternate Base Rate.

“BDC” means AB Private Credit Investors Corporation.

“Bond” means an obligation that (a) constitutes borrowed money and (b) is in the form of, or represented by, a bond, note, certificated debt security or other debt security (other than any of the foregoing that evidences a Senior Secured Loan, a Qualified Senior Secured Loan, a Second Lien Loan or a First Lien/Last Out Loan).

“Borrower” means ABPCIC Funding I LLC, a limited liability company organized under the law of the State of Delaware.

“Borrower Affiliated Lender” means any Senior Lender that is (or has granted a participation (but only to the extent of such participation) to or for the benefit of) the Borrower, the Collateral Manager or any Person who, directly or indirectly, is in control or management of, or controlled or managed by, or is under common control or management with, the Borrower, the Collateral Manager or AllianceBernstein L.P.

“Borrower Order” means a written order or request dated and signed in the name of the Borrower by an Authorized Officer of the Borrower.

“Bridge Loan” means any loan or other obligation that (a) is incurred in connection with a merger, acquisition, consolidation or sale of all or substantially all of the assets of a person or similar transaction and (b) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (it being understood that any such loan or debt security that has a nominal maturity date of one year or less from the incurrence thereof but has a term-out or other provision whereby (automatically or at the sole option of the Obligor thereof) the maturity of the indebtedness thereunder may be extended to a later date is not a Bridge Loan).

“Business Day” means any day except a Saturday, Sunday or a day on which commercial banks in London, England, New York, New York or in the city in which the Corporate Trust Office of the Collateral Agent is located (initially being Charlotte, North Carolina are authorized or required by law to close; provided that if the location of the Corporate Trust Office of the Collateral Agent changes at any time, the Collateral Agent shall provide prompt written notice of such change to the Borrower, the Facility Agent and the Senior Lenders.

“Calculation Date” means the date that is 10 days prior to each Quarterly Payment Date, commencing in April 2019 and the last Calculation Date shall be the date that is ten days prior to the Scheduled Maturity Date; provided that if any such date is not a Business Day, such Calculation Date shall be the next succeeding Business Day.

“Cash” means such coin or currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

“CCC Collateral Obligation” means a Collateral Obligation (other than a Defaulted Loan) with a Collateral Rating of “CCC+” (or the equivalent thereof) or lower.

“Change in Control” means the BDC ceases to directly or indirectly own 100% of the equity interests in the Borrower.

“CLO Closing Date” means the date on which the Borrower issues the CLO Securities.

“CLO Pricing Date” means the date on which the pricing of the CLO Securities occurs.

“CLO Securities” means the securities to be issued by a special purpose vehicle managed by the Collateral Manager pursuant to the CLO Transaction.

“CLO Transaction” means a collateralized loan obligation transaction pursuant to which the Borrower will issue rated and unrated securities backed, inter alia, by Collateral Obligations, and for which the sole arranger is Barclays (or an Affiliate thereof).

“Closing Date” means January 30, 2019.

“Closing Expense Account” means the trust account established pursuant to Section 8.3(d).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Collateral” means the Pledged Collateral and all other property and/or rights on or in which a Lien is or is intended to be granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement, any of the Loan Documents or any other instruments provided for herein or therein or delivered or to be delivered hereunder or thereunder or in connection herewith or therewith.

“Collateral Administration Agreement” means the Collateral Administration Agreement dated as of the Closing Date among the Borrower, the Collateral Manager and the Collateral Administrator, as amended from time to time.

“Collateral Administrator” means U.S. Bank, in its capacity as collateral administrator under the Collateral Administration Agreement, and any successor thereto.

“Collateral Agent” means U.S. Bank, in its capacity as collateral agent under this Agreement, and its successors in such capacity.

“Collateral Agent Fee” means the fee payable to the Collateral Agent in arrears on each Quarterly Payment Date in an amount specified in the fee letter, dated as of January 30, 2019, between the Collateral Manager on behalf of the Borrower and the Collateral Agent.

“Collateral Management Agreement” means the Collateral Management Agreement dated as of the date hereof between the Borrower and the Collateral Manager, as amended from time to time in accordance with the terms hereof and thereof.

“Collateral Management Fees” means, collectively, the Senior Collateral Management Fee and the Subordinated Collateral Management Fee.

“Collateral Manager” means AB Private Credit Investors LLC, a Delaware limited liability company, or any successor in such capacity in accordance with the Collateral Management Agreement.

“Collateral Manager Event of Default” shall mean any of the following events:

(a) the Collateral Manager is wound up or dissolved or there is appointed over it or a substantial portion of its assets a receiver, administrator, administrative receiver, trustee or similar officer; or the Collateral Manager (i) ceases to be able to, or admits in writing its inability to, pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, its creditors generally; (ii) applies for or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of the Collateral Manager or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Collateral Manager and continue undismissed for 60 days; (iii) (A) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency or dissolution, or authorizes such application or consent, or (B) proceedings to such end are instituted against the Collateral Manager without such authorization, application or consent and are approved as properly instituted and remain undismissed for 60 days or result in adjudication of bankruptcy or insolvency; or (iv) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for 60 days;

(b) the Collateral Manager (i) willfully violates or willfully breaches any provision of this Agreement or any other Loan Document or (ii) breaches any covenant or agreement contained in this Agreement or any other Loan Document, in the case of this clause (ii), (A) if such breach is incapable of remedy, or if such breach is capable of remedy, such breach remains unremedied for a period of 30 days after the earlier of the date on which (x) written notice of such breach shall have been delivered to the Collateral Manager and (y) the Collateral Manager first obtained actual knowledge of such breach and (B) if such breach has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) the Engagement Letter is terminated by Barclays (or its Affiliate) for cause pursuant to the terms thereof;

(d) it becomes unlawful for the Collateral Manager to perform any of its obligations under this Agreement or the Loan Documents; and

(e) (i) the occurrence of an act by the Collateral Manager or any of its officers or managers that constitutes fraud or a criminal offense in the performance of its obligations under this Agreement or any other Loan Document applicable to it, (ii) the Collateral Manager being indicted for a criminal offense related to the commercial lending or asset management business of the Collateral Manager or (iii) any officer, director or manager of the Collateral Manager having responsibility for the management or administration of the Collateral or the performance by the Collateral Manager of its obligations under this Agreement or any other Loan Document being indicted for a criminal offense materially related to the business of the Collateral Manager, and such officer, director or manager has not been removed from having such responsibility within five days of such indictment.

“Collateral Obligation” means a Senior Secured Loan, a Second Lien Loan, a Qualified First Lien Loan or a First Lien/Last Out Loan (in each case whether originated by or assigned to the Borrower) or a Participation Interest in any Senior Secured Loan, Second Lien Loan, Qualified First Lien Loan or First Lien/Last Out Loan that as of the date of acquisition or origination by the Borrower meets each of the following criteria:

(a) provides the Borrower (or an agent on behalf of the applicable lenders with respect to such Collateral Obligation) with a valid, perfected security interest in the collateral granted under the applicable Related Contracts at the level of priority indicated therein; constitutes the legal and enforceable obligation of the applicable Obligor (except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors’ rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law); is owned by the Borrower free and clear of adverse claims (other than Permitted Liens); may be pledged and assigned by the Borrower in accordance with the terms of the applicable Related Contracts; with respect to which all steps required by Section 8.7 have been taken (or will be taken as soon as practicable) and in which the Collateral Agent holds (or will hold, once the necessary steps are taken) a first-priority perfected security interest for the benefit of the Secured Parties; and, at the time such Collateral Obligation was acquired or originated, was not subject to set-off or defense (other than a discharge in the event of a subsequent bankruptcy) by the related Obligor and, together with the documentation relating thereto, does not contravene in any material respect any applicable law, rule or regulation;

(b) is governed by the law of a state of the United States or the law of an Approved Foreign Jurisdiction;

(c) is an obligation of an Obligor Domiciled in the United States (or any state thereof), an Approved Foreign Jurisdiction or an Approved Tax Jurisdiction;

(d) is not an obligation (other than a Revolving Collateral Obligation or a Delayed Funding Obligation) pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower;

(e) unless otherwise approved in writing by the Facility Agent, the acquisition price (exclusive of the portion thereof attributable to accrued interest) of such Collateral Obligation paid by the Borrower therefor is not less than 87% of the Principal Balance thereof;

(f) is not a Bond (or any other type of debt security that is not a loan or a Participation Interest), Defaulted Loan, Credit Risk Obligation, Synthetic Security, a Bridge Loan, Structured Finance Obligation, Equity Security, a Real Estate Loan, a letter of credit or a PIK Loan;

(g) is not a Zero Coupon Loan, a finance lease or chattel paper;

(h) is not (i) an unsecured loan, (ii) a Subordinated Loan or (iii) a mezzanine loan;

(i) is not subject to forfeiture of principal based on a material non-credit related risk (such as the occurrence of a catastrophe), as reasonably determined by the Borrower or the Collateral Manager in accordance with the Servicing Standard;

(j) is not the subject of an Offer or called for redemption (except for any repayment under a Revolving Collateral Obligation of amounts that may be reborrowed thereunder pursuant to the applicable Related Contract);

(k) is denominated and payable in Dollars (and is not convertible into, or payable in, any other currency);

(l) does not constitute Margin Stock;

(m) provides for the full principal balance to be payable at or prior to the stated maturity thereof;

(n) does not subject the Borrower to withholding tax (other than withholding taxes imposed on commitment fees, amendment fees, waiver fees, consent fees, extension fees or other similar fees) unless the relevant Obligor is required to make “gross-up” payments or pay “additional amounts” in respect of, or otherwise compensate the Borrower for, the full amount of such withholding tax for any reason (including in the event of a change of law);

(o) has a maturity date prior to the Scheduled Maturity Date;

(p) if such Collateral Obligation is a Participation Interest, then such Participation Interest is acquired from (i) a Selling Institution Domiciled under the laws of the United States (or any state thereof) or any U.S. branch of a Selling Institution Domiciled outside the United States or (ii) with respect to Collateral Obligations the Obligors of which are Domiciled in an Approved Foreign Jurisdiction or an Approved Tax Jurisdiction, a Selling Institution Domiciled in an Approved Foreign Jurisdiction or an Approved Tax Jurisdiction, as applicable, in each case to the extent such Selling Institution satisfies the Applicable Counterparty Criteria;

(q) provides for payment of interest at least semi-annually;

(r) will not cause the Borrower or the pool of assets to be required to be registered as an investment company under the Investment Company Act;

(s) such Collateral Obligation has a Collateral Rating of at least “CCC+” (or the equivalent thereof);

(t) is Registered;

(u) is not an obligation of an Obligor Affiliated with the BDC or the Collateral Manager;

(v) is not a Cov-Lite Loan unless it is an Eligible Cov-Lite Loan; and

(w) provides for the payment of interest in cash at least equal to LIBOR (or the applicable replacement reference rate) plus 2.00% per annum (or, in the case of a fixed rate obligation, an interest rate of 4.00% per annum).

“Collateral Quality Matrix” means the Collateral Quality Matrix set forth on Schedule E. On or prior to the Closing Date, the Collateral Manager shall specify to the Agents (with a copy to the Senior Lenders) the Applicable Row Level to be in effect initially. Thereafter, upon not less than 2 Business Days’ prior written notice to the Agents (with a copy to the Senior Lenders), the Borrower or the Collateral Manager may specify a different Applicable Row Level than the one in use at that time; provided that the Borrower demonstrates compliance with all columns in the table for the proposed Applicable Row Level on Schedule E and the Collateral Manager confirms, on a pro forma basis, that (i) the Concentration Limitations would be maintained or improved after giving effect to such proposed Applicable Row Level, (ii) each of the Collateral Quality Tests would be satisfied after giving effect to such proposed Applicable Row Level; (iii) the Coverage Tests would be satisfied after giving effect to such proposed Applicable Row Level; (iv) the Portfolio Advance Rate is less than or equal to the Maximum Advance Rate after giving effect to such proposed Applicable Row Level; and (v) no Commitment Shortfall would occur as a result of giving effect to such proposed Applicable Row Level.

“Collateral Quality Test” means a test that is satisfied if, as of any date of determination, in the aggregate, the Collateral Obligations (excluding any Excess Concentration Amounts) owned (or in relation to a proposed acquisition of a Collateral Obligation, both owned and proposed to be owned) by the Borrower satisfy each of the tests set forth below, calculated in each case in accordance with Section 1.3:

(a) the Minimum Weighted Average Spread Test;

(b) the Minimum Weighted Average Coupon Test;

(c) the Maximum Weighted Average Maturity Test;

(d) the Minimum Diversity Score Test;

(e) the Maximum Weighted Average Risk Score Test; and

(f) the Minimum Weighted Average Recovery Rate Test.

“Collateral Rating” means, with respect to a Collateral Obligation, a public rating from any of S&P, Moody’s, Fitch or DBRS or a Credit Estimate from S&P.

“Collateral Report” has the meaning set forth in Section 5.1(g).

“Collateral Report Determination Date” means the 15th day of each calendar month; provided that if any such date is not a Business Day, such Collateral Report Determination Date shall be the next succeeding Business Day.

“Collection Account” means the trust account established pursuant to Section 8.2(a).

“Collections” means, with respect to any Collateral, all principal payments, interest payments, fees and other payments received by the Borrower with respect thereto and all other amounts paid with respect to such Collateral that are payable to the Borrower, including dividends of any type, distributions with respect thereto and any proceeds of collateral for, or any guaranty of, such Collateral or the relevant Obligor’s obligation to make payments with respect thereto.

“Commitment” means, with respect to each Senior Lender, the commitment of such Senior Lender to make Senior Loans to the Borrower prior to the Reinvestment Period End Date in an amount equal to such Senior Lender’s Percentage Share of the Senior Lender Funding Commitment, as such amount may be terminated or reduced (including pursuant to Section 2.7) from time to time in accordance with the terms of this Agreement.

“Commitment Fee Rate” has the meaning set forth in the Side Letter Agreement.

“Commitment Fees” means, respect to any Quarterly Payment Date, accruing for each day during each Interest Period, the sum of: the product of (i) the Commitment Fee Rate and (ii) the Undrawn Commitment for each day during the period between the prior Quarterly Payment Date (or the Closing Date, as the case may be) and the current Quarterly Payment Date divided by 360.

“Commitment Shortfall” shall exist if the Outstanding Senior Loans plus the Uncovered Amount would exceed the Senior Lender Funding Commitment.

“Concentration Limitations” means limitations that are satisfied if, as of any date of determination, in the aggregate, the Maximum Principal Balance of the Collateral Obligations owned (or, in relation to a proposed acquisition or origination of a Collateral Obligation, proposed to be owned) by the Borrower comply with all of the requirements set forth below, calculated as a percentage of Total Capitalization (unless otherwise specified) and in each case in accordance with the procedures set forth in Section 1.3:

(a) not more than 12.0% may consist of Collateral Obligations with Obligors in any one Industry Classification; provided that (i) as to the largest Industry Classification, up to 17.5% may consist of Collateral Obligations of Obligors that fall within such Industry Classification and (ii) as to the second largest Industry Classification, up to 15.0% may consist of Collateral Obligations of Obligors that fall within such Industry Classification;

(b) not more than 4.0% consist of obligations of any one Obligor (and Affiliates thereof); provided that up to five Obligors (and their respective Affiliates) may each constitute up to 6.0%;

(c) not more than 20.0% may consist of Qualified First Lien Loans, First Lien/Last Out Loans and Second Lien Loans; provided that (i) not more than 15.0% may consist of First Lien/Last Out Loans and Second Lien Loans and (ii) not more than 10.0% may consist of Second Lien Loans;

(d) not more than 5.0% consist of Fixed Rate Obligations;

(e) not more than 15.0% consist of Eligible Cov-Lite Loans;

(f) not more than 10.0% consist of DIP Loans;

(g) not more than 5.0% consist of Current Pay Obligations;

(h) not more than 5.0% consist of Collateral Obligations that permit the payment of interest to be made less frequently than quarterly and no more than semi-annually;

(i) not more than 15.0% consist of Revolving Collateral Obligations and Delayed Funding Obligations;

(j) the Aggregate Participation Exposure is not more than 15.0%;

(k) not more than 10.0% consist of Collateral Obligations whose Obligors are Domiciled in an Approved Foreign Jurisdiction; provided that no more than 5.0% of Total Capitalization may consist of Collateral Obligations with Obligors Domiciled in any single Approved Foreign Jurisdiction;

(l) not more than 7.5% consist of Collateral Obligations whose Obligors are Domiciled in an Approved Tax Jurisdiction;

(m) not more than 20.0% consist of Collateral Obligations with a Collateral Rating of “CCC+” (or the equivalent thereof) or below;

(n) not more than 25.0% consist of Collateral Obligations whose Obligors have a trailing twelve month EBITDA of less than $10,000,000, as measured at the time of such Collateral Obligation’s acquisition or origination based on the most recent financial information provided by the Obligor and relied upon for the Collateral Manager’s investment decision; provided that only if the CLO Transaction does not include an EBITDA limit in the definition of “Concentration Limitations”, this clause (n) shall not apply during the period from and including the CLO Pricing Date to and including the CLO Closing Date; provided further that this clause (n) shall be automatically reinstated if the CLO Transaction is not consummated within five Business Days after the expected CLO Closing Date;

(o) not more than 10.0% consist of Discount Loans; and

(p) at least 80.0% shall consist of Senior Secured Loans, cash and Eligible Investments.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, or similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Contingent Obligation” means, as to any Person, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (ii) any obligation of such Person required to be disclosed in the footnotes to such Person’s financial statements in accordance with GAAP, guaranteeing partially or in whole any non-recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the applicable interest rate, through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the Borrower required to be delivered pursuant to Section 5.1 hereof. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder by the person entitled to performance or payment thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is directly or indirectly recourse to such Person), the amount of the guaranty, to the extent it is directly or indirectly recourse to such Person, shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or cash equivalents to secure all or any part of such Person’s guaranteed obligations and (ii) in the case of any other guaranty, (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person.

“Controlling Parties” means, at any time, the Senior Lenders holding more than 50% in respect of the sum of (i) the Outstanding Senior Loans at such time and (ii) the aggregate unutilized Commitments at such time; provided, in each case, that in determining whether the Controlling Parties have consented to or approved any action or inaction, (i) the vote of any Borrower Affiliated Lender shall not be taken into account and the outstanding principal amounts and aggregate unutilized commitments held by each Borrower Affiliated Lender shall be excluded from the calculations set forth in this definition, (ii) the vote of any Defaulting Lender shall not be taken into account to the extent provided in Section 11.5(b)(ii) unless such Senior Lender is the only Senior Lender at such time, in which case such Senior Lender shall retain its voting rights and (iii) if a Senior Lender’s Commitment is reduced as the result of a Bail-In Action, the vote of any such Senior Lender shall be proportionally reduced unless such Senior Lender is the only Senior Lender at such time, in which case such Senior Lender shall retain its voting rights.

“Conversion Date” means any date selected by the Facility Agent for conversion of the applicable Requested Conversion Portion of Senior Loans.

“Converted Portion” has the meaning set forth in Section 2.7(a)(v).

“Corporate Trust Office” means the corporate trust office of the Collateral Agent currently located at 214 North Tryon Street, 26th Floor, Charlotte, North Carolina 28202, Attention: Global Corporate Trust, Reference: ABPCIC Funding I LLC or such other address as the Collateral Agent may designate from time to time by notice to the Borrower, the Facility Agent, and the Senior Lenders or the principal corporate trust office of any successor Collateral Agent.

“Cov-Lite Loan” means a Collateral Obligation the Related Contracts for which do not require the borrower thereunder to comply with any Maintenance Covenant (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by such Related Contracts); provided that, notwithstanding the foregoing, a Collateral Obligation shall be deemed not to be a Cov-Lite Loan if the Related Contracts for such Collateral Obligation contain a cross-default or cross-acceleration provision to, or such Collateral Obligation is pari passu with, another loan forming part of the same loan facility of the underlying Obligor that contains one or more Maintenance Covenants.

“Coverage Tests” means each of the Senior Overcollateralization Ratio Test and the Senior Interest Coverage Ratio Test.

“Covered Accounts” means, collectively, the Collection Account, the Custodial Account, the Future Funding Reserve Account, the Payment Account, the Lender Collateral Account, the Closing Expense Account and any subaccounts of each of the foregoing.

“Credit Estimate” means, with respect to any Collateral Obligation, a credit estimate obtained from S&P in each case in accordance with the Credit Estimate Procedures.

“Credit Estimate Procedures” means, with respect to any Collateral Obligation,

(a) if at any time such Collateral Obligation does not have a public rating from any of S&P, Moody’s, Fitch or DBRS, then the Borrower shall, within ten Business Days after (x) the acquisition of such Collateral Obligation or (y) the withdrawal of a public rating, apply to S&P for a Credit Estimate (and promptly notify the Collateral Agent of such application), which shall be used to determine the Risk Score for such Collateral Obligation; provided, that, until the receipt from S&P of such Credit Estimate, such Collateral Obligation will have an S&P rating as determined by the Collateral Manager in its sole discretion if the Collateral Manager certifies to the Facility Agent that it reasonably believes that such S&P rating determined by the Collateral Manager is commercially reasonable and will be at least equal to such rating (such rating determined by the Collateral Manager not to be higher than “B-”); provided, further, that if a Credit Estimate has not been obtained by S&P within 90 days after the acquisition of such Collateral Obligation it shall be deemed to have an S&P rating of “CCC-” until such time as S&P has provided a Credit Estimate;

(b) if the Risk Score of such Collateral Obligation is determined based on a Credit Estimate, (i) the Borrower shall renew such Credit Estimate at least annually and (ii) the Borrower shall notify S&P within ten Business Days of any amendment to the Related Contracts for such Collateral Obligation that, in the judgment of the Collateral Manager in accordance with the Servicing Standard, could reasonably be expected to materially impact the creditworthiness of such Collateral Obligation; and

(c) promptly following the receipt of a Credit Estimate from S&P with respect to such Collateral Obligation, the Borrower shall notify the Collateral Agent and provide the Collateral Agent with the letter providing of such Credit Estimate.

“Credit Improved Loan” means any Collateral Obligation that, in the Collateral Manager’s reasonable business judgment applying the Servicing Standard has significantly improved in credit quality from the condition of its credit at the time of origination or acquisition, which judgment may (but need not) be based on one or more of the following facts:

(a) the Obligor in respect of such Collateral Obligation has shown improved financial results since the published financial reports first produced after it was originated or acquired by the Borrower;

(b) the Obligor in respect of such Collateral Obligation since the date on which such Collateral Obligation was originated or acquired by the Borrower has raised significant equity capital or has raised other capital that has improved the liquidity or credit standing of such Obligor; or

(c) with respect to which one or more of the following criteria applies: (i) such Collateral Obligation has been upgraded or put on a watch list for possible upgrade by the rating agency providing the Collateral Rating since the date on which such Collateral Obligation was originated or acquired by the Borrower; (ii) the proceeds from a sale of such Collateral Obligation would be at least 101% of its purchase price; (iii) the price of such Collateral Obligation has changed during the period from the date on which it was originated or acquired by the Borrower to the proposed sale date by a percentage either more positive, or less negative, as the case may be, than the percentage change in the average price of the applicable Eligible Loan Index plus 0.25% over the same period; or (iv) the price of such Collateral Obligation changed during the period from the date on which it was originated or acquired by the Borrower to the date of determination by a percentage either more positive, or less negative, as the case may be, than the percentage change in a nationally recognized loan index selected by the Borrower or the Collateral Manager over the same period plus 0.50%.

“Credit Risk Obligation” means a Collateral Obligation that is not a Defaulted Loan but which has, in the Collateral Manager’s reasonable business judgment applying the Servicing Standard, a significant risk of declining in credit quality and, with lapse of time, becoming a Defaulted Loan, and is designated as a “Credit Risk Obligation” by the Borrower or the Collateral Manager.

“CRR” means EU Regulation 575/2013 (on prudential requirements for credit institutions and investment firms and amending Regulation (EU) 648/2012).

“Current Pay Obligation” means a Collateral Obligation that would otherwise be a Defaulted Loan as to which (i) all scheduled interest and principal payments due (other than those due as a result of any bankruptcy, insolvency, receivership or other analogous proceeding) were paid in Cash and the Borrower or the Collateral Manager reasonably expects that the remaining scheduled interest and principal payments due will be paid in cash, (ii) the Collateral Rating of such Collateral Obligation is at least “CCC” (or the equivalent thereof) and is not on a watch list for possible downgrade, (iii) the Market Value (which is not determined pursuant to clause (d) or (e) of the definition thereof) of such Collateral Obligation is at least 80% of par and (iv) if the Obligor of such Collateral Obligation is the subject of a bankruptcy, insolvency, receivership or other analogous proceeding, the bankruptcy court or other authorized official has authorized the payment of interest due and payable on such Collateral Obligation; provided that to the extent that more than 5% of Total Capitalization would otherwise constitute Current Pay Obligations, one or more Collateral Obligations (or portion thereof) designated by the Borrower having a Maximum Principal Balance at least equal to such excess shall be deemed not to constitute Current Pay Obligations and shall instead constitute Defaulted Loans.

“Custodial Account” means a custodial account at the Custodian, established in the name of the Collateral Agent pursuant to Section 8.4(a).

“Custodian” has the meaning set forth in Section 8.4(a).

“Daily Average Collateral Obligation Commitment Amount” means, for any Quarterly Payment Date, the daily average Aggregate Maximum Principal Balance of all Collateral Obligations for the Due Period relating to such Quarterly Payment Date (as certified by the Collateral Manager to the Collateral Agent based on the average of the Aggregate Principal Balance of all Collateral Obligations as of the reporting dates set forth in the last three Collateral Reports).

“Daily Report” has the meaning set forth in Section 8.9(a).

“DBRS” means DBRS, Inc., together with its successors.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless waived in accordance with Section 12.4 or cured, become an Event of Default.

“Defaulted Loan” means any Collateral Obligation as to which:

(a) a default as to the payment of principal and/or interest has occurred and is continuing with respect to such Collateral Obligation (without regard to any grace period applicable thereto, or waiver thereof, after the passage of five Business Days in the case of interest or three Business Days in the case of principal if the Borrower or the Collateral Manager determines that such default is unrelated to credit-related causes (which determination shall be reported in the next Collateral Report required to be delivered pursuant to Section 5.1(g)), but in no case beyond the passage of any grace period applicable thereto);

(b) the Borrower or the Collateral Manager has received written notice or a Senior Authorized Officer of the Borrower or the Collateral Manager has actual knowledge that a default as to the payment of principal and/or interest has occurred and is continuing on another debt obligation of the same Obligor that is senior or pari passu in right of payment to such Collateral Obligation (in each case, after the passage of three Business Days if the Borrower or the Collateral Manager determines that such default is unrelated to credit-related causes (which determination shall be reported in the next Collateral Report required to be delivered pursuant to Section 5.1(g) but only to the extent the Borrower has been notified or otherwise has knowledge of such default), but in no case beyond the passage of any grace period applicable thereto; provided that both the Collateral Obligation and such other debt obligation are full recourse obligations of the applicable Obligor);

(c) except in the case of a DIP Loan, the Obligor in respect of such Collateral Obligation has, or others have, instituted proceedings to have such Obligor adjudicated as bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed, or such Obligor has filed for protection under Chapter 11 of the Bankruptcy Code;

(d) except in the case of a DIP Loan, such Collateral Obligation has a Collateral Rating of “CC” (or the equivalent thereof) or below, or had such a rating immediately before such rating was withdrawn;

(e) the Borrower or the Collateral Manager has received notice or a Senior Authorized Officer of the Borrower or the Collateral Manager has actual knowledge that another debt obligation of the same Obligor that is senior or pari passu in right of payment to such Collateral Obligation has a Collateral Rating of “CC” (or the equivalent thereof) or below, or had such a rating immediately before such rating was withdrawn;

(f) a default with respect to which the Borrower or the Collateral Manager has received written notice, or a Senior Authorized Officer of the Borrower or the Collateral Manager has actual knowledge, that a default has occurred under the Related Contracts and any applicable grace period has expired and the holders of such Collateral Obligation have accelerated the repayment of the Collateral Obligation (but only until such acceleration has been rescinded) in the manner provided in the Related Contracts;

(g) such Collateral Obligation is a Participation Interest (until it is elevated or converted to an assigned loan) with respect to which the related Selling Institution has defaulted in any material respect in the performance of any of its payment obligations under the Participation Interest;

(h) such Collateral Obligation is a Participation Interest (until it is elevated or converted to an assigned loan) in a loan that would, if such loan were a Collateral Obligation, constitute a “Defaulted Loan” (other than under this clause (h)) or with respect to which the Selling Institution has a Collateral Rating of “CC” (or the equivalent thereof) or below, or had such a rating immediately before such rating was withdrawn;

(i) the Borrower or the Collateral Manager has in accordance with the Servicing Standard otherwise declared such Collateral Obligation to be a “Defaulted Loan”; or

(j) such Collateral Obligation has been placed on non-accrual status by the Collateral Manager;

provided that Current Pay Obligations shall not be considered to be Defaulted Loans, except that Current Pay Obligations (or portions thereof, as applicable) in excess of 5.0% of Total Capitalization shall be deemed to be Defaulted Loans as set forth in the proviso in the definition of “Current Pay Obligation”.

“Defaulting Lender” means a Senior Lender that has at any time (i) failed to fund all or any portion of its Senior Loans when and as required hereunder (other than failures to fund (a) solely as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied on the relevant Funding Date, but only for such time as such Senior Lender is continuing to engage in good faith discussions regarding the determination or resolution of such dispute, and such Senior Lender has notified the Facility Agent in writing of its intention not to fund and has specifically identified such condition precedent to funding that was not satisfied, or (b) solely as a result of a failure to disburse due to an administrative error or omission by such Senior Lender, and such failure is cured within five Business Days after such Senior Lender receives written notice or has actual knowledge of such administrative error or omission) or (ii) notified the Borrower and the Facility Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Senior Lender’s dispute as to the satisfaction of any condition precedent pursuant to the foregoing clause (a)) or generally under other agreements under which it shall have committed to extend credit.

“Delayed Funding Obligation” means a Collateral Obligation pursuant to which one or more future advances will be required to be made to the Obligor thereunder but which does not permit any such advance that has been made to be reborrowed once repaid by the Obligor; provided that such loan shall only be considered to be a Delayed Funding Obligation to the extent of the undrawn commitment and only for so long as any future funding obligations remain in effect.

“DIP Loan” means any interest in a loan or financing facility with a Collateral Rating or for which a Credit Estimate has been requested (i) which is an obligation of a debtor-in-possession as described in Section 1107 of the Bankruptcy Code or a trustee (if appointment of such trustee has been ordered pursuant to Section 1104 of the Bankruptcy Code) (a “Debtor”) organized under the laws of the United States or any State therein; (ii) which is paying interest on a current basis; and (iii) the terms of which have been approved by an order of the United States Bankruptcy Court, the United States District Court, or any other court of competent jurisdiction, the enforceability of which order is not subject to any pending contested matter or proceeding (as such terms are defined in the Federal Rules of Bankruptcy Procedure) and which order provides that (a) such DIP Loan is secured by liens on the Debtor’s otherwise unencumbered assets pursuant to Section 364(c)(2) of the Bankruptcy Code; (b) such DIP Loan is secured by liens of equal or senior priority on property of the Debtor’s estate that is otherwise subject to a lien pursuant to Section 364(d) of the Bankruptcy Code; (c) such DIP Loan is secured by junior liens on the Debtor’s encumbered assets and such DIP Loan is fully secured based upon a current valuation or appraisal report; or (d) if the DIP Loan or any portion thereof is unsecured, the repayment of such DIP Loan retains priority over all other administrative expenses pursuant to Section 364(c)(1) of the Bankruptcy Code.

“Discount Loan” means any Collateral Obligation that is acquired by the Borrower for a purchase price paid by the Borrower to the seller of such Collateral Obligation of less than 92% of the principal balance of such Collateral Obligation; provided that such Collateral Obligation shall cease to be a Discount Loan at such time as the Market Value of such Collateral Obligation, as determined daily for any period of 30 consecutive days since the acquisition by the Borrower of such Collateral Obligation, equals or exceeds 92% of the principal balance of such Collateral Obligation.

“Distribution” means any payment of principal or interest or any dividend or premium payment made on, or any other distribution in respect of, a Collateral Obligation or other security.

“Diversity Score” means a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth on Schedule D hereto.

“Dollars” and “$” mean lawful money of the United States of America.

“Domicile” or “Domiciled” means, with respect to any Obligor with respect to a Collateral Obligation, its country of organization or incorporation.

“Domicile Guarantee Criteria” means (a) the guarantee is one of payment and not of collection; (b) the guarantee provides that the guarantor agrees to pay all outstanding amounts owing by the related Obligor in respect of the obligations acquired (or proposed to be acquired) by the Borrower in full on each applicable due date and waives demand, notice and marshaling of assets; (c) the guarantee provides that the guarantor’s right to terminate or amend the guarantee is appropriately restricted; (d) the guarantee is unconditional, irrespective of value, genuineness, validity or enforceability of the guaranteed obligations, the guarantee provides that the guarantor waives any other circumstance or condition that would normally release a guarantor from its obligations and the guarantor also waives the right of set-off and counterclaim; (e) the guarantee provides that it reinstates if any guaranteed payment made by the primary obligor is recaptured as a result of the primary obligor’s bankruptcy or insolvency; and (f) in the case of cross-border transactions, the risk of withholding tax with respect to payments by the guarantor is addressed if necessary.

“Downgraded Lender” means a Senior Lender that fails to be an Approved Senior Lender in accordance with the terms of such definition.

“Draft Securitisation RTS” means the Draft Regulatory Technical Standards specifying requirements for originators, sponsors and original lenders relating to risk retention, published by the European Banking Authority on 31 July 2018.

“Due Date” means each date on which a Distribution is due on a Collateral Obligation.

“Due Period” means, with respect to any Quarterly Payment Date, the period commencing on the day immediately following the last day of the immediately preceding Due Period (or, in the case of the initial Due Period, the period commencing on the Closing Date) and ending on (and including) the Calculation Date immediately preceding such Quarterly Payment Date (or, in the case of the Due Period that is applicable to the Quarterly Payment Date occurring on the Scheduled Maturity Date, ending on the day preceding such Quarterly Payment Date).

“EBA” means the European Banking Authority (including any successor or replacement organization thereto).

“EBITDA” means earnings before interest, taxes, depreciation and amortization (determined, for any Collateral Obligation, in the manner provided in the Related Contracts).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EIOPA” means the European Insurance and Occupational Pensions Authority (including any successor or replacement organization thereto).

“Eligibility Criteria” means, as of the date of each acquisition or origination of a debt obligation (including in connection with a substitution pursuant to Section 10.1(a)(vii)), each of the following:

(a) each Concentration Limitation is satisfied immediately after giving effect to such acquisition or origination (or, if not satisfied immediately prior to such acquisition or origination, compliance with such Concentration Limitation is maintained or improved after giving effect to such acquisition or origination); provided that the acquisition or origination of a Collateral Obligation with any Excess Concentration Amount shall not be prohibited hereby, but such Excess Concentration Amount shall be given no credit for purposes of calculating the Collateral Quality Test, the Senior Overcollateralization Ratio Test and the Portfolio Advance Rate, as set forth in such definitions;

(b) each component of the Collateral Quality Test is satisfied immediately after giving effect to such acquisition or origination (or, if not satisfied immediately prior to such acquisition or origination, compliance with the Collateral Quality Test is maintained or improved after giving effect to such acquisition or origination);

(c) each Coverage Test is satisfied immediately after giving effect to such acquisition or origination;

(d) the Portfolio Advance Rate is less than or equal to the Maximum Advance Rate;

(e) each of the criteria in the definition of “Collateral Obligation” is satisfied with respect to such acquisition or origination of a debt obligation; provided that, for the avoidance of doubt, for purposes of determining whether the Eligibility Criteria have been satisfied, such criteria shall only be tested as of the date of such acquisition or origination of such debt obligation;

(f) immediately after giving effect to such acquisition or origination, no Commitment Shortfall shall have occurred;

(g) no Default shall have occurred and be continuing both before and after giving effect to such acquisition or origination;

(h) the EU Retention Provider, either itself or through related entities (including the Borrower), directly or indirectly, was involved or will be involved in negotiating the original agreements which created or will create over 50% (measured by total nominal amount) of all the Collateral Obligations acquired (or committed to be acquired) by the Borrower, such proportion measured on the basis of the nominal value at each respective origination of all the Collateral Obligations acquired (or committed to be acquired) by the Borrower in aggregate during the term of this Agreement; and

(i) only in relation to any Collateral Obligations to be acquired by the Borrower that will not be acquired from the EU Retention Provider, the EU Retention Provider, either itself or through related entities (including the Borrower), directly or indirectly, was involved or will be involved in negotiating the original agreements which created or will create over 50% (measured by total nominal amount) of all the Collateral Obligations acquired (or committed to be acquired) by the Borrower, such proportion measured on the basis of the nominal value at each respective origination of all the Collateral Obligations that are expected to be held by the Borrower following the settlement of any such acquisition.

“Eligible Account Bank” means, with respect to any specified account, a financial institution:

(a) (x) that (i) if such account is a fully segregated trust account with the trust department or corporate trust department of such financial institution, has a long-term rating of at least “A” (or the equivalent thereof) from S&P, Moody’s or Fitch; or (ii) otherwise, has a long-term rating of at least “AA” (or the equivalent thereof) from S&P, Moody’s or Fitch (provided that if such financial institution ceases to have a long-term rating of at least “AA” (or the equivalent thereof) from S&P, Moody’s or Fitch, it is replaced within 30 days by a financial institution with a long-term rating of at least “AA” (or the equivalent thereof) from S&P, Moody’s or Fitch); and (y) that has a combined capital and surplus of at least $200,000,000; or

(b) as to which the Borrower and the Controlling Parties have consented to such financial institution constituting an “Eligible Account Bank” hereunder.

“Eligible Cov-Lite Loan” means (A) a Cov-Lite Loan that (i) is a Senior Secured Loan, (ii) has a Collateral Rating of “B-” (or the equivalent thereof) or higher, and (iii) constitutes all, or part, of a tranche at least equal to $200,000,000 at the time such loan is issued or (B) a Cov-Lite Loan that (i) is a Second Lien Loan or a First Lien/Last Out Loan, (ii) has a Collateral Rating of “B-” (or the equivalent thereof) or higher, and (iii) constitutes all, or part, of an Obligor with total secured debt of at least equal to $350,000,000 at the time such loan is issued.

“Eligible First Lien Tranches” has the meaning set forth in the definition of “First Lien/Last Out Loan”.

“Eligible Investment Required Ratings” means, in the case of each Eligible Investment, a short-term public rating from S&P, Moody’s or Fitch of at least “A-1” (or the equivalent thereof) and, in the case of any Eligible Investment with a maturity of longer than 90 days, a long-term public rating from S&P, Moody’s or Fitch of at least “AA-” (or the equivalent thereof).

“Eligible Investments” means any investment denominated in Dollars that, at the time it is delivered to the Collateral Agent (directly or through a financial intermediary or bailee), is one or more of the following obligations or securities:

(i) direct obligations of, and obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America;

(ii) demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depositary institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities so long as the commercial paper and/or the debt obligations of such depositary institution or trust company (or, in the case of the principal depositary institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(iii) non-extendable commercial paper or other short-term obligations with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance;

(iv) money market funds domiciled outside of the United States which funds have, at all times, the highest Moody’s credit rating assignable at such time and credit ratings of “AAA-mf” by Standard & Poor’s;

(v) any other investment similar to those described in clauses (i) through (iv) above which (a) has the Eligible Investment Required Ratings at the time of such investment and (b) has been approved by the Controlling Parties;

and, in the case of (i) through (iii) and (v) above, with a stated maturity (after giving effect to any applicable grace period) no later than the Business Day immediately preceding the Quarterly Payment Date next following the Interest Period in which the date of investment occurs; provided that none of the foregoing obligations or securities shall constitute Eligible Investments if (a) such obligation or security has an “f”, “r”, “p”, “pi”, “q” or “t” subscript assigned by

Standard & Poor’s, (b) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (c) such obligation or security is subject to any withholding tax unless the issuer of the security is required to make “gross-up” payments or pay “additional amounts” in respect of, or otherwise compensate the holder of such security for, the full amount of such withholding tax for any reason (including in the event of a change of law), (d) such obligation or security is secured by real property, (e) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (f) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action or (g) in the Borrower’s or the Collateral Manager’s judgment, such obligation or security is subject to material non-credit related risks. Eligible Investments may include, without limitation, those investments for which an Agent or an affiliate of an Agent provides services. Any investment, which otherwise qualifies as an Eligible Investment, may (1) be made by the Collateral Agent or any of its Affiliates and (2) be made in securities of any entity for which the Collateral Agent or any of its Affiliates receives compensation or serves as offeror, distributor, investment adviser or other service provider.

“Eligible Loan Index” means, with respect to each Collateral Obligation, one of the following indices as selected by the Borrower or the Collateral Manager upon the origination or acquisition of such Collateral Obligation: the CSFB Leveraged Loan Indices (formerly the DLJ Leveraged Loan Index Plus), the Deutsche Bank Leveraged Loan Index, the Goldman Sachs/Loan Pricing Corporation Liquid Leveraged Loan Index, the Banc of America Securities Leveraged Loan Index, the S&P/LSTA Leveraged Loan Indices or any other nationally recognized loan index subject to the consent of the Controlling Parties (collectively, the “Approved Indices”); provided that the Borrower or the Collateral Manager may change the index applicable to a Collateral Obligation to another of the Approved Indices at any time following the origination or acquisition thereof after giving notice to the Facility Agent and the Collateral Agent.

“Engagement Letter” means the engagement letter with respect to the Borrower dated January 17, 2019 and entered into by the BDC and an Affiliate of the Facility Agent, as the same may be amended from time to time.

“Equity Funding” means any funding or deposit of cash or Collateral Obligations by the BDC to the Borrower in accordance with the terms hereof and the LLC Agreement.

“Equity Security” means any equity security or any other security or loan that is not eligible for acquisition by the Borrower as a Collateral Obligation and any security acquired by the Borrower as part of a “unit” with a Collateral Obligation and which itself is not eligible for acquisition by the Borrower as a Collateral Obligation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b) or (c) or, for the purposes of Section 412 of the Code and Section 302 of ERISA, (m) or (o) of the Code, with the Borrower.

“ESMA” means the European Securities and Markets Authority (including any successor or replacement organization thereto).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Retention Provider” means the BDC.

“EU Retention Requirement” has the meaning assigned to such term in the Retention Letter.

“EU Securitisation Laws” means the requirements contained in the EU Securitisation Regulation, together with any guidelines or other materials published by the European Supervisory Authorities (joint or individually) in relation thereto, the Draft Securitisation RTS and any other delegated regulations of the European Commission (including the final enacted form of the Draft Securitisation RTS and in each case including any amendments thereto).

“EU Securitisation Regulation” means Regulation (EU) 2017/2402.

“Eurodollar Rate Loans” means Senior Loans accruing interest at an Applicable Rate based upon the Adjusted London Interbank Offered Rate.

“Euro-Dollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Senior Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Senior Lender to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

“European Supervisory Authorities” means, together, the EBA, the ESMA and the EIOPA.

“Event of Default” has the meaning set forth in Section 6.1.

“Excess Concentration Amount” means, without duplication, at any time in respect of which any one or more of the Concentration Limitations are exceeded, all or any portion of each Collateral Obligation that causes such Concentration Limitations to be exceeded.

“Excess Concentration Loans” means, without duplication, all or any portion of each Collateral Obligation that is included in the Excess Concentration Amount.

“Excess Reserve Amount” means, on any date, the excess (if any) of:

(a) the amount standing to the credit of the Future Funding Reserve Account on such date over

(b) (i) the aggregate Unfunded Amount on such date minus (ii) if such date is prior to the Reinvestment Period End Date, the Undrawn Commitment.

“Excluded Liability” means any liability that is excluded under the Bail-In Legislation from the scope of any Bail-In Action including, without limitation, any liability excluded pursuant to Article 44 of the Bank Recovery and Resolution Directive.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to each Senior Lender and the Facility Agent or required to be withheld or deducted from a payment to such Person, (i) Taxes imposed on or measured by its net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (A) imposed as a result of any Senior Lender or the Facility Agent (as the case may be) being organized under the laws of, or having its principal office or, in the case of each Senior Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of each Senior Lender, withholding Taxes imposed on amounts payable to or for the account of such Senior Lender with respect to an applicable interest in a Senior Loan or Commitment pursuant to a law in effect on the date on which (y) such Senior Lender acquires such interest in the Senior Loan or Commitment or (z) such Senior Lender changes its lending office, except in each case to the extent that, pursuant to Section 11.4, amounts with respect to such Taxes were payable either to such Senior Lender’s assignor immediately before such Senior Lender became a party hereto or to such Senior Lender immediately before it changed its lending office, (iii) Taxes attributable to such Senior Lender or the Facility Agent’s failure to comply with Section 11.4(d) and (iv) any amounts withheld pursuant to FATCA.

“Facility Agent” means Barclays, in its capacity as facility agent for the Senior Lenders hereunder, and its successors in such capacity.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with such Sections of the Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such an intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the FRBNY on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average (rounded upward, if necessary, to the next 1/100th of 1%) of the quotations for such day of such transactions received by the Facility Agent from three federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.

“Fee Proceeds” means all amounts in the Collection Account representing upfront, commitment, amendment and waiver, late payment (including compensation for delayed settlement or trades), anniversary, annual, facility, prepayment, redemption or any other fees of any type received by the Borrower in respect of any Collateral Obligation and any excess, with respect to Participation Interests in Collateral Obligations which have been sold by the Borrower pursuant to Section 10.1(b), of the interest paid by the applicable Obligor in respect of the portion of such Collateral Obligation that is the subject of such Participation Interest over the amount of interest required to be paid by the Borrower to the purchaser of such Participation Interest pursuant to the underlying participation agreement. Fee Proceeds shall in all cases constitute Interest Proceeds.

“Financial Sponsor” means any Person whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“First Lien/Last Out Loan” means a Collateral Obligation that would be a Senior Secured Loan but for the fact that, in the case of an event of default under the applicable Related Contract, the lenders thereunder will be paid after one or more tranches of first lien loans (inclusive of any revolving loan commitments) (such tranches, “Eligible First Lien Tranches”) funded under such Related Contract (for which purposes an Obligor’s obligations in respect of its trade claims, accounts receivables, inventory, capitalized leases or similar obligations shall be deemed not to constitute such first lien loans) issued by the same Obligor have been paid in full in accordance with a specified waterfall of payments. For purposes of this Agreement, unless otherwise explicitly stated herein, a First Lien/Last Out Loan shall not constitute a Senior Secured Loan.

“Fitch” means Fitch Ratings, Inc., together with its successors.

“Fixed Rate Obligation” means any Collateral Obligation that bears a fixed rate of interest.

“FRBNY” means the Federal Reserve Bank of New York.

“Funding” has the meaning assigned to such term in Section 2.1.

“Funding Date” means the date of a Funding.

“Funding Losses” means any amounts due to any Senior Lender under Section 2.9 and payable pursuant to the Priority of Payments.

“Funding Request” has the meaning set forth in Section 2.2(a).

“Future Funding Reserve Account” means the trust account established pursuant to Section 8.3(b).

“Future Funding Reserve Loan” has the meaning set forth in Section 2.1.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“Grant” means to grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set-off against, deposit, set over and confirm. A Grant of the Collateral, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including without limitation the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Collateral, and all other Moneys payable thereunder, to give and receive notices and other communications, to give consents, waivers or make other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Increased Costs” means (i) a reduction in the rate of return from the Facility or on a Senior Lender’s overall capital; (ii) an additional or increased cost of making or maintaining any Senior Loan and (iii) any increased cost or reduction in the rate of return resulting from an increased regulatory capital charge or otherwise, which is incurred or suffered by a Senior Lender or any of its Affiliates; provided that such amounts shall be no greater than that which such Senior Lender is generally claiming from its other borrowers similarly situated to Borrower, as reasonably evidenced to the Borrower at the time such amount is requested, in each case due under Section 11.3 and payable in accordance with the Priority of Payments.

“Incurrence Covenant” means a covenant by any borrower to comply with one or more financial covenants (including without limitation any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) only upon the occurrence of certain actions of the borrower, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Indebtedness” of any Person means, without duplication, (a) as shown on such Person’s balance sheet (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property and (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument (whether or not disbursed in full), (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (c) all Contingent Obligations of such Person, and (d) all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements which were not entered into specifically in connection with Indebtedness set forth in clauses (a), (b) or (c) hereof.

“Indemnified Taxes” means any amounts due to any Senior Lender under Section 11.4 and payable pursuant to the Priority of Payments.

“Indemnitee” has the meaning set forth in Section 12.3(b).

“Industry Classification” means each industry identified on Schedule B.

“Initial Equity Funding Amount” means at least $46,000,000.

“Initial Equity Funding Condition” has the meaning set forth in Section 3.2(b).

“Initial Funding Date” has the meaning set forth in Section 3.2.

“Initial Funding Portfolio Conditions” means conditions that are satisfied if as of the Initial Funding Date, the Borrower owns Collateral Obligations that meet the following requirements: (x) the sum of (i) the aggregate Adjusted Collateral Principal Amount plus (ii) the Net Aggregate Uncovered Amount is at least $130,000,000 and (y) no more than one such Collateral Obligation is a Collateral Obligation that is not a Senior Secured Loan; provided that this subclause (y) shall not apply if the Diversity Score is greater than 7 as of the Closing Date.

“Interest Coverage Amount” means, at any time, without duplication, the sum of (a) the scheduled interest payments and scheduled fees due (in each case regardless of whether the applicable payment date has yet occurred) on the Collateral Obligations (excluding Defaulted Loans to the extent set forth in the definition of “Interest Proceeds”) for the then-current Due Period; (b) amounts on deposit in the Collection Account, including Eligible Investments, representing Interest Proceeds; and (c) scheduled interest on Eligible Investments held in the Collection Account, the Future Funding Reserve Account and the Closing Expense Account, in each case for the then-current Due Period;.

“Interest Period” means, with respect to each Funding, (a) the period from (and including) the date of such Funding to but excluding the following Quarterly Payment Date and (b) each successive period from and including each Quarterly Payment Date to but excluding the following Quarterly Payment Date until the principal of such Funding is repaid.

“Interest Proceeds” means, with respect to any Pledged Collateral (including Cash), (a) any payments with respect thereto that are attributable to interest or yield in accordance with the Related Contracts of such Pledged Collateral (but excluding Purchased Accrued Interest), (b) all Fee Proceeds (other than (x) fees received in connection with a Specified Change or (y) origination fees or amounts payable in respect of original issue discount of the related Collateral Obligation, which, in each case shall be Principal Proceeds), (c) all cash capital contributions made to the Borrower that, to the extent provided in Section 6.5, are to be treated as Interest Proceeds and (d) any amounts deposited in the Collection Account from the Closing Expense Account in accordance with Section 8.3(d). No amounts that are required by the terms of any participation agreement to be paid by the Borrower to any Person to whom the Borrower has sold a Participation Interest shall constitute “Interest Proceeds” hereunder. Any amounts received in respect of any Defaulted Loan will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all Collections in respect of such Defaulted Loan since it became a Defaulted Loan equals the outstanding principal balance of such Collateral Obligation at the time it became a Defaulted Loan; thereafter, any such amounts will constitute Interest Proceeds. Any amounts received in respect of any Equity Security will constitute Principal Proceeds (and not Interest Proceeds).

“Interpolated Rate” means (a) for any Interest Period equal to three months, three month LIBOR as calculated in accordance with the definition of “LIBOR” and (b) for any Interest Period of less than or greater than three months, the rate determined through the use of straight-line interpolation by reference to two rates calculated in accordance with the definition of “LIBOR”, one of which shall be determined as if the maturity of the Dollar deposits referred to therein were the period of time for which rates are available next shorter than the Interest Period and the other of which shall be determined as if such maturity were the period of time for which rates are available next longer than the Interest Period; provided that if an Interest Period is less than or equal to seven days, then LIBOR shall be determined by reference to a rate calculated in accordance with the definition of “LIBOR” as if the maturity of the Dollar deposits referred to therein were a period of time equal to seven days.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Criteria Adjusted Balance” means, with respect to any Collateral Obligation, the Principal Balance of such Collateral Obligation; provided that for all purposes the Investment Criteria Adjusted Balance of any Discount Loan shall be the purchase price of such Discount Loan (after adding the amount of any subsequent borrowings and subtracting the amount of any subsequent repayments thereof).

“IRS” means the U.S. Internal Revenue Service.

“Lender Collateral Account” means the trust account established pursuant to Section 8.3(c).

“LIBOR Business Day” means any day except a Saturday, a Sunday or a day on which commercial banks in London or New York City are authorized or required by law to close.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, any Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“LLC Agreement” means the Limited Liability Company Agreement of the Borrower, dated as of January 30, 2019, made and entered into by the BDC, in its capacity as the initial member of the Borrower, as further amended, restated or otherwise modified from time to time.

“Loan Documents” means this Agreement, the Account Control Agreement, the Collateral Management Agreement, the Collateral Administration Agreement, the Notes, the Master Transfer Agreement, the Side Letter Agreement and the Retention Letter.

“Loan Tape” has the meaning set forth in Section 5.1(m).

“London Interbank Offered Rate” or “LIBOR” means, with respect to any Interest Period, the Interpolated Rate (expressed as a percentage per annum rounded upwards to the nearest one hundredth (1/100) of one percent (1%)) for deposits in Dollars for the appropriate periods that appear on Reuters Page LIBOR01 (or on any successor or substitute page or service providing quotations of interest rates applicable to dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Facility Agent from time to time) as reported by Bloomberg Financial Markets Commodities News as of 11:00 a.m., London time, two LIBOR Business Days before the first day of such Interest Period. If such rates do not appear on Reuters Page LIBOR01 (or on any such successor or substitute page or service referred to above) as of 11:00 a.m., London time, two LIBOR Business Days before the first day of such Interest Period, the Facility Agent will request the principal London office of any four (4) major reference banks in the London interbank market selected by the Facility Agent to provide such bank’s offered quotation (expressed as a percentage per annum rounded upwards to the nearest one hundredth (1/100) of one percent (1%)) to prime banks in the London interbank market for deposits in Dollars for the appropriate periods as of 11:00 a.m., London time, on such date for amounts comparable to the then outstanding principal amount of the Senior Loan (if available). If at least two such offered quotations are so provided, LIBOR will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Facility Agent will request any three (3) major banks in New York City selected by the Facility Agent to provide such bank’s rate (expressed as a percentage per annum rounded upwards to the nearest one hundredth (1/100) of one percent (1%)) for loans in Dollars to leading European banks for the appropriate periods as of approximately 11:00 a.m., New York City time, on the date which is two LIBOR Business Days before the first day of such Interest Period for amounts comparable to the then outstanding principal amount of the Senior Loan (if available). If at least two such rates are so provided, the London Interbank Offered Rate will be the arithmetic mean of such rates. If fewer than two rates are so provided, then the London Interbank Offered Rate will be the rate provided. Notwithstanding the foregoing, if LIBOR ceases to exist or is reasonably expected to cease to exist within the succeeding three (3) months, the Facility Agent may amend this Agreement to replace references herein to LIBOR (and any associated terms and provisions) with any alternative floating reference rate (and any associated terms and provisions) that is then being generally used in U.S. credit markets for similar types of facilities (including collateralized loan obligation transactions) with notice to the Borrower and the Collateral Manager; provided that if the Borrower (or the Collateral Manager on behalf of the Borrower) objects to such alternative reference rate proposed by the Facility Agent within 10 days of such notice, the Facility Agent, the Borrower and the Collateral Manager shall reasonably cooperate with each other in good faith in order to adopt an alternative reference rate. Notwithstanding the foregoing, if no alternative reference rate is adopted within 30 days of notice from the Facility Agent, the provisions of Section 11.1 shall apply.

“Maintenance Covenant” means a covenant by any borrower to comply with one or more financial covenants (including without limitation any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) during each reporting period, whether or not such borrower has taken any specified action; provided that a covenant which otherwise satisfies the definition hereof but only applies when amounts are outstanding under the related loan shall constitute a Maintenance Covenant.

“Margin Stock” shall have the meaning provided such term in Regulation U.

“Market Value” means, as of any date of determination, with respect to any loans or other assets, the amount (determined by the Borrower or the Collateral Manager in accordance with the Servicing Standard) equal to the product of the outstanding principal amount thereof and the price determined in the following manner:

(a) the bid-side quote determined by any of (i) Loan Pricing Corporation, LoanX Inc., MarkIt Partners, Mergent, Inc. or IDC or (ii) any other nationally recognized loan pricing service selected by the Borrower or the Collateral Manager with notice to the Senior Lenders; provided that the Controlling Parties may object to the selection of any loan pricing service selected pursuant to the immediately preceding clause (ii) within five Business Days after receipt of such notice;

(b) if such quote described in clause (a) is not available,

(i) the average of the bid-side quotes determined by three independent SEC-registered broker-dealers active in the trading of such asset;

(ii) if only two such bids can be obtained, the lower of the bid-side quotes of such two bids; or

(iii) if only one such bid can be obtained, such bid;

provided that a bid provided pursuant to this clause (b) shall not be from any of the Borrower, the Collateral Manager or any Affiliate of any thereof; or

(c) if the Market Value of an asset cannot be determined in accordance with clause (a) or (b) above, then the Market Value shall be the Appraised Value; provided that (i) the Appraised Value of such Collateral Obligation has been obtained or updated within the immediately preceding three months and (ii) if the Appraised Value of a Collateral Obligation is determined pursuant to clause (B) of the definition of “Appraised Value”, the Market Value of such Collateral Obligation shall not exceed the aggregate principal amount thereof (or the portion thereof held by the Borrower);

(d) if such quote or bid described in clause (a), (b) or (c) is not available, then the Market Value of such Collateral Obligation shall be the lower of (i) the Principal Balance of such Collateral Obligation multiplied by the applicable Recovery Rate for such Collateral Obligation and (ii) if any, the Market Value determined by the Borrower or the Collateral Manager (according to its own internal marking procedure) exercising reasonable commercial judgment in accordance with the Servicing Standard, consistent with the manner in which it would determine the market value of an asset for purposes of other funds or accounts managed by it; provided that if the Collateral Manager is not a registered investment adviser under the Investment Advisers Act, the Market Value of any such asset may not be determined in accordance with this clause (d) for more than 45 days; or

(e) if the Market Value of an asset cannot be determined in accordance with clause (a), (b), (c) or (d) above, then the Market Value shall be deemed to be zero until such determination is made in accordance with clause (a), (b), (c) or (d) above.

“Master Transfer Agreement” means the Master Loan Sale and Contribution Agreement, dated as of the date hereof, between the BDC, as seller, and the Borrower, as buyer, as amended, restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” means any event that has, or could reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or operations of the Borrower or the Collateral Manager, (b) the ability of the Borrower, the Collateral Manager or the EU Retention Provider to perform its obligations under the Loan Documents or (c) the rights, interests, remedies or benefits (taken as a whole) available to the Senior Lenders or the Agents under the Loan Documents, each as determined in good faith and on a commercially reasonable basis by the Senior Lenders.

“Maturity Date” means the earliest to occur of (a) the CLO Closing Date, (b) the Scheduled Maturity Date, (c) the Business Day on which the Borrower has received final payment on the last Collateral to be disposed of following the termination of the Commitments pursuant to Section 6.2 or (d) the Business Day following the date on which the Borrower has paid its obligations in full pursuant to Section 2.7.

“Maximum Advance Rate” means, on any Measurement Date, the Row Advance Rate for the Applicable Row Level in effect at such time in the Collateral Quality Matrix.

“Maximum Principal Balance” means, as of any date of determination and with respect to all or any specified portion of the Collateral Obligations, the sum of (a) the Principal Balance of such Collateral Obligations as of such date and (b) in the case of any such Collateral Obligations that are Revolving Collateral Obligations or Delayed Funding Obligations, the Uncovered Amounts thereof.

“Maximum Weighted Average Maturity Test” is a test satisfied on any Measurement Date if the Weighted Average Life of all Collateral Obligations as of such date is less than or equal to (a) 6.5 years minus (b) the number of years (rounded to the nearest quarter) that have elapsed since the Closing Date.

“Maximum Weighted Average Risk Score Test” means a test that will be satisfied on any Measurement Date if the Weighted Average Risk Score of the Collateral Obligations is less than or equal to the numerical equivalent of the Row Weighted Average Risk Score based upon the Applicable Row Level from the Collateral Quality Matrix and as determined as provided on Schedule C hereto.

“Measurement Date” means each Calculation Date, each day Collateral Obligations are acquired, originated or sold, each Collateral Report Determination Date and each day pursuant to the reasonable request of the Controlling Parties; provided that if any such date is not a Business Day, such Measurement Date shall be the next succeeding Business Day.

“Minimum Diversity Score Test” means a test that will be satisfied on any Measurement Date if the Diversity Score equals or exceeds the Row Diversity Score for the Applicable Row Level in effect at such time in the Collateral Quality Matrix.

“Minimum Weighted Average Coupon Test” means a test that will be satisfied on any Measurement Date if the Weighted Average Coupon equals or exceeds 8.0%.

“Minimum Weighted Average Recovery Rate Test” means a test that will be satisfied on any Measurement Date if the Weighted Average Recovery Rate equals or exceeds the Row “AA” Recovery Level corresponding to the Applicable Row Level then in effect.

“Minimum Weighted Average Spread Test” means a test that will be satisfied on any Measurement Date if the Weighted Average Spread equals or exceeds the Minimum Weighted Average Spread Test Level.

“Minimum Weighted Average Spread Test Level” means, on any Measurement Date, the Row Spread Level for the Applicable Row Level in effect at such time in the Collateral Quality Matrix.

“Money” shall have the meaning specified in Section 1-201(24) of the UCC.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means at any time a “multiemployer plan” within the meaning of Section 4001(a) (3) of ERISA to which the Borrower or a member of its ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Net Aggregate Uncovered Amount” means the excess (if any) of (i) the aggregate Unfunded Amount on such date over (ii) the sum of (x) amounts on deposit in the Future Funding Reserve Account on such date and (y) amounts on deposit in the Collection Account on such date, including Eligible Investments, representing Principal Proceeds.

“Net Purchased Collateral Obligation Balance” means, as of any date of determination, an amount equal to (a) the Aggregate Principal Balance of all Collateral Obligations sold and/or contributed to the Borrower by the Seller pursuant to the Master Transfer Agreement (the “Seller Collateral Obligations”) prior to such date minus (b) the Aggregate Principal Balance of all Collateral Obligations that are Seller Collateral Obligations that are optionally repurchased or substituted by the Seller pursuant to the Master Transfer Agreement prior to such date.

“Net Purchased Non-Seller Collateral Obligation Balance” means, as of any date of determination, an amount equal to (a) the Aggregate Principal Balance of all Collateral Obligations that are not Seller Collateral Obligations acquired by the Borrower prior to such date minus (b) the Aggregate Principal Balance of all Collateral Obligations that are not Seller Collateral Obligations optionally purchased or substituted by the Seller pursuant to the Master Transfer Agreement prior to such date.

“Note” means each promissory note, if any, issued by the Borrower to a Senior Lender in accordance with the provisions of this Agreement, substantially in the applicable form set forth on Exhibit A hereto, as the same may from time to time be amended, supplemented, waived or modified.

“Obligations” means all obligations, liabilities and Indebtedness of every nature of the Borrower, from time to time owing to the Agents, the Senior Lenders and the other Secured Parties under or in connection with this Agreement and the other Loan Documents, including, without limitation, (a) the unpaid principal amount of, and interest on (including interest which, but for the commencement of an insolvency, reorganization or bankruptcy case or proceeding or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Borrower or with respect to any of its assets, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in any such case or proceeding), all Senior Loans then outstanding, and (b) all fees, expenses, indemnity payments and other amounts owed to any Secured Party pursuant to this Agreement and the other Loan Documents, in each case, whether or not then due and payable.

“Obligor” means, with respect to a Collateral Obligation, any Person who is obligated to repay such Collateral Obligation (including, if applicable, a guarantor thereof), or any Person whose assets are relied upon by the Borrower at the time such Collateral Obligation was originated or acquired by the Borrower as the source of repayment of such Collateral Obligation.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offer” means with respect to any loan or security, any offer by the obligor or issuer of such loan or security or by any other Person made to all of the holders of such loan or security to purchase or otherwise acquire such loan or security (other than pursuant to any redemption in accordance with the terms of the applicable Related Contracts) or to convert or exchange such loan or security into or for Cash, securities or any other type of consideration.

“Other Connection Taxes” means, with respect to any Senior Lender or the Facility Agent, Taxes imposed as a result of a present or former connection between such Senior Lender or the Facility Agent and the jurisdiction imposing such Tax (other than connections arising from such Senior Lender or the Facility Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Senior Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.5).

“Outstanding Senior Loans” means, as of any date of determination, the aggregate outstanding principal amount of the Senior Loans.

“Participant” has the meaning set forth in Section 12.5(b)(i).

“Participant Register” has the meaning set forth in Section 12.5(b)(ii).

“Participation Interest” means a participation interest in a loan that, at the time of acquisition, or the Borrower’s commitment to acquire the same, satisfies each of the following criteria: (i) such participation interest would constitute a Collateral Obligation were it acquired directly, (ii) the Selling Institution is a lender in respect of such loan, (iii) the aggregate participation interest in such loan granted by such Selling Institution to any one or more participants does not exceed the principal amount or commitment with respect to which the Selling Institution is a lender under such loan, (iv) such participation interest does not grant, in the aggregate, to the participant in such participation interest a greater interest than the Selling Institution holds in the loan or commitment that is the subject of the participation interest, (v) the entire purchase price for such participation interest is paid in full (without the benefit of financing from the Selling Institution or its Affiliates) at the time of the Borrower’s acquisition thereof, (vi) the participation interest provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the participation interest and (vii) such participation interest is documented under a Loan Syndications and Trading Association, Loan Market Association or similar agreement standard for loan participation transactions among institutional market participants. For the avoidance of doubt, a Participation Interest shall not include a sub-participation interest in any loan.

“Payment Account” means the payment account established pursuant to Section 8.3(a).

“Payment Date Report” has the meaning set forth in Section 9.1(c).

“Percentage Share” means, with respect to a Senior Lender on the Closing Date, the number designated as the “Percentage Share” opposite its name on Schedule H hereto (which schedule may be updated from time to time after the Closing Date) and, with respect to any Senior Lender after the Closing Date, the number designated as the “Percentage Share” opposite its name on the signature pages to the Assignment and Assumption, as applicable.

“Permitted Liens” means (a) Liens for state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or if the Borrower shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower, and no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced with respect to such Liens, (b) Liens granted to the Collateral Agent for the benefit of the Secured Parties pursuant to or by the Loan Documents, (c) Liens in favor of the Borrower created pursuant to the Master Transfer Agreement and assigned to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement, (d) the restrictions on transferability imposed by the Related Contracts (but only to the extent relating to customary procedural requirements and agent and Obligor consents (except where the Collateral Manager or any of its Affiliates is the agent) expected to be obtained in due course and provided that any Obligor consents will be obtained prior to the delivery of the related Collateral hereunder pursuant to Section 8.7), (e) the restrictions on transferability imposed by any shareholder agreements in respect of Equity Securities acquired in connection with the restructuring of a Collateral Obligation or the exercise of remedies with respect thereto, (f) with respect to agented Collateral Obligations, Liens in favor of the lead agent, the collateral agent or the paying agent for the benefit of all holders of indebtedness of such Obligor under the related Collateral Obligation and (g) with respect to any interest in Related Property, materialman’s, warehouseman’s, mechanics’ and other Liens arising by operation of law in the ordinary course of business if such sums shall not at the time be due and payable or if the appropriate person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the appropriate person, and no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced with respect to such Liens.

“Permitted Purchaser” has the meaning set forth in Section 12.6.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company, member or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“PIK Loan” means any loan that by its terms permits the deferral or capitalization of payment of accrued and unpaid interest, excluding any loan that provides for periodic payments of interest thereon in cash no less frequently than semi-annually and the portion of interest required to be paid in cash under the terms of the applicable Related Contract results in such loan having an effective rate of current interest paid in cash on such day of not less than (a) in the case of a Fixed Rate Obligation, 4.00% per annum or (b) otherwise, 3.00% per annum over the applicable index rate. For the avoidance of doubt, if the Obligor under a loan described in the exclusion above fails to make a required cash interest payment thereunder and such failure continues longer than the grace period set forth for such payment in clause (a) of the definition of “Defaulted Loan”, such loan shall be considered a Defaulted Loan.

“Plan” means at any time an “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by the Borrower or a member of its ERISA Group or (ii) has at any time within the preceding five plan years been maintained, or contributed to, by the Borrower or a member of its ERISA Group.

“Pledged Collateral” has the meaning specified in the Granting Clause hereof.

“Portfolio Advance Rate” means, as of any Measurement Date (or other applicable date), the ratio (expressed as a percentage) obtained by dividing:

(a) the sum of (i) the Outstanding Senior Loans as of such date plus (ii) the Net Aggregate Uncovered Amount for all Collateral Obligations as of such date; divided by

(b) the sum of (i) the Adjusted Collateral Principal Amount as of such date plus (ii) the Net Aggregate Uncovered Amount (excluding any Unsettled Amounts to the extent already included in the amount in clause (i)) for all Collateral Obligations as of such date minus (iii) the Excess Concentration Amount for all Collateral Obligations as of such date.

“Post-Default Rate” has the meaning assigned to such term in Section 2.5(c).

“Prime Rate” means, for any day, the rate of interest in effect for such day that is identified and normally published by The Wall Street Journal as the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates), with any change in Prime Rate to become effective as of the date the rate of interest which is so identified as the “Prime Rate” is different from that published on the preceding Business Day. If The Wall Street Journal no longer reports the Prime Rate, or if the Prime Rate no longer exists, or the Facility Agent determines in good faith that the rate so reported no longer accurately reflects an accurate determination of the prevailing Prime Rate, then the Facility Agent may select a reasonably comparable index or source to use as the basis for the Prime Rate.

“Principal Balance” means, as of any date of determination with respect to any Collateral Obligation, the aggregate outstanding principal amount of such Collateral Obligation as of such date, excluding (a) deferred or capitalized interest on any Collateral Obligation (other than any such interest that was added to principal on or before the date when such Collateral Obligation was acquired by the Borrower) and (b) any portion of such principal amount that has been assigned or participated by the Borrower pursuant to Section 10.1.

“Principal Proceeds” means (a) with respect to any Pledged Collateral (including Cash) any payments with respect thereto that are attributable to principal in accordance with the Related Contracts of such Pledged Collateral or that do not otherwise constitute Interest Proceeds (including unapplied proceeds of the Collateral Obligations and Purchased Accrued Interest) and (b) any cash capital contributions made to the Borrower and applied pursuant to Section 6.5 (except to the extent that such capital contributions are to be treated as Interest Proceeds in accordance with Section 6.5). All sales or assignments of Collateral Obligations or any portion thereof (including Participation Interests) pursuant to Section 10.1 shall be for cash on a non-recourse basis the proceeds of which shall be deemed to be Principal Proceeds for all purposes hereunder and all amounts deposited pursuant to Section 6.5 and designated as Principal Proceeds in accordance therewith shall be deemed to be Principal Proceeds for all purposes hereunder. No amounts that are required by the terms of any participation agreement to be paid by the Borrower to any Person to whom the Borrower has sold a Participation Interest shall constitute “Principal Proceeds” hereunder.

“Priority of Payments” has the meaning set forth in Section 9.1(a); provided that, at all times after the occurrence of an Acceleration Event and on the Maturity Date (other than the Scheduled Maturity Date), “Priority of Payments” shall mean the priorities set forth in Section 6.4 hereof.

“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.

“Prohibited Transaction” means (i) a transaction prohibited under Section 406(a) of ERISA, that is not exempted by a statutory or administrative or individual exemption pursuant to Section 408 of ERISA or (ii) a transaction prohibited under Similar Law and not exempted.

“Purchased Accrued Interest” means any accrued unpaid interest with respect to a Collateral Obligation paid for by the Borrower upon acquisition thereof.

“Qualified First Lien Loan” means a Collateral Obligation that (a) in the case of an event of default under the applicable Related Contract, the lenders thereunder will be paid after one or more Eligible First Lien Tranches (and but for such fact would be a Senior Secured Loan) and (b) the Eligible First Lien Tranches with respect thereto have a leverage ratio of not greater than 1.5x.

“Quarterly Cap” means, with respect to any Quarterly Payment Date, an amount equal to (x) $50,000 plus (y) 0.02% per annum (prorated for the related Interest Period on the basis of the actual number of days in the current calendar year and the actual number of days elapsed) multiplied by the sum of, without duplication, (i) the Aggregate Principal Balance of all Collateral Obligations, (ii) the aggregate amount of funds on deposit in the Collection Account, including Eligible Investments, constituting Principal Proceeds, (iii) the aggregate amount of funds on deposit in the Future Funding Reserve Account, including Eligible Investments and (iv) the Net Aggregate Uncovered Amount, in each case, measured as of the Calculation Date immediately preceding such Quarterly Payment Date.

“Quarterly Payment Date” means the 10th Business Day of January, April, July and October in each year, commencing in April 2019, and the Scheduled Maturity Date.

“Real Estate Loan” means any debt obligation that is (a) directly or indirectly secured by a mortgage, deed of trust or similar Lien on commercial real estate, residential real estate, office, retail or industrial property or undeveloped land, is underwritten as a mortgage loan and is not otherwise associated with an operating business or (b) a loan to a company engaged primarily in acquiring and developing undeveloped land (whether or not such loan is secured by real estate).

“Recovery Rate” means with respect to a Collateral Obligation, the recovery rate determined in the manner set forth in Schedule F hereto.

“Recovery Value” means, for each applicable item of Collateral, the lowest of:

(i) the Principal Balance of such Collateral multiplied by the applicable Recovery Rate for such Defaulted Loan;

(ii) the Market Value of such Collateral; and

(iii) the carrying value of such Collateral on the books and records of the Borrower or the Collateral Manager (or its Affiliates).

“Register” has the meaning set forth in Section 12.5(f).

“Registered” means in registered form within the meaning of Section 163(f)(1) of the Code and the United States Department of the Treasury regulations promulgated thereunder and issued after July 18, 1984.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time.

“Reinvestment Period” means the period from and including the Closing Date to but excluding the Reinvestment Period End Date.

“Reinvestment Period End Date” means the date that is the earliest of (a) the date that is 18 months after the Closing Date, (b) the date of the acceleration of the maturity of the Senior Loans or the termination of the Commitments in full pursuant to Section 6.2, (c) any date on which the Borrower or the Collateral Manager reasonably determines that it can no longer acquire, purchase or originate additional Collateral Obligations appropriate for inclusion in the Collateral in accordance with the terms of this Agreement and the Collateral Management Agreement (provided that, in the case of this clause (c), an Authorized Officer of the Collateral Manager shall provide a written certification as to such determination to the Agents and the Senior Lenders at least five Business Days prior to such date), (d) any date on which the Controlling Parties provide written notice to the Borrower that an event constituting “Cause” as defined in the Collateral Management Agreement has occurred, (e) any date on which the Reinvestment Period ends under a CLO transaction managed by AB Private Credit Investors LLC, as collateral manager (other than due to the passage of time), (f) the date, if any, on which the Engagement Letter is terminated and (g) the CLO Closing Date.

“Related Contracts” means all credit agreements, indentures, note purchase agreements, notes, security agreements, leases, financing statements, guaranties, and other contracts, agreements, instruments and other papers evidencing, securing, guaranteeing or otherwise relating to any Collateral Obligation or Eligible Investment or other investment with respect to any Collateral or proceeds thereof (including the applicable underlying instruments), together with all of the Borrower’s right, title and interest in and to all property or assets securing or otherwise relating to any Collateral Obligation or other loan or security of the Borrower or Eligible Investment or other investment with respect to any Collateral or proceeds thereof or any Related Contract.

“Repurchase and Substitution Limits” has the meaning assigned to such term in Section 10.1(a)(vii).

“Requested Amount” has the meaning assigned to such term in Section 2.2(a).

“Requested Conversion Portion” has the meaning set forth in Section 2.7(a)(v).

“Retained Interest” has the meaning assigned to such term in the Retention Letter.

“Retention Letter” means a letter relating to the retention of net economic interest in substantially the form of Exhibit G hereto (relating to the EU Securitisation Laws), from the EU Retention Provider and addressed to the Borrower, the Facility Agent and any Affected Lender, which shall include such letter entered into as of the Closing Date and each letter amending, restating, replacing, supplementing or otherwise modifying such letter.

“Revolving Collateral Obligation” means a Collateral Obligation that provides the Obligor thereunder with a revolving credit facility from which one or more borrowings may be made up to the stated principal amount of such revolving credit facility and which provides that borrowed amounts may be repaid and reborrowed from time to time.

“Risk Score” has the meaning set forth on Schedule C.

“Row “AA” Recovery Level” means the column of that name in the Collateral Quality Matrix.

“Row Advance Rate” means the column of that name in the Collateral Quality Matrix.

“Row Diversity Score” means the column of that name in the Collateral Quality Matrix.

“Row Spread Level” means the column of that name in the Collateral Quality Matrix.

“Row Weighted Average Risk Score” means the column of that name in the Collateral Quality Matrix.

“Sale Proceeds” means all proceeds (excluding accrued interest, if any) received with respect to Collateral as a result of sales of such Collateral less any reasonable expenses incurred by the Borrower, the Collateral Manager or the Collateral Agent (other than amounts payable as Administrative Expenses) in connection with such sales.

“Sanctioned Person” has the meaning set forth in Section 4.16.

“Sanctions” means economic, financial or trade sanctions administered or enforced by OFAC, the U.S. Department of State, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority with jurisdiction over the Borrower.

“Scheduled Distribution” means, with respect to any Collateral Obligation, for each Due Date, the scheduled payment of principal and/or interest and/or fees due on such Due Date with respect to such Collateral Obligation, determined in accordance with the assumptions specified in Section 1.3.

“Scheduled Maturity Date” means January 30, 2029.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Loan” means any origination or assignment of or Participation Interest in a loan that: (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of the loan (other than with respect to trade claims, capitalized leases or similar obligations) but which is subordinated (with respect to liquidation preferences with respect to the primary pledged collateral securing such loan) to a Senior Secured Loan of the Obligor; (b) is secured by a valid second-priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the Second Lien Loan the value of which is adequate (in the commercially reasonable judgment of the Borrower) to repay the loan in accordance with its terms and to repay all other loans of equal or higher seniority secured by a lien or security interest in the same collateral and (c) is not secured solely or primarily by common stock or other equity interests; provided that the limitation set forth in this clause (c) shall not apply with respect to a loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that (i) the granting by any such subsidiary of a lien on its own property would violate law or regulations applicable to such subsidiary (whether the obligation secured is such loan or any other similar type of indebtedness owing to third parties) and (ii) such subsidiary does not have any Indebtedness (other than current accounts payable in the ordinary course of business, capitalized leases or other similar indebtedness incurred in the ordinary course of business).

“Secured Parties” means, collectively, the Agents, the Collateral Administrator, the Collateral Manager, the Custodian and the Senior Lenders.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Intermediary” means U.S. Bank in its capacity as securities intermediary under the Account Control Agreement.

“Seller” means the BDC.

“Seller Collateral Obligations” has the meaning assigned to such term in the definition of “Net Purchased Collateral Obligation Balance”.

“Selling Institution” means an entity obligated to make payments to the Borrower under the terms of a Participation Interest.

“Senior Additional Interest Amount” means, with respect to each day of each Interest Period after the Reinvestment Period End Date, the sum of the following amounts calculated by the Facility Agent: for each day during such Interest Period, the product of (i) the Senior Additional Margin and (ii) the Outstanding Senior Loans on such day divided by 360.

“Senior Additional Margin” has the meaning set forth in the Side Letter Agreement.

“Senior Additional Payment Amount” means, as of any date of determination, any remaining amounts due to the Senior Lenders, which shall include (without limitation) all amounts due and payable to the Senior Lenders pursuant to Section 2.5(c) and in respect of Increased Costs, Funding Losses and Indemnified Taxes.

“Senior Authorized Officer” means, with respect to any Person, any officer of such Person that is a chief executive officer, chief operating officer, chief credit officer, credit committee member, executive vice president or president (or, in each case, any other officer with a position analogous to those identified above and in the case of any limited liability company, any manager) or any other officer responsible for the management or administration of the Collateral or the performance of such Person’s obligations under the Loan Documents.

“Senior Base Interest Amount” means, with respect to any Interest Period, the sum of the following amounts calculated by the Facility Agent for each day during such Interest Period: the product of (i) the Applicable Rate and (ii) the Outstanding Senior Loans on such day divided by 360.

“Senior Base Margin” has the meaning set forth in the Side Letter Agreement.

“Senior Collateral Management Fee” means, for any Quarterly Payment Date, the collateral management fee payable to the Collateral Manager in the amount (as certified by the Collateral Manager to the Collateral Agent) equal to the product of (i) 0.25%, (ii) the Daily Average Collateral Obligation Commitment Amount and (iii) a fraction, the numerator of which is equal to the number of days in the related Due Period and the denominator of which is 360.

“Senior Commitment Reduction Amount” has the meaning set forth in Section 2.7(a)(ii).

“Senior Coverage Tests” means each of the Senior Overcollateralization Ratio Test and Senior Interest Coverage Ratio Test.

“Senior Interest Coverage Ratio” means, as of any Measurement Date, the ratio (expressed as a percentage) obtained by dividing:

(a) (i) the Interest Coverage Amount less (ii) all amounts payable on the related Quarterly Payment Date pursuant to clauses (A) through (C) of Section 9.1(a)(i) by

(b) the sum of (i) all interest due on the Senior Loans on the related Quarterly Payment Date and (ii) the Commitment Fees due on the Senior Loans on the related Quarterly Payment Date.

“Senior Interest Coverage Ratio Test” means a test satisfied on any Measurement Date following the first Quarterly Payment Date if the Senior Interest Coverage Ratio is greater than or equal to 150.0% on such date.

“Senior Lender” means each Person that is listed as a “Senior Lender” on the signature pages hereto, any Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of the Senior Loans and, in each case, their respective successors, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption in respect of the Senior Loans.

“Senior Lender Funding Commitment” means U.S.$150,000,000.

“Senior Loan” has the meaning assigned to such term in Section 2.1.

“Senior Overcollateralization Ratio” means, as of any Measurement Date, the ratio (expressed as a percentage) obtained by dividing:

(a) the sum of (i) the Adjusted Collateral Principal Amount as of such date plus (ii) the Net Aggregate Uncovered Amount (excluding any Unsettled Amounts to the extent already included in the amount in clause (i)) for all Collateral Obligations as of such date minus (iii) the Excess Concentration Amount for all Collateral Obligations as of such date; divided by

(b) the sum of (i) the Outstanding Senior Loans as of such date plus (ii) the Net Aggregate Uncovered Amount for all Collateral Obligations as of such date.

“Senior Overcollateralization Ratio Test” means a test satisfied on any Measurement Date if the Senior Overcollateralization Ratio equals or exceeds 142.2%.

“Senior Secured Loan” means any origination or assignment of or Participation Interest in a loan that: (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of such loan (other than with respect to trade claims, capitalized leases or similar obligations) other than an ABL Facility; (b) is secured by a valid first priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under such loan; (c) the value of the collateral securing such loan at the time of origination or acquisition together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Borrower) to repay such loan in accordance with its terms and to repay all other such loans of equal seniority secured by a first lien or security interest in the same collateral; and (d) is not secured solely or primarily by common stock or other equity interests; provided that the limitation set forth in this clause (d) shall not apply with respect to a loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that (i) the granting by any such subsidiary of a lien on its own property would violate law or regulations applicable to such subsidiary (whether the obligation secured is such loan or any other similar type of indebtedness owing to third parties) and (ii) such subsidiary does not have any Indebtedness (other than current accounts payable in the ordinary course of business, capitalized leases or other similar indebtedness incurred in the ordinary course of business).

“Servicing Standard” means, with respect to the Borrower and the Collateral Manager, in rendering its services hereunder and under the other Loan Documents, diligently using a degree of skill and attention no less than that which (i) would be exercised by a prudent institutional portfolio manager in connection with the servicing and administration of assets similar to the Collateral Obligations under similar circumstances and (ii) the Collateral Manager exercises with respect to comparable assets that it manages for itself and for others having similar investment objectives and restrictions in accordance with its existing practices and procedures relating to assets of the nature and character of the Collateral Obligations.

“Side Letter Agreement” means the letter agreement dated as of the date hereof between the Borrower, the Facility Agent, the BDC and each Senior Lender party thereto, as may be amended from time to time.

“Similar Law” means any federal, state or local law or regulations that are substantially similar to Section 406 of ERISA or Section 4975 of the Code.

“Specified Change” means any amendment, consent, modification or waiver of, or supplement to, an Related Contract that (a) extends the final maturity of a Collateral Obligation beyond the Scheduled Maturity Date, (b) reduces or forgives the principal amount of a Collateral Obligation (other than a Defaulted Loan that has been a Defaulted Loan for one year or more), (c) reduces the rate of interest payable on a Collateral Obligation by more than 25% (other than a Defaulted Loan that has been a Defaulted Loan for one year or more), (d) postpones the Due Date of any Scheduled Distribution in respect of a Collateral Obligation; provided that during the Reinvestment Period only, any amendment, consent, waiver or other modification postponing the Due Date of any Scheduled Distribution will not constitute a Specified Change so long as the Maximum Weighted Average Maturity Test would be satisfied after giving effect to such amendment, consent, modification, waiver or supplement; (e) subordinates (in right of payment, with respect to liquidation preferences or otherwise) a Collateral Obligation, (f) releases or modifies any material guarantor or co-obligor of a Collateral Obligation from its obligations, (g) releases a material portion of the collateral securing such Collateral Obligation (excluding Defaulted Loans and any such releases associated with a prepayment) or (h) changes any of the provisions of a Related Contract specifying the number or percentage of lenders required to effect any of the foregoing.

“Standard & Poor’s” or “S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Step-Down Loan” means an obligation or security which by the terms of the applicable Related Contracts provides for a decrease in the per annum interest rate on such obligation or security (other than by reason of any change in the applicable index or benchmark rate used to determine such interest rate) or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that an obligation or security providing for payment of a constant rate of interest or in the spread over the applicable index or benchmark rate at all times after the date of acquisition by the Borrower shall not constitute a Step-Down Loan.

“Step-Up Loan” means an obligation or security which by the terms of the applicable Related Contracts provides for an increase in the per annum interest rate on such obligation or security, or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that an obligation or security providing for payment of a constant rate of interest or in the spread over the applicable index or benchmark rate at all times after the date of acquisition by the Borrower shall not constitute a Step-Up Loan.

“Structured Finance Obligation” means any obligation issued by a special purpose entity secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any Obligor (excluding any loan made to an operating business that buys, sells and/or liquidates such assets in the ordinary course of business), including (but not limited to) collateralized debt obligations, collateralized loan obligations, asset backed securities and mortgage backed securities or any re-securitization thereof.

“Subordinated Loan” means a loan obligation of any corporation, partnership, trust or other business entity which is (whether by its terms or otherwise) subordinate in right of payment or security to any other debt for borrowed money incurred by the Obligor under such loan and that is not a Second Lien Loan, a First Lien/Last Out Loan or a Qualified First Lien Loan.

“Subordinated Collateral Management Fee” means, for any Quarterly Payment Date, the collateral management fee payable to the Collateral Manager in the amount (as certified by the Collateral Manager to the Collateral Agent) equal to the product of (i) 0.15%, (ii) the Daily Average Collateral Obligation Commitment Amount and (iii) a fraction, the numerator of which is equal to the number of days in the related Due Period and the denominator of which is 360.

“Synthetic Security” means a security or swap transaction, other than a Participation Interest, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

“Taxes” has the meaning set forth in Section 11.4(a).

“Total Capitalization” means, at any time, the sum of (a) the Aggregate Principal Balance of the Collateral Obligations (excluding any Defaulted Loans), plus (b) the Recovery Value of the Defaulted Loans, plus (c) the aggregate amount of the Undrawn Commitments in excess of the Net Aggregate Uncovered Amount, plus (d) the amount of all cash and Eligible Investments in the Collection Account and in the Future Funding Reserve Account, in each case constituting Principal Proceeds, plus (e) the Net Aggregate Uncovered Amount (excluding any Unsettled Amounts to the extent already included in the amount in clause (a)).

“Uncovered Amount” as of any date means, with respect to any Revolving Collateral Obligation or Delayed Funding Obligation, the excess of (a) the Borrower’s maximum funding commitment thereunder over (b) the Principal Balance of such Revolving Collateral Obligation or Delayed Funding Obligation. For the avoidance of doubt, Uncovered Amounts in respect of a Defaulted Loan shall be included in the calculation of the Uncovered Amount if the Borrower is at such time subject to contractual funding obligations with respect to such Defaulted Loan.

“U.S. Bank” means U.S. Bank National Association.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Undrawn Commitment” means, at any time, an amount (which may not be less than zero) equal to (i) the Senior Lender Funding Commitment minus (ii) the aggregate amount of Outstanding Senior Loans.

“Unfunded Amount” means, at any time, the sum of (i) the aggregate Uncovered Amount at such time plus (ii) the aggregate Unsettled Amount at such time.

“United States” means the United States of America, including the states and the District of Columbia, but excluding its territories and possessions.

“Unsettled Amount” as of any date means all amounts due in respect of any Collateral Obligations that the Borrower has entered into a binding commitment to originate or acquire but has not yet settled.

“Weighted Average Coupon” means, with respect to Fixed Rate Obligations, as of any date, the number obtained by:

(x) summing (without duplication) (i) the sum of the products obtained by multiplying the required cash-pay portion of the interest coupon of each such Fixed Rate Obligation (plus any other fees (such as anniversary fees, commitment fees, etc.) that are contractually required to be paid) as of such date by the Principal Balance of each such Collateral Obligation as of such date and (ii) the sum of the products obtained by multiplying, with respect to each such Collateral Obligation that is a Delayed Funding Obligation, the related commitment or undrawn fee as of such date by the Uncovered Amount of each such Collateral Obligation as of such date, and

(y) dividing such sum by the Aggregate Principal Balance plus the Uncovered Amount of all such Collateral Obligations, and rounding the result up to the nearest 0.001%.

“Weighted Average Recovery Rate” means, as of any date of determination, the number, expressed as a percentage, obtained by summing the product of the Recovery Rate on such date of each Collateral Obligation and the Principal Balance of such Collateral Obligation, dividing such sum by the Aggregate Principal Balance of all such Collateral Obligations and rounding up to the first decimal place.

“Weighted Average Risk Score” means the number (rounded up to the nearest hundredth) determined by:

The Maximum Principal Balance of each Collateral Obligation	X	The Risk Score of such Collateral Obligation (as determined as provided on Schedule C hereto)

divided by

The Aggregate Maximum Principal Balance of all such Collateral Obligations.

“Weighted Average Life” means, as of any Measurement Date, the number obtained by (a) for each Collateral Obligation (other than a Defaulted Loan), multiplying the amount of each Scheduled Distribution of principal (treating each Revolving Collateral Obligation and Delayed Funding Obligation as if the same were fully funded) to be paid after such Measurement Date by the number of years (rounded to the nearest hundredth) from such Measurement Date until such Scheduled Distribution of principal is due; (b) summing all of the products calculated pursuant to clause (a); and (c) dividing the sum calculated pursuant to clause (b) by the sum of all Scheduled Distributions of principal due on all the Collateral Obligations (other than Defaulted Loans) as of such Measurement Date.

“Weighted Average Spread” means, with respect to any Collateral Obligations (in each case excluding Defaulted Loans), as of any date, the number obtained by:

(x) summing (i) the sum of the products obtained by multiplying the excess of the cash-pay portion of the interest rate payable on such Collateral Obligation (plus for any Collateral Obligation, any other fees (such as anniversary fees, commitment fees, etc.) that are contractually required to be paid) (such rate stated as a per annum rate) over LIBOR as then in effect (which spread or excess may be expressed as a negative percentage) by the Principal Balance of each Collateral Obligation as of such date and (ii) the sum of the products obtained by multiplying, with respect to each such Collateral Obligation that is a Revolving Collateral Obligation or a Delayed Funding Obligation, the related commitment or undrawn fee as of such date by the Uncovered Amount of each such Collateral Obligation as of such date; and

(y) dividing such sum by the Aggregate Principal Balance plus the Uncovered Amount of all such Collateral Obligations, and rounding the result up to the nearest 0.001%.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Zero Coupon Loan” means a Collateral Obligation that at the time of acquisition does not by its terms provide for periodic payments of interest in Cash.

Section 1.2 Accounting Terms and Determinations and UCC Terms.

(a) Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect from time to time.

(b) Unless otherwise specified herein and unless the context requires a different meaning, all terms used herein that are defined in Articles 8 and 9 of the UCC are used herein as so defined.

Section 1.3 Assumptions and Calculations with respect to Collateral Obligations

In connection with all calculations required to be made pursuant to this Agreement with respect to Scheduled Distributions on any Collateral Obligations, or any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Collateral Obligations, and with respect to the income that can be earned on Scheduled Distributions on such Collateral Obligations and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.3 shall be applied. The provisions of this Section 1.3 shall be applicable to any determination or calculation that is covered by this Section 1.3, whether or not reference is specifically made to Section 1.3, unless some other method of calculation or determination is expressly specified in the particular provision.

(a) Scheduled interest due on Collateral Obligations on which payments are subject to withholding taxes will be the minimum net amount to be received after giving effect to the maximum permitted withholding and to any “gross-up” payments required to be made by the related Obligor pursuant to such loan’s Related Contracts.

(b) Notwithstanding any other provision of this Agreement to the contrary, all monetary calculations under this Agreement shall be in Dollars.

(c) The determination of the percentage of Total Capitalization that would be represented by a specified type of Collateral Obligations will be calculated by dividing the Aggregate Maximum Principal Balance of such specified type of Collateral Obligations by Total Capitalization. For purposes of this Section 1.3(c), a “type” of Collateral Obligation shall correspond to each clause of the definition of “Concentration Limitations” and clause (e) of the definition of “Eligibility Criteria”.

(d) Any portion of a Collateral Obligation or other loan or security owned of record by the Borrower that has been assigned by the Borrower to a third party and released from the Lien of this Agreement in accordance with the terms hereof shall no longer constitute Collateral or a Collateral Obligation hereunder.

(e) For purposes of calculating the Coverage Tests, except as otherwise specified in the Coverage Tests, such calculations will not include scheduled interest and principal payments on Defaulted Loans unless or until such payments are actually made.

(f) For each Due Period and as of any date of determination, the Scheduled Distribution on any Collateral Obligations (other than Defaulted Loans, which, except as otherwise provided herein, shall be assumed to have a Scheduled Distribution of zero) shall be the sum of (i) the total amount of payments and collections to be received during such Due Period in respect of such Collateral Obligations (including the proceeds of the sale of such Collateral Obligations received and, in the case of sales which have not yet settled, to be received during such Due Period) and not reinvested in additional Collateral Obligations or retained in the Collection Account for subsequent reinvestment pursuant to Section 8.2 that, if received as scheduled, will be available in the Collection Account at the end of such Due Period and (ii) any such amounts received in prior Due Periods that were not disbursed on a previous Quarterly Payment Date or retained in the Collection Account for subsequent reinvestment pursuant to Section 8.2.

(g) Each Scheduled Distribution receivable with respect to a Collateral Obligation shall be assumed to be received on the applicable Due Date.

(h) References in the Priority of Payments to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.

(i) For purposes of calculating all Concentration Limitations, in the numerator of any component of the Concentration Limitations, Defaulted Loans will be treated as having a Maximum Principal Balance equal to zero.

(j) Except as otherwise provided herein, Defaulted Loans will not be included in the calculation of the Collateral Quality Test.

(k) For purposes of calculating the Coverage Tests, the Collateral Quality Test and the Concentration Limitations, capitalized or deferred interest (and any other interest that is not paid in cash) on Collateral Obligations will be excluded other than any capitalized or deferred interest that is acquired using Principal Proceeds or the proceeds of any Funding.

(l) References in this Agreement to the Borrower’s “purchase” or “acquisition” of a Collateral Obligation include references to the Borrower’s making or origination of such Collateral Obligation. Portions of the same Collateral Obligation acquired or originated by the Borrower on different dates (whether through purchase, receipt by contribution or the making or origination thereof, but excluding subsequent draws under Revolving Collateral Obligations or Delayed Funding Obligations) will, for purposes of determining the purchase price of such Collateral Obligation, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Collateral Obligation). Each Collateral Obligation that is originated by the Borrower shall be deemed to have a “purchase price” of par.

(m) For purposes of calculating the Weighted Average Spread or Weighted Average Coupon, (i) a Collateral Obligation that is a Step-Down Loan will be treated as having the lowest per annum interest rate or spread over the applicable index or benchmark rate over the remaining maturity of such Collateral Obligation and (ii) a Collateral Obligation that is a Step-Up Loan will be treated as having the then current per annum interest rate or spread over the applicable index or benchmark rate.

(n) For purposes of calculating compliance with any tests under this Agreement (including without limitation the Coverage Tests, the Collateral Quality Test and the Concentration Limitations), the trade date (and not the settlement date) with respect to any acquisition or disposition of a Collateral Obligation or Eligible Investment shall be used to determine whether and when such acquisition or disposition has occurred.

(o) For the avoidance of doubt, a failure to satisfy the Eligibility Criteria upon the acquisition or origination of a debt obligation or a breach of Section 5.11 shall not occur solely as a result of any property of an Obligor being subject to a Lien imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith.

Section 1.4 Cross-References; References to Agreements. “Herein”, “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. Unless otherwise specified, references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article or Section of, or Schedule or Exhibit to, this Agreement, and references in any Article, Section, Schedule or definition to any subsection or clause are references to such subsection or clause of such Article, Section, Schedule or definition. Unless otherwise specified, all references herein to any agreement or instrument shall be interpreted as references to such agreement or instrument as it may be amended, supplemented or restated from time to time in accordance with its terms and the terms of this Agreement and the other Loan Documents. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.

Section 1.5 Reference to Secured Parties. In each case herein where any payment or distribution is to be made or notice is to be given to the “Secured Parties”, such payments, distributions and notices in respect of the Senior Lenders shall be made to the Facility Agent.

ARTICLE II

THE SENIOR LOANS

Section 2.1 The Commitment. On the terms and subject to the applicable conditions hereinafter set forth, including, without limitation, Article III, each Senior Lender severally agrees to make loans to the Borrower (each, a “Senior Loan”) from time to time on any Business Day during the period beginning on and including the Closing Date up to but excluding the Reinvestment Period End Date, in each case in an aggregate principal amount at any one time outstanding up to but not exceeding (i) such Senior Lender’s Commitment and (ii) as to all Senior Lenders, the Senior Lender Funding Commitment at such time.

Each such borrowing of a Senior Loan on any single day is referred to herein as a “Funding”.

Within such limits and subject to the other terms and conditions of this Agreement, during the Reinvestment Period the Borrower may borrow (and re-borrow) Senior Loans under this Section 2.1 and prepay Senior Loans under Section 2.7.

Each Senior Lender severally agrees, on the last day of the Reinvestment Period (except if the Reinvestment Period End Date occurs as a result of clause (b), (d), (f) or (g) of the definition thereof), to make a Senior Loan (and the Borrower hereby directs that such Senior Loan be made) in an amount equal to its Percentage Share of the Unfunded Amount (less the amount on deposit in the Future Funding Reserve Account) as of the date such Senior Loan is made (such Senior Loan, the “Future Funding Reserve Loan”), but only to the extent that its Percentage Share does not exceed its unfunded Commitment. The Borrower shall deposit the proceeds of such Senior Loans in the Future Funding Reserve Account such that the amounts on deposit in the Future Funding Reserve Account equal the Unfunded Amount.

Section 2.2 Making of the Senior Loans.

(a) If the Borrower desires a Funding to occur under this Agreement it shall give the Agents a written notice in substantially the form set forth on Exhibit B hereto (each, a “Funding Request”), which Funding Request shall promptly be sent by the Facility Agent to each Senior Lender, for such Funding not later than 2:00 p.m. (New York City time) at least one Business Day prior to the day of the requested Funding.

Each Funding Request shall be substantially in the form of Exhibit B hereto, dated the date the request for the related Funding is being made, signed by an Authorized Officer of the Borrower and otherwise be appropriately completed. The proposed Funding Date specified in each Funding Request shall be a Business Day prior to the Reinvestment Period End Date.

The amount of the Funding requested in each Funding Request (the “Requested Amount”) shall be equal to at least $250,000 and integral multiples of $1,000 in excess thereof (or, if less, the remaining unfunded Senior Lender Funding Commitment hereunder).

Each Funding Request shall be revocable by the Borrower only if notice of such revocation is given to the Senior Lenders and the Facility Agent (with a copy to the Collateral Agent) no later than 5:00 p.m. (New York City time) on the date that is one Business Day before the date of the related Funding. Notices of Funding shall otherwise be irrevocable.

(b) Each Senior Lender shall, not later than 4:00 p.m. (New York City time) on each Funding Date in respect of the Senior Loans to be made by it hereunder, make its Percentage Share of the applicable Requested Amount available to the Borrower by disbursing such funds in Dollars to an account specified by the Borrower in the Funding Request.

(c) The failure of any Senior Lender to make any Senior Loan on a date of Funding hereunder shall not relieve any other Senior Lender of any obligation hereunder to make a Senior Loan on such date. Notwithstanding the foregoing and any other provision to the contrary contained herein, if any Senior Lender shall have failed to fund its Percentage Share on the applicable date of Funding and the Borrower provides a new Funding Request as a result of such failure to fund, then, in each such case, if necessary to make such Funding, the Borrower shall be permitted a single additional Senior Loan without regard to the minimum borrowing limit set forth herein.

Section 2.3 Evidence of Indebtedness; Notes.

(a) The Senior Loans made hereunder constitute “loans” and not “securities” for purposes of Section 8-102(15) of the UCC.

(b) The Facility Agent shall maintain, in accordance with its usual practices, accounts in which it will record (i) the amount of the Senior Loans made hereunder to the Borrower, (ii) the amount of any principal due and payable or to become due and payable from the Borrower to each Senior Lender hereunder and (iii) the amount of any principal sum paid by the Borrower hereunder and each Senior Lender’s Percentage Share.

(c) The entries maintained in the accounts maintained pursuant to clauses (a) and (b) of this Section 2.3 shall, absent manifest error, be prima facie evidence of the existence and amounts of the Senior Loans therein recorded; provided that the failure of the Facility Agent or any Senior Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Senior Loans in accordance with the terms of this Agreement; provided, further, that in the event of a conflict between the entries maintained in such accounts and the Register, the Register shall control. In the event of a conflict between the entries maintained by a Senior Lender and those maintained by the Facility Agent, the records of the Facility Agent shall control.

(d) Any Senior Lender may request that its Senior Loans to the Borrower be evidenced by a Note. In such event, the Borrower shall promptly prepare, execute and deliver to such Senior Lender a Note payable to such Senior Lender (or, if requested by such Senior Lender, to such Senior Lender and its registered assigns) and otherwise appropriately completed. Thereafter, the Senior Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.5) be represented by one or more Notes payable to such Senior Lender (or registered assigns pursuant to Section 12.5), except to the extent that such Senior Lender (or registered assignee) subsequently returns any such Note for cancellation and requests that such Senior Loans once again be evidenced as described in clauses (a) and (b) of this Section 2.3. At the time of any payment or prepayment in full of the Senior Loans evidenced by any Note, such Note shall be surrendered to the Facility Agent promptly (but no more than five Business Days) following such payment or prepayment in full. Any such Note shall be cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note. If requested by any Senior Lender in writing, the Borrower shall obtain a CUSIP or other loan identification number requested by such Senior Lender that is customary for the nature of the Senior Loans made hereunder.

Section 2.4 Maturity of Loans. Each Senior Loan shall mature, and the principal amount thereof shall be due and payable, on the Maturity Date.

Section 2.5 Interest Rates.

(a) The Senior Loans shall be Eurodollar Rate Loans, except as otherwise provided in this Agreement, including without limitation, in the definition of “Applicable Rate” and Sections 11.1 and 11.2.

(b) Each Senior Loan shall bear interest on the unpaid principal amount thereof, for each day such Senior Loan is outstanding during each Interest Period applicable thereto, at a rate per annum equal to (x) at all times, the Applicable Rate plus (y) after the Reinvestment Period End Date, the Senior Additional Margin, with respect thereto. Such interest shall be payable for each Interest Period on the Quarterly Payment Date immediately following the end of such Interest Period and on the Maturity Date.

(c) In the event that, and for so long as, an Event of Default shall have occurred and be continuing, the outstanding principal amount of the Senior Loans, and, to the extent permitted by applicable law, overdue interest in respect of the Senior Loans, shall bear interest for each day at the annual rate of the sum of (i) the rate set forth in Section 2.5(b) plus (ii) two percent (the “Post-Default Rate” for Senior Loans).

(d) The Facility Agent shall determine the interest rate applicable to the Senior Loans for any Interest Period or portion thereof pursuant to this Section 2.5 and the related definitions. The Facility Agent shall give prompt notice to the Borrower and the Senior Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error. The Facility Agent shall, at the request of the Borrower, the Collateral Agent or any Senior Lender, deliver to the Borrower, the Collateral Agent or such Senior Lender, as the case may be, a statement showing the quotations and demonstrating the calculations used by the Facility Agent in determining any interest rate pursuant to this Section 2.5.

(e) The Facility Agent agrees to use its best efforts to obtain quotations of LIBOR as contemplated by Section 2.5(d) and the definition of “London Interbank Offered Rate”. If the Facility Agent does not obtain a timely quotation, the provisions of Section 11.1 shall apply.

(f) The Facility Agent shall provide notice to the Borrower, the Collateral Agent and the Senior Lenders of any and all LIBOR rate sets on the date that any such rate set is determined.

Section 2.6 Commitment Fees.

(a) Commitment Fees Payable. The Borrower shall pay to the Senior Lenders pursuant to Section 6.4 or 9.1, as applicable, ratably in proportion to their respective Percentage Shares (provided that if the Commitment of any Senior Lender is reduced as the result of a Bail-In Action, such Senior Lender’s Percentage Share shall be calculated based on its Commitment as so reduced), the Commitment Fee accruing for each day during each Interest Period.

The Commitment Fees shall be payable quarterly in arrears on the Quarterly Payment Date immediately following each Interest Period for which such fees accrue as provided in the Priority of Payments and shall be calculated by the Facility Agent pursuant to Section 2.10.

(b) Fees Non-Refundable. All fees set forth in this Section 2.6 shall be deemed to have been earned on the date such payment is due in accordance with the provisions of this Agreement and shall be non-refundable. The obligation of the Borrower to pay such fees in accordance with the provisions of this Agreement shall be binding upon the Borrower and shall inure to the benefit of the Senior Lenders regardless of whether any Senior Loans are actually made.

Section 2.7 Reduction of Commitments; Prepayments.

(a) Reduction and Termination.

(i) The Senior Lender Funding Commitment shall be automatically reduced to zero at 5:00 p.m. (New York City time) on the Reinvestment Period End Date.

(ii) The Borrower shall have the right at any time to reduce (including a reduction in full that results in a termination of the Senior Lender Funding Commitments) the Senior Lender Funding Commitment by an amount specified by the Borrower (such amount, the “Senior Commitment Reduction Amount”) upon not less than two Business Days’ (or such shorter period agreed to by the Facility Agent) prior notice to the Senior Lenders and the Facility Agent of any such reduction, which notice shall specify the effective date of such reduction, whereupon the Senior Lender Funding Commitment shall be reduced by Senior Commitment Reduction Amount on the effective date set forth in such notice of reduction; provided that in the case of a reduction in full, the Aggregate Senior Lender Termination Amounts and Administrative Expenses are paid in full. Such notice of reduction shall be effective only upon receipt and shall permanently reduce (and, in the case of a reduction in full, shall terminate) the Commitments of each Senior Lender on the date specified in such notice and shall specify the amount of any such reduction; provided that no such reduction will reduce the Senior Lender Funding Commitment below the Outstanding Senior Loans at such time.

(iii) The Senior Lender Funding Commitment (and the Commitment of each Senior Lender), once terminated or reduced, may not be reinstated.

(iv) The Borrower will not reduce the Senior Lender Funding Commitment if, after giving effect to such reduction, it would result in a Commitment Shortfall.

(v) At any time during the Reinvestment Period, the Facility Agent may submit a request to the Borrower and the Collateral Manager that any portion (such portion, the “Requested Conversion Portion”) of the outstanding Senior Loans be converted to a term loan equal to such Requested Conversion Portion (a “Converted Portion”). If, on or prior to a proposed Conversion Date, the Borrower has given its prior written consent to conversion of the Requested Conversion Portion as of such Conversion Date, then, on such Conversion Date, the Commitments of such Senior Lender shall be permanently reduced by such Converted Portion and such Converted Portion shall not be re-borrowed at any time. The Facility Agent and the Borrower each agrees to not convert any Requested Conversion Portion if, after giving effect to such conversion, a Commitment Shortfall would exist.

(b) Prepayments on Quarterly Payment Dates. If applicable pursuant to the Priority of Payments, the Senior Loans will be prepaid in whole or in part on the applicable Quarterly Payment Date in accordance with Sections 9.1(a)(i)(D) or 9.1(a)(ii)(A). Each such prepayment of the Senior Loans, if made after the Reinvestment Period End Date, shall result in a permanent reduction (or termination, as applicable) of the Commitments.

(c) Other Prepayments.

(i) Subject to the requirement that after giving effect to the proposed prepayment (x) there will be sufficient funds in the Collection Account to make all payments described in clauses (A) through (D) of Section 9.1(a)(i) on the next Quarterly Payment Date and (y) there is no Commitment Shortfall, the Borrower may at any time, upon at least two Business Days’ notice (which notice shall contain a certificate of an Authorized Officer of the Borrower certifying as to the satisfaction of the requirements set forth in this Section 2.7(c) with respect to such proposed prepayment) to the Agents, prepay all or any portion of the Senior Loans then outstanding (without premium or penalty hereunder but subject to the Engagement Letter), on any Business Day that is not a Quarterly Payment Date by paying to the Collateral Agent for the account of the Senior Lenders the principal amount to be prepaid together with accrued and unpaid interest and accrued and unpaid Commitment Fees thereon to the date of prepayment and any amount due pursuant to Section 2.9; provided that each such prepayment of the Senior Loans made pursuant to this clause (i) shall result in a permanent reduction of the Commitments in accordance with Section 2.7(a).

(ii) At any time during the Reinvestment Period, if each Coverage Test is in compliance after giving effect thereto, the Borrower may, upon at least two Business Days’ notice to the Agents, prepay all or any portion of the Senior Loans then outstanding on any Business Day that is not a Quarterly Payment Date by paying the principal amount to be prepaid together with accrued and unpaid interest thereon to the date of prepayment and any amounts due pursuant to Section 2.9; provided, that any prepayments of the Senior Loans made pursuant to this clause (ii) shall not result in any reduction in the Senior Lender Funding Commitment at such time and such prepaid amounts under the Senior Loans may be re-borrowed in accordance with the terms of this Agreement. All prepayments of Senior Loans pursuant to this Section 2.7(c) shall be applied in accordance with the procedures set forth in Section 2.7(f) and shall not be subject to the Priority of Payments.

(d) Upon receipt of a notice of reduction or prepayment from the Borrower pursuant to Section 2.7(a) or (c), the Facility Agent shall promptly notify each Senior Lender of the contents thereof and of such Senior Lender’s ratable share (if any) of such reduction or prepayment and such notice shall thereafter be revocable by the Borrower no later than 2:00 p.m. (New York City time) one Business Day before the date set forth by the Borrower in the applicable notice of reduction or prepayment as the reduction or prepayment date. Upon the expiration of such time period, the notice of reduction or prepayment shall be irrevocable; provided that any such notice may provide that repayment shall be subject to and contingent on the consummation of alternative financing and/or the sale of one or more assets.

(e) All reductions of the Senior Lender Funding Commitment pursuant to this Agreement shall be permanent, and the Senior Lender Funding Commitment, once reduced, shall not be reinstated.

(f) All reductions of the Senior Lender Funding Commitment shall be applied ratably by the Senior Lenders in accordance with their relevant applicable Percentage Shares, and all prepayments of the Senior Loans shall be applied to the outstanding principal amount of the Senior Loans of each Senior Lender on a pro rata basis.

(g) Notwithstanding anything to the contrary herein, the timing and notice provisions of this Section 2.7 shall not apply in the case of a prepayment in full of the Senior Loans in connection with the CLO Transaction.

Section 2.8 General Provisions as to Payments.

(a) The failure of any Senior Lender to make any Senior Loan to be made by it on the date specified therefor shall not relieve any other Senior Lender of its obligation to make its Senior Loan on such date, neither Agent shall be responsible for the failure of any Senior Lender to make any Senior Loan, and no Senior Lender shall be responsible for the failure of any other Senior Lender to make a Senior Loan to be made by such other Senior Lender.

(b) Except as otherwise provided in Section 2.7(c), all payments by the Borrower pursuant to this Agreement or any of the Loan Documents in respect of principal of, or interest on or other amounts owing in respect of, the Senior Loans shall be made in Dollars pursuant to the Priority of Payments. All amounts payable to the Senior Lenders, the Facility Agent or the Collateral Agent under this Agreement or otherwise (including, but not limited to, fees) shall be paid to the Senior Lenders, the Facility Agent or the Collateral Agent for the account of the Person entitled thereto. All payments hereunder or under the other Loan Documents shall be made, without setoff or counterclaim, in funds immediately available in New York City, to each Senior Lender, the Facility Agent or the Collateral Agent pursuant to instructions provided to the Collateral Agent at its address referred to in Section 12.1. All payments hereunder or under the other Loan Documents to the Senior Lenders, the Facility Agent or the Collateral Agent shall be made not later than 1:00 p.m. (New York City time) on the date when due.

(c) The Collateral Agent will promptly distribute to each Senior Lender its ratable share, if any, of each payment received hereunder by the Collateral Agent for the account of the Senior Lenders without setoff or counterclaim. Whenever any payment of principal of, or interest on, the Senior Loans or any other amount hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the immediately preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

Section 2.9 Funding Losses. If the Borrower (1) makes any payment of principal with respect to any Senior Loan on any day other than on a Quarterly Payment Date, (2) fails to borrow any Senior Loans after notice thereof has been given to any Senior Lender in accordance with Section 2.2 and not revoked as permitted in this Agreement (other than as a result of a default by any Senior Lender) or (3) fails to prepay any Senior Loans after notice thereof has been given to any Senior Lender in accordance with Section 2.7 and not revoked as permitted in this Agreement, then, in each case, upon demand therefor from a Senior Lender, any resulting loss or expense reasonably and actually incurred by it (including, without limitation, (a) in the case of any payment of principal with respect to any Senior Loan on any day other than on a Quarterly Payment Date, the amount, if any, by which (i) the reasonable and documented losses, costs and expenses (including those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Senior Lender to fund the Senior Loans being repaid) sustained by such Senior Lender exceed (ii) the income, if any, received by such Senior Lender from such Senior Lender’s investment of the proceeds of such prepayment or (b) in the case of any failure to borrow, the amount, if any, by which (i) any losses (excluding loss of anticipated profits or margin), costs or expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Senior Lender to fund the Senior Loan to be made by such Senior Lender as part of the Funding requested in such Funding Request when such Senior Loan, as a result of such failure, is not made on such date exceed (ii) the income, if any, received by such Senior Lender from such Senior Lender’s investment of funds acquired by such Senior Lender to fund the Senior Loan to be made as part of such Funding), shall in each case constitute “Funding Losses” payable by the Borrower on the next Quarterly Payment Date pursuant to the Priority of Payments.

Section 2.10 Computation of Interest and Fees. Except as otherwise expressly provided herein, interest and fees payable pursuant to this Agreement shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day except in the case of interest or fees calculated on the basis of an Interest Period). All amounts payable hereunder shall be paid in Dollars.

Section 2.11 No Cancellation of Indebtedness. Notwithstanding anything to the contrary herein, no Senior Loan may be cancelled, surrendered, abandoned or forgiven except for payment as provided herein.

Section 2.12 Loans Held by Borrower Affiliated Lenders. Notwithstanding anything to the contrary herein, in determining whether Senior Lenders constituting the relevant requisite outstanding amount of Senior Loans and Commitments have given any request, demand, authorization, direction, notice, consent or waiver hereunder, any Senior Loans or Commitments held by Borrower Affiliated Lenders shall be disregarded and deemed not to be outstanding.

ARTICLE III

CONDITIONS TO BORROWINGS

Section 3.1 Effectiveness of Commitments. The effectiveness of the Commitments shall occur when each of the following conditions is satisfied (or waived by the Facility Agent and each Senior Lender), each document to be dated the Closing Date (unless otherwise indicated) and delivered to the relevant Persons indicated below, and each document and other condition or evidence to be in form and substance reasonably satisfactory to the Facility Agent:

(a) The Agents shall have received counterparts of (i) this Agreement duly executed and delivered by all of the parties hereto and (ii) each of the other Loan Documents to be executed and delivered on the Closing Date duly executed and delivered by all of the parties thereto.

(b) The Agents shall have received (i) proper financing statements, duly filed on or before the Closing Date (and the Borrower hereby consents to such filing by the Collateral Agent or the Facility Agent) under the UCC in all jurisdictions that the Facility Agent reasonably deems necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement and any other Loan Documents and (ii) copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Borrower or any other transferor.

(c) The Agents shall have received legal opinions (addressed to each of the Secured Parties) from (i) Dechert LLP, New York counsel to the Borrower, the Collateral Manager and the EU Retention Provider (including, without limitation, a true sale and non-consolidation opinion), (ii) Venable LLP, Maryland counsel to the EU Retention Provider and (iii) Nixon Peabody LLP, counsel to the Collateral Agent, the Collateral Administrator and the Custodian, each covering such matters as the Facility Agent and its counsel shall reasonably request.

(d) The Facility Agent shall have received evidence reasonably satisfactory to it that (i) all of the Covered Accounts shall have been established, (ii) the Account Control Agreement shall have been executed and delivered by the respective parties thereto and shall be in full force and effect and (iii) all amounts required to be deposited in any of the Covered Accounts as of the Closing Date pursuant to Section 8.3 shall have been so deposited.

(e) The Borrower or the BDC, as applicable, shall have paid (i) the fees to be received by Barclays (or any designated Affiliate) on the Closing Date pursuant to the Engagement Letter and the Side Letter Agreement and (ii) all reasonable and documented fees and out-of-pocket costs and expenses of the Agents, the Senior Lenders, respective legal counsel and each other Person payable under and in accordance with the Engagement Letter and as otherwise agreed by the parties hereto, in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents.

(f) The Agents shall have received a certificate of an Authorized Officer of the Borrower:

(i) to the effect that, as of the Closing Date (A) subject to any conditions that are required to be satisfactory or acceptable to any Agent, all conditions set forth in this Section 3.1 have been fulfilled; (B) all representations and warranties of the Borrower set forth in this Agreement and each of the other Loan Documents are true and correct in all material respects; and (C) no Default has occurred and is continuing; and

(ii) certifying as to and attaching (A) its Constituent Documents; (B) its resolutions or other action of its designated manager approving this Agreement, the other Loan Documents to which it is a party and the transactions contemplated thereby; (C) the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party; and (D) a good standing certificate from its state or jurisdiction of incorporation or organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

(g) The Agents shall have received a certificate of an Authorized Officer of each of the Collateral Manager and the EU Retention Provider:

(i) to the effect that, as of the Closing Date, all representations and warranties of the Collateral Manager and the EU Retention Provider, as applicable, set forth in each of the Loan Documents are true and correct in all material respects; and

(ii) certifying as to and attaching (A) its Constituent Documents; (B) its resolutions or other action of its managing member or its general partner, as applicable, approving the Loan Documents to which it is a party and the transactions contemplated thereby; (C) the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party; and (D) a good standing certificate from its state or jurisdiction of incorporation or organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

(h) The Agents shall have received a certificate of the Borrower certifying that the Borrower does not have outstanding debt prior to the Closing Date, and is not at such time party to, any interest rate hedging agreements or currency hedging agreements.

(i) If requested by any Senior Lender in writing, the Facility Agent shall have received evidence that the Borrower obtained a CUSIP or other loan identification number requested by such Senior Lender that is customary for the nature of the Senior Loans made hereunder.

(j) The Facility Agent shall have received a secretary’s certificate from the Collateral Agent, which shall include the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party.

(k) The Agents shall have received evidence satisfactory to the Facility Agent, the Collateral Agent and the Senior Lenders that (i) the grant of security pursuant to the Granting Clause herein of all of the Borrower’s right, title and interest in and to the Collateral pledged to the Collateral Agent on the Closing Date shall be effective in all relevant jurisdictions, (ii) delivery of such Collateral in accordance with Section 8.7 (including any promissory notes, executed assignment agreements and Microsoft Word or portable document format (.pdf) copies of the principal credit agreement for each initial Collateral Obligation, to the extent in the possession of the Borrower) to the Custodian shall have been effected and (iii) the Collateral Agent (for the benefit of the Secured Parties) shall have a security interest first priority (except for Permitted Liens) in such Collateral.

(l) The Agents shall have received a certificate of an Authorized Officer of the Collateral Manager (which certificate shall include a schedule listing the Collateral Obligations owned or to be acquired by the Borrower on the Closing Date), to the effect that, in the case of each item of Collateral pledged to the Collateral Agent, on the Closing Date and immediately prior to the delivery thereof on or prior to the Closing Date, (A)(w) the Borrower is the owner of such Collateral free and clear of any liens, claims or encumbrances of any nature whatsoever except for Permitted Liens and those which have been released on or prior to the Closing Date; (x) the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (w) above; (y) the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than pursuant to this Agreement; and (z) the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Collateral Agent; and (B) upon grant by the Borrower, the Collateral Agent has a first priority perfected security interest in the Collateral, except in respect of any Permitted Lien or as otherwise permitted by this Agreement.

(m) All legal matters incident to this Agreement and the other Loan Documents shall be satisfactory to the Borrower, the Facility Agent, the Senior Lenders and their respective counsel.

Section 3.2 Conditions to Funding. The obligation of any Senior Lender to make a Senior Loan on the occasion of any Funding is subject to the satisfaction of the following conditions (the date of the initial Funding, the “Initial Funding Date”):

(a) in the case of the initial Funding Date, the conditions precedent set forth in Section 3.1 and the Initial Funding Portfolio Conditions each shall have been fully satisfied on or prior to such Funding Date;

(b) Cash shall have been deposited into the Collection Account and/or Collateral Obligations shall have been contributed to the Borrower in a total amount equal to the Initial Equity Funding Amount (the “Initial Equity Funding Condition”);

(c) in the case of the Initial Funding Date, the Agents shall have received a certificate of an Authorized Officer of each of the Borrower and the Collateral Manager certifying that the Initial Equity Funding Condition has been satisfied;

(d) the Facility Agent shall have received a Funding Request as required by Section 2.2;

(e) immediately after giving effect to such Funding, the Outstanding Senior Loans shall not exceed the Senior Lender Funding Commitment;

(f) immediately after giving effect to such Funding, no Commitment Shortfall shall have occurred;

(g) the date of such Funding shall be on or prior to the Reinvestment Period End Date;

(h) except in the case of Senior Loans obtained to fund Unfunded Amounts, immediately before and after such Funding, no Default shall have occurred and be continuing both before and after giving effect to such Funding;

(i) except in the case of Senior Loans obtained to fund Unfunded Amounts, the representations and warranties of the Borrower contained in this Agreement and each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Funding (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) both before and after giving effect to the making of such Senior Loans;

(j) except in the case of Senior Loans obtained to fund Unfunded Amounts, no law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending or, to the actual knowledge of a Senior Authorized Officer of the Borrower, threatened, which does or, with respect to any threatened litigation, seeks to enjoin, prohibit or restrain the making or repayment of the Senior Loans or the consummation of the transactions among the Borrower, the Collateral Manager, the Senior Lenders and the Agents contemplated by this Agreement;

(k) except in the case of Senior Loans obtained to fund Unfunded Amounts, each of the Loan Documents remains in full force and effect and is the binding and enforceable obligation of the Borrower and the Collateral Manager, in each case, to the extent such Person is a party thereto (except for those provisions of any Loan Document not material, individually or in the aggregate with other affected provisions, to the interests of any of the Senior Lenders); and

(l) except in the case of Senior Loans obtained to fund Unfunded Amounts, immediately before and after giving effect to the requested Funding, the Coverage Tests shall be satisfied and the Portfolio Advance Rate shall be less than or equal to the Maximum Advance Rate (as demonstrated in writing attached to such Funding Request).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

In order to induce the Facility Agent and each of the Senior Lenders which may become a party to this Agreement to make the Senior Loans, the Borrower makes the following representations and warranties as of the Closing Date. Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Senior Loans and shall be deemed to be reaffirmed as of the date of each Funding.

Section 4.1 Existence and Power. The Borrower is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware. The Borrower has all powers and authority to own its assets and the securities and other instruments proposed to be owned by it and included in the Collateral and to transact the business in which it is presently engaged and is duly qualified under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except to the extent such failures would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Borrower.

Section 4.2 Power and Authority. The Borrower has the power and authority to execute, deliver and perform all of its obligations under this Agreement and each such other Loan Document to which it is a party and has taken all necessary action to authorize the execution, delivery and the performance of this Agreement such Loan Documents to which it is a party. This Agreement and each other Loan Document when executed and delivered (assuming due execution and delivery of each document by each other Party thereto) will constitute, the legally valid and binding obligation of the Borrower enforceable against it in accordance with its terms subject to (i) the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights and (ii) general equitable principles.

Section 4.3 No Violation. The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which it is a party are not in contravention in any material respect of any applicable law (including any rule, regulation, order, judgment or decree) or of the terms of its organizational documents and will not result in the breach of or constitute a default under, or result in the creation of a lien under any indenture, agreement or undertaking to which it is a party or by which it or its property may be bound or affected, except to the extent that such breach or default could not reasonably be expected to have a material adverse effect on its business, operations, assets or financial condition.

Section 4.4 Litigation . The Borrower is not a party to any pending litigation, except to the extent that such litigation could not reasonably be expected to have a Material Adverse Effect.

Section 4.5 Compliance with ERISA.

(a) Neither the Borrower nor any member of its ERISA Group, if any, has, or in the past five years had, any liability or obligation with respect to any Plan or any Multiemployer Plan.

(b) The assets of the Borrower are not treated as “plan assets” for purposes of Section 3(42) of ERISA or Similar Law and the Collateral is not deemed to be “plan assets” for purposes of Section 3(42) of ERISA or Similar Law. The Borrower has not taken, or omitted to take, any action which would result in (i) any Collateral being treated as “plan assets” for purposes of Section 3(42) of ERISA or Similar Law or (ii) assuming no assets of the Senior Lenders being used in connection with the Senior Loans or this Agreement are treated as “plan assets” for purposes of Section 3(42) of ERISA or Similar Law, the occurrence of any Prohibited Transaction in connection with the transactions contemplated hereunder.

Section 4.6 Taxes. The Borrower has filed or caused to be filed all U.S. federal income and other material tax returns and reports required to be filed by it and has paid all U.S. federal income and other material Taxes, assessments, fees, and other governmental charges levied or imposed on it or its property, income or assets except such as are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been provided.

Section 4.7 Solvency. On the Closing Date and on the date of each Funding, and after giving effect to the transactions contemplated by the Loan Documents, the Borrower is and will be solvent.

Section 4.8 Use of Proceeds . All proceeds of the Senior Loans and all Equity Fundings will be used by the Borrower only in accordance with the provisions of this Agreement and the other Loan Documents.

Section 4.9 Governmental Approvals. No consent, approval, exemption, authorization or other action by, or notice to, or (except for filing of financing statements to perfect the security interest hereunder in certain collateral) filings or registration with, any governmental authority or any Person or entity is required (other than previously obtained) for the execution, delivery or performance by, or enforcement against, the Borrower of its obligations hereunder, except for any consent, approval, exemption, authorization or other action that, if not obtained, would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.10 Investment Company Act. Neither the Borrower nor the pool of Collateral is an “investment company” as defined in, or subject to regulation under, the Investment Company Act.

Section 4.11 Representations and Warranties in Loan Documents. All representations and warranties made by the Borrower in the Loan Documents to which it is a party are true and correct in all material respects as of the date of this Agreement and as of any date that Borrower is deemed to reaffirm the same under this Agreement (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

Section 4.12 Ownership of Assets. The Borrower is the sole owner of and has full power, authority and legal right to pledge and transfer all assets pledged by it hereunder free and clear of, and such pledge and transfer will not create, any lien thereon (other than the lien created by this Agreement and Permitted Liens), and upon the execution of the Account Control Agreement by the parties thereto and the filing of financing statements under the UCC with the Secretary of State of the State of Delaware with respect thereto naming the Borrower as debtor and the Collateral Agent as secured party, the Collateral Agent will have a first priority perfected security interest in such assets as have been pledged to it (subject only to Permitted Liens). The Borrower acquired ownership of such assets for value in good faith without notice of any adverse claim and has not assigned, pledged or otherwise encumbered any interest in such assets other than hereunder.

Section 4.13 No Default. The Borrower is not in default under or with respect to this Agreement or any other Loan Document or any other contractual obligation that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.14 Subsidiaries/Equity Interests. The Borrower (a) has no Subsidiaries and (b) owns no equity interest in any other entity except equity received in connection with the exercise of remedies against an Obligor or through a restructuring of the Obligor, subject to Section 10.1(a)(iv).

Section 4.15 Representations Concerning Collateral.

(a) Upon each transfer of Collateral in the manner specified in Section 8.7 and after the other actions described in Section 8.7 have been taken by the appropriate parties, the Collateral Agent in accordance with Section 8.7, for the benefit of the Secured Parties, will have a perfected pledge of and security interest in such Collateral and all proceeds thereof (subject to § 9-315(c) of the UCC), which security interest shall be prior to all other interests in such Collateral, other than certain Permitted Liens that are prior to the security interest of the Secured Parties by operation of law. No filings other than those described or referred to in Section 8.7 or any other action other than those described in Section 8.7 will be necessary to perfect such security interest.

(b) Immediately before giving effect to each transfer of Collateral Obligations, Eligible Investments and other Collateral by the Borrower to the Collateral Agent in accordance with Section 8.7, the Borrower will be the beneficial owner of such Collateral Obligations, Eligible Investments and other Collateral, and the Borrower will have the right to receive all Collections on such Collateral Obligations, Eligible Investments and other Collateral, in each case free and clear of all Liens, security interests and adverse claims other than Permitted Liens.

(c) All of the Obligors and administrative agents, as applicable, in respect of the Collateral Obligations, or Selling Institutions in respect of Participation Interests, have been instructed to make payments to the Collection Account.

Section 4.16 Sanctions Laws. The Borrower is not, and to the knowledge of the Borrower, no Affiliate or broker or other agent of the Borrower acting or benefiting in any capacity in connection with the Senior Loans is, any of the following (a “Sanctioned Person”): (a) a Person with whom dealings are prohibited or restricted under any Sanctions; (b) a Person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list or similarly named on any other Sanctions-related list of designated Persons; or (c) a Person that is owned 50% or more by any Person described in clause (b).

ARTICLE V

AFFIRMATIVE AND NEGATIVE COVENANTS OF THE BORROWER

The Borrower covenants and agrees that, so long as any Senior Lender has any Commitment hereunder or any Obligations remain unpaid, and unless the Controlling Parties shall otherwise consent in writing:

Section 5.1 Information. The Borrower will deliver the following to the Agents (and the Facility Agent shall furnish copies thereof to each of the Senior Lenders); provided that (1) the information described in clause (j) below will be required to be furnished solely to the Facility Agent for distribution to each of the Senior Lenders, (2) (x) the Borrower will procure the delivery by the EU Retention Provider of the information described in clause (k) and (y) the information described in clause (k) below will be required to be furnished solely to the Facility Agent for distribution to each Affected Lender and (3) the information described in clauses (l) and (m) below will be required to be delivered only to the Collateral Agent:

(a) as soon as reasonably available and in any event within 120 days after the end of each fiscal year, a balance sheet of the Borrower or, if the Borrower is consolidated with the balance sheet of the BDC, of the BDC as of the end of such fiscal year and the related statements of operations and cash flows for such fiscal year audited by independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year, a balance sheet of the Borrower or, if the Borrower is consolidated with the balance sheet of the BDC, of the BDC as of the end of such quarter and the related statements of operations for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the Borrower certifying (x) that such financial statements fairly present in all material respects the financial condition and the results of operations of the Borrower or, if the Borrower is consolidated with the balance sheet of the BDC, the BDC, on the dates and for the periods indicated, on the basis of GAAP, subject, in the case of interim financial statements, to normally recurring year-end adjustments and the absence of notes, and (y) that an Authorized Officer of the Borrower has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Borrower during the period beginning on the date through which the last such review was made pursuant to this Section 5.1(c) (or, in the case of the first certification pursuant to this Section 5.1(c), the Closing Date) and ending on a date not more than ten Business Days prior to the date of such delivery and that on the basis of such financial statements and such review of the Loan Documents, no Default has occurred and is continuing or, if any such Default has occurred and is then continuing, specifying the nature and extent thereof and, if continuing, the action the Borrower is taking or proposes to take in respect thereof;

(d) (i) within two Business Days after a Senior Authorized Officer of the Borrower obtains actual knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of such Senior Authorized Officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; (ii) promptly and in any event within ten days after such Senior Authorized Officer obtains knowledge thereof, notice of any (x) litigation or governmental proceeding pending or actions threatened against the Borrower or its rights in the Collateral Obligations or other Collateral which have had or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, and (y) any other event, act or condition which has had or would reasonably be expected to have a Material Adverse Effect; and (iii) promptly after a Senior Authorized Officer of the Borrower obtains knowledge that any loan included in the Collateral does not qualify as a “Collateral Obligation,” notice setting forth the details with respect to such disqualification;

(e) promptly upon the sending thereof, copies of all reports, notices or documents that the Borrower sends to any governmental body, agency or regulatory authority (excluding routine filings) and not otherwise required to be delivered hereunder;

(f) promptly following a request by the Facility Agent, copies of all reports, notices or documents that the Borrower (or the Collateral Manager on behalf of the Borrower) sends to S&P in connection with Credit Estimates;

(g) not later than the 10th day of each calendar month (or if such day is not a Business Day, the next succeeding Business Day), a report concerning the Collateral Obligations and Eligible Investments (the “Collateral Report”); the first Collateral Report shall be delivered in March 2019 and shall be determined with respect to the Collateral Report Determination Date occurring in February 2019; the Collateral Report for a calendar month shall contain the information with respect to the Collateral Obligations and Eligible Investments described in Exhibit D, and shall be determined as of the Collateral Report Determination Date for such calendar month;

(h) on each Quarterly Payment Date, a Payment Date Report in accordance with Section 9.1(c);

(i) from time to time such additional information regarding the Collateral or the financial position or business of the Borrower as the Agents, on either their own initiative or at the request of the Controlling Parties, may reasonably request in writing;

(j) the information described in Exhibit F, at the times indicated therein, which shall be subject to adjustment with the prior written consent of the Borrower and the Controlling Parties;

(k) (i) promptly following a request by any Affected Lender which is (x) received in connection with a material amendment of any Loan Document, a refreshed Retention Letter from the EU Retention Provider or (y) for additional information which is either in the possession of the EU Retention Provider or can be obtained at no material cost to the EU Retention Provider, such additional information as such Affected Lender may reasonably request in connection with the EU Securitisation Laws;

(ii) promptly on becoming aware of the occurrence thereof, written notice of any failure to satisfy the EU Retention Requirement at any time;

(iii) on a monthly basis (concurrent with the delivery of the first Collateral Report of each month), a certificate from an Authorized Officer of the EU Retention Provider confirming continued compliance with the requirements set forth in the Retention Letter;

(iv) upon any written request therefor by or on behalf of the Borrower or any Affected Lender delivered as a result of a material change in (x) the performance of the Senior Loans, (y) the risk characteristics of the transaction or (z) the Collateral Obligations and/or the Eligible Investments from time to time, a certificate from an Authorized Officer of the EU Retention Provider confirming continued compliance with the requirements set forth in the Retention Letter; and

(v) promptly upon the Borrower or the EU Retention Provider becoming aware of any material breach of the obligations included in any Loan Document, a certificate from an Authorized Officer of the EU Retention Provider confirming continued compliance with the requirements set forth in the Retention Letter;

(l) within five Business Days of the receipt thereof, copies of any letters received from any rating agency in respect of Credit Estimates;

(m) (i) On each date on which a Funding Request is made, (ii) on each date on which an item of Collateral is purchased or sold and (iii) reasonably upon request by the Facility Agent, a loan data file containing such information agreed upon by the Collateral Manager and the Facility Agent (the “Loan Tape”) as of the preceding Business Day; and

(n) promptly and in any event within five Business Days of any change to the information contained on Schedule I of the Master Transfer Agreement, the Collateral Manager shall deliver to the Facility Agent a certificate from an Authorized Officer thereof identifying such change.

Section 5.2 Payment of Obligations. The Borrower will pay and discharge, at or before maturity, all its respective material obligations and liabilities, including, without limitation, any obligation pursuant to any agreement by which it or any of its properties or assets is bound and any material tax liabilities, except where such liabilities may be contested in good faith by appropriate proceedings, and will maintain in accordance with GAAP appropriate reserves for the accrual of any of the same.

Section 5.3 Good Standing. The Borrower will remain qualified to do business and in good standing (as applicable) in every jurisdiction in which the nature of its businesses so requires, except where the failure to be so qualified and in good standing (other than in the State of Delaware) would not reasonably be expected to have a Material Adverse Effect.

Section 5.4 Compliance with Laws. The Borrower will comply in all respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

Section 5.5 Inspection of Property, Books and Records; Audits; Etc.

(a) The Borrower will keep proper books of record and accounts in which full, true and correct entries in all material respects in accordance with GAAP shall be made of all material financial matters and transactions in relation to its business and activities, and will permit representatives of the Facility Agent and the Collateral Agent (with one inspection during any fiscal year at the Borrower’s expense and a second inspection during any fiscal year at the Senior Lender’s expense, except during the continuance of an Event of Default) to visit and inspect any of its properties, to examine and make abstracts from any of its books and records, to examine and make copies of the Related Contracts and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at reasonable times in a manner so as to not unduly disrupt the business of the Borrower, upon reasonable prior notice to the Borrower and as often as may reasonably be desired; provided that any expenses incurred by the Borrower hereunder shall be reasonable and documented.

(b) If requested by the Controlling Parties, the Borrower agrees that representatives of the Controlling Parties (or an independent third-party auditing firm selected by the Controlling Parties) may (at the Borrower’s expense) conduct an audit and/or field examination of the Borrower and the Collateral Manager, at reasonable times in a manner so as to not unduly disrupt the business of the Borrower or the Collateral Manager, for the purpose of examining the servicing and administration of the Collateral Obligations, the results of which audit and/or field examination shall be promptly provided to the Senior Lenders; provided that no more than one such audit or field examination shall be conducted during any fiscal quarter of the Borrower, any expenses incurred by the Borrower hereunder shall be reasonable and documented and such audit and/or field examination shall be coordinated with the audit and/or field examination conducted pursuant to clause (a) of this Section 5.5.

(c) If requested by the Facility Agent or the Controlling Parties, the Borrower and the Collateral Manager shall participate in a meeting with the Facility Agent and the Senior Lenders once during each fiscal year of the Borrower, to be held at a location in New York City and at a time reasonably determined by the Borrower and the Collateral Manager.

Section 5.6 Existence. The Borrower shall do or cause to be done, all things necessary to preserve and keep in full force and effect its existence, its rights, and its privileges, obligations, licenses and franchises, except, other than with respect to its existence, to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 5.7 Subsidiaries/Equity Interest. The Borrower shall not directly or indirectly own any Subsidiaries or any equity interest in any entity other than as otherwise permitted pursuant to Section 4.14.

Section 5.8 Investments.

(a) The Borrower shall not make any investment other than in Collateral Obligations or Eligible Investments; provided that the Borrower may own Defaulted Loans, Equity Securities and other Collateral as permitted by the terms of this Agreement. The Borrower shall not acquire or originate any debt obligation unless, at the time of the commitment to acquire or originate such debt obligation, the Eligibility Criteria are satisfied with respect to the debt obligations so acquired or originated. The Borrower shall not acquire, originate or fund any debt obligations after the Reinvestment Period except for (i) the funding of Uncovered Amounts of Revolving Collateral Obligations and Delayed Funding Obligations that were originated or acquired prior to the end of the Reinvestment Period and (ii) the origination or acquisition of a Collateral Obligation where the commitment to make such acquisition or origination was made prior to the end of the Reinvestment Period, so long as such commitment provided for settlement in accordance with customary procedures in the relevant markets, but in any event for a settlement period no longer than three months following the date of such commitment.

(b) The Borrower shall not at any time obtain or maintain title to any real property or obtain or maintain a controlling interest in an entity that owns any real property (except for Equity Securities that are acquired as a result of the restructuring of a Collateral Obligation or the exercise of remedies with respect thereto so long as the Borrower directs the Collateral Agent to sell any such Equity Security pursuant to Section 10.1(a)(iv)).

(c) [Reserved].

(d) The Borrower shall not commit to acquire or originate any Collateral Obligation if such acquisition or origination would be in contravention of the terms of this Agreement, the Master Transfer Agreement or the Retention Letter.

Section 5.9 Restriction on Fundamental Changes.

(a) The Borrower shall not enter into any merger or consolidation or reorganization; provided that the Borrower may enter into a closing merger with an issuer of a collateralized loan obligation vehicle arranged by Barclays or an Affiliate of Barclays so long as all Obligations (other than any unasserted contingent Obligations) outstanding hereunder as of such date (including, for the avoidance of doubt, the Aggregate Senior Lender Termination Amount) are repaid in full and all Commitments have terminated. The Borrower shall not liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any part of its business or property, whether now or hereafter acquired, except for transfers of its property expressly permitted by the Loan Documents.

(b) The Borrower shall not amend its Constituent Documents (other than purely administrative amendments) without the Controlling Parties’ prior written consent.

Section 5.10 ERISA. Neither the Borrower nor any member of the ERISA Group shall establish any Plan or Multiemployer Plan.

Section 5.11 Liens. The Borrower shall not at any time directly or indirectly create, incur, assume or permit to exist, on any of its property, any Lien for borrowed monies or any other Lien except for Permitted Liens.

Section 5.12 Business Activities. The Borrower shall not engage in any business activity other than (i) the making, acquisition, origination, selling and maintenance of Collateral Obligations and the ownership of equity interests, (ii) receiving capital contributions (whether in the form of Cash or Collateral Obligations) from its equityholders and (iii) any other activities expressly permitted by this Agreement and the other Loan Documents (including the collateralized loan obligation transaction referred to in the Engagement Letter).

Section 5.13 Fiscal Year; Fiscal Quarter. The Borrower shall not change its fiscal year or any of its fiscal quarters, without the Facility Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.14 Indebtedness. The Borrower shall not incur or suffer to exist any Indebtedness other than the Obligations.

Section 5.15 Use of Proceeds. The Borrower shall use the proceeds of the Senior Loans and each Equity Funding solely (a) for the acquisition and origination of Collateral Obligations during the Reinvestment Period (and after the Reinvestment Period only for the acquisition and origination of Collateral Obligations committed to during the Reinvestment Period, subject to Section 5.8), (b) to fund Uncovered Amounts or the Future Funding Reserve Account, (c) to pay fees and expenses incurred with the closing and execution of this Agreement and the other Loan Documents and/or (d) as otherwise explicitly permitted hereunder.

Section 5.16 Bankruptcy Remoteness; Separateness.

(a) Limited Purpose Entity.

(i) The Borrower at all times since its formation has been, and will continue to be, a duly organized and existing limited liability company formed under the laws of the State of Delaware. The Borrower at all times since its formation has been, and will continue to be, duly qualified in each jurisdiction in which such qualification was or may be necessary for the conduct of its business, except where the failure to be so qualified in any jurisdiction (other than in the State of Delaware) would not reasonably be expected to have a Material Adverse Effect;

(ii) the Borrower at all times since its formation has complied, and will continue to comply, with its Constituent Documents and the laws of the jurisdiction of its formation relating to limited liability companies;

(iii) all customary formalities regarding the existence of the Borrower have been observed at all times since its formation and will continue to be observed;

(iv) the Borrower has been adequately capitalized at all times since its formation and will continue to be adequately capitalized in light of the nature of its business; and

(v) the Borrower has not any time since its formation assumed or guaranteed, and will not assume or guarantee, the liabilities of any other Persons (other than (x) pursuant to the Loan Documents, (y) the obligations of any agent under any Related Contracts and (z) any reimbursement obligation or indemnity in favor of its officers or directors; provided that any such reimbursement obligation or indemnity shall be subject to the Priority of Payments).

(b) No Bankruptcy Filing. The Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws of any jurisdiction or the liquidation of all or a major portion of its assets or property, and it has no knowledge of any Person contemplating the filing of any such petition against it.

(c) Separate Existence.

(i) At all times since its formation, the Borrower has accurately maintained, and will continue to accurately maintain, in all material respects, its financial statements, accounting records and other corporate documents, as applicable, separate from those of the Collateral Manager and any other Person; provided, however, that if the Borrower prepares consolidated financial statements with any Affiliates, (y) any such consolidated financial statements shall contain a note indicating the Borrower’s separateness from any such Affiliates and indicate its assets are not available to pay the debts of such Affiliate or any other Person and (z) if the Borrower prepares its own separate balance sheet, such assets shall also be listed on the Borrower’s own separate balance sheet. The Borrower has not at any time since its formation commingled, and will not commingle, its assets with those of the Collateral Manager or any other Person. The Borrower has at all times since its formation accurately maintained, in all material respects, and will continue to accurately maintain in all material respects, its own bank accounts and separate books of account.

(ii) The Borrower has at all times since its formation paid, and will continue to pay, its own liabilities from its own separate assets.

(iii) The Borrower has at all times since its formation identified itself, and will continue to identify itself, in all dealings with the public, under its own name and as a separate and distinct entity. The Borrower has not at any time since its formation identified itself, and will not identify itself, as being a division or a part of any other entity (other than for U.S. federal and state tax purposes).

(iv) The Borrower will comply at all times with the provisions of the LLC Agreement relating to separateness, bankruptcy remoteness and any similar provisions.

Section 5.17 Amendments, Modifications and Waivers to Collateral Obligations.

(a) In the performance of its obligations hereunder, the Borrower may enter into any amendment or waiver of or supplement to any Related Contract; provided that (1) the prior written consent of the Controlling Parties to any such amendment, waiver or supplement shall be required if (i) an Event of Default has occurred and is continuing or would result from such amendment, waiver or supplement, (ii) such amendment, waiver or supplement, individually or together with all other such amendments, waivers and/or supplements, would in the good faith determination of the Borrower result in a Material Adverse Effect or (iii) such amendment, waiver or supplement constitutes a Specified Change; provided that (A) in the case of clauses (ii) and (iii) above, if the Borrower notifies the Facility Agent of the proposed Specified Change and the Facility Agent (at the direction of the Controlling Parties) does not object within 15 Business Days after written notice thereof is provided to the Facility Agent, the proposed Specified Change will be deemed to have been consented to by the Facility Agent (at the direction of the Controlling Parties) and (B) in the case of clause (iii) above, during the Reinvestment Period, such prior written consent shall not be required if (x) the relevant Collateral Obligation would be eligible to be originated or acquired by the Borrower in accordance with the terms of this Agreement and (y) no Default shall have occurred and be continuing and (2) the Borrower may not enter into any such amendment, waiver or supplement that would result in the Minimum Weighted Average Spread Test not being satisfied (or if not satisfied at such time, being worsened) after giving effect to such amendment, waiver or supplement.

(b) Any Collateral Obligation that, as a result of any amendment, waiver or supplement thereto, ceases to qualify as a Collateral Obligation, will thereafter be deemed to be a Defaulted Loan for so long as it remains unqualified to be a Collateral Obligation by the terms of this Agreement.

(c) In the event of an amendment or waiver of or supplement to a Collateral Obligation that is not consented to by the Controlling Parties and that results in the failure of the Maximum Weighted Average Maturity Test (but would otherwise qualify as a Collateral Obligation), such Collateral Obligation will thereafter be treated as a Defaulted Loan hereunder until such time as the Maximum Weighted Average Maturity Test is satisfied (provided that if, at the time of such satisfaction of the Maximum Weighted Average Maturity Test, such Collateral Obligation would otherwise be considered a Defaulted Loan in accordance with the terms of this Agreement (including clause (b) above), such Collateral Obligation will continue to be treated as a Defaulted Loan hereunder until such Collateral Obligation is no longer considered a Defaulted Loan in accordance with the terms of this Agreement (including clause (b) above)).

Section 5.18 Hedging. The Borrower shall not at any time be party to any hedging agreements, including any interest rate hedging agreements or currency hedging agreements.

Section 5.19 Title Covenants. The Borrower covenants that at no time shall it:

(a) create, permit or suffer to be created any Lien or security interest in the Collateral other than Permitted Liens; or

(b) except as otherwise expressly permitted herein sell, transfer, assign, deliver or otherwise dispose of any Collateral or any interest therein.

The Borrower further covenants and agrees to defend the Collateral against the claims and demands of all other parties to the extent necessary to preserve the first-priority security interest of the Collateral Agent in the Collateral.

Section 5.20 Further Assurances.

(a) The Borrower shall at its sole expense file, record, make, execute and deliver all such notices, instruments, statements and other documents, and take such acts, as the Collateral Agent (acting at the direction of the Facility Agent) may reasonably request from time to time to register in the name of the Collateral Agent or its nominee, and to perfect, preserve or otherwise protect the security interest of the Collateral Agent, for the benefit of the Secured Parties in, the Collateral or any part thereof, or to give effect to the rights, powers and remedies of the Collateral Agent hereunder, including but not limited to execution and delivery of financing statements. The Borrower shall be obligated to perform its obligations under this Agreement notwithstanding the ability of the Collateral Agent to take such actions pursuant to the provisions of Section 5.22.

(b) On or before the anniversary date of the Closing Date in each calendar year, or the last Business Day immediately preceding such date if the such date is not a Business Day, commencing in 2020, the Borrower shall furnish to the Collateral Agent an opinion of counsel stating that, in the opinion of such counsel, as of the date of such opinion, the lien and security interest created by this Agreement with respect to the Collateral remains a valid and perfected first priority lien in favor of the Collateral Agent for the benefit of the Secured Parties and stating what action, if any, needs to be taken to retain the validity and perfection of such lien for the following annual period.

Section 5.21 Costs of Transfer Taxes and Expenses.

(a) The Borrower shall pay or cause to be paid all transfer Taxes and other costs incurred in connection with all transfers of Collateral. For the avoidance of doubt, any amounts paid pursuant to this Section 5.21(a) shall not be indemnifiable pursuant to Section 11.4.

(b) Without duplication of any other provision of this Agreement, the Borrower agrees to pay the Collateral Agent the reasonable and documented out-of-pocket costs and expenses, including but not limited to reasonable and documented attorneys’ fees and other charges, incurred by the Collateral Agent in connection with making collections on any Collateral.

Section 5.22 Collateral Agent May Perform.

(a) If the Borrower fails to perform any agreement contained herein to be performed by it, the Collateral Agent may, upon the written instructions of the Facility Agent or the Controlling Parties and after notice to the Borrower, itself file, record, make, execute and deliver all such notices, instruments, statements and other documents, and take such acts, as the Controlling Parties may determine to be necessary or desirable from time to time to perfect, preserve or otherwise protect the security interest of the Collateral Agent, for the benefit of itself and the Secured Parties and otherwise perform, or cause performance of, any other such actions as the Controlling Parties shall determine is necessary or desirable, and the reasonable fees and out-of-pocket expenses of the Collateral Agent and Senior Lenders incurred in connection therewith shall be payable by the Borrower and shall be part of the Obligations.

(b) The powers conferred on the Collateral Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

Section 5.23 Notice of Name Change. The Borrower shall give the Agents not less than 30 days’ notice of any change of its name and not less than 30 days’ notice of any change of its principal place of business and will take all steps necessary to preserve the first priority perfected security interest of the Collateral Agent in the Collateral. The Borrower shall not change its type of organization, jurisdiction of organization without the prior written consent of the Facility Agent.

Section 5.24 Performance of Obligations. The Borrower shall timely and fully comply with and perform in all material respects its obligations under the Collateral Obligations and other Collateral in accordance with the terms thereof except to the extent that failure to do so could not reasonably be expected to impair the value or collectability of such Collateral Obligations and other Collateral.

Section 5.25 Limitation on Dividends. The Borrower will not declare or make any direct or indirect distribution, dividend or other payment to any person on account of any limited liability company or other equity interest in, or ownership of any similar interests or securities of the Borrower, except for distributions made pursuant to Sections 6.4 and 9.1.

Section 5.26 Collateral Management Agreement; Master Transfer Agreements. The Borrower shall not amend the Collateral Management Agreement or the Master Transfer Agreement except pursuant to the terms thereof and Section 12.4 of this Agreement.

Section 5.27 Transactions With Affiliates.

(a) Unless such transaction is upon terms no less favorable to the Borrower than it could obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, the Borrower shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, other than (i) the payment of any amounts owing to the Collateral Manager under the Loan Documents, (ii) the receipt of funds from its equityholders pursuant to Section 6.5 and (iii) the acquisition of Collateral Obligations pursuant to the Master Transfer Agreement for consideration consisting of an increase in the value of its equity ownership of the Borrower.

(b) The Borrower shall ensure that all purchases of Collateral Obligations from any Affiliate of the Borrower will be pursuant to and in accordance with the Master Transfer Agreement. All sales of Collateral Obligations and other assets from the Borrower to any Affiliate of the Borrower shall be conducted in an arm’s length transaction in the ordinary course of business.

Section 5.28 Reports by Independent Accountants.

(a) On or after the Closing Date, the Borrower (or the Collateral Manager on behalf of the Borrower) shall select one or more nationally recognized firms of independent certified public accountants for purposes of performing agreed-upon procedures required by this Agreement, which may be the firm of independent certified public accountants that performs accounting services for the Borrower or the Collateral Manager. The Borrower may remove any firm of independent certified public accountants at any time. Upon any resignation by such firm or removal of such firm by the Borrower, the Borrower (or the Collateral Manager on behalf of the Borrower) shall promptly appoint a successor thereto that shall also be a nationally recognized firm of independent certified public accountants, which may be a firm of independent certified public accountants that performs accounting services for the Borrower or the Collateral Manager. If the Borrower shall fail to appoint a successor to a firm of independent certified public accountants which has resigned or has been removed within 30 days after such resignation or removal (as applicable), the Borrower shall promptly notify the Agents and the Collateral Manager of such failure in writing. If the Borrower shall not have appointed a successor within ten days thereafter, the Collateral Manager shall appoint a successor firm of independent certified public accountants of nationally recognized reputation. The fees of such firm of independent certified public accountants and its successor shall be payable by the Borrower as Administrative Expenses in accordance with the Priority of Payments and the terms of this Agreement. In the event such firm requires the Collateral Agent and/or the Collateral Administrator to agree (whether in writing or otherwise) to the procedures performed by such firm, the Borrower hereby directs the Collateral Agent and/or the Collateral Administrator, as applicable, to so agree and directs the Collateral Agent or the Collateral Administrator to execute a specified user agreement, access letter or agreement of similar import requested by such accountants, which may include among other things, (i) acknowledgement that the Borrower has agreed that the procedures to be performed by such accountants are sufficient for the Borrower’s purposes, (ii) releases by the Collateral Agent or the Collateral Administrator, as applicable (on behalf of itself and the Senior Lenders and Facility Agent) of claims against the firm and acknowledgement of other limitations of liability in favor of the firm and (iii) restrictions or prohibitions on the disclosure of information or documents provided to it by such firm (including to the Senior Lenders and Facility Agent). It is understood and agreed that the Collateral Agent and the Collateral Administrator will deliver such letters of agreement and similar documents in conclusive reliance on the foregoing direction of the Borrower. Neither the Collateral Agent nor the Collateral Administrator shall have any responsibility to the Borrower or any Secured Party hereunder to make any inquiry or investigation as to, and shall have no obligation, liability or responsibility in respect of, the terms of any engagement of any such firm, or the validity or correctness of such procedures or content of such letter (including without limitation with respect to the sufficiency thereof for any purpose), any report or instruction (or other information or documents) prepared or delivered by any such accountants pursuant to any such engagement. In no event shall the Collateral Agent or the Collateral Administrator be required to execute any agreement in respect of the accountants that it reasonably determines adversely affects it. For the avoidance of doubt, any costs, fees or expenses incurred by the Collateral Agent and/or the Collateral Administrator in connection with this Section 5.28(a) shall be payable by the Borrower as Administrative Expenses in accordance with the Priority of Payments and the terms of this Agreement.

(b) On or before the date that is 120 days following the end of each fiscal year of the Borrower, or the last Business Day immediately preceding such date if such date is not a Business Day, commencing in 2019, the Borrower shall cause to be delivered to the Collateral Agent an agreed-upon procedures report from a firm of independent certified public accountants appointed pursuant to clause (a) above for each Payment Date Report received since the last statement (i) indicating that the calculations within those Payment Date Reports have been recalculated and compared to the information provided by the Borrower in accordance with the applicable provisions of this Agreement and (ii) listing the Aggregate Principal Balance of the Collateral Obligations securing the Senior Loans as of the immediately preceding Measurement Dates; provided that in the event of a conflict between such firm of independent certified public accountants and the Borrower with respect to any matter in this Section 5.28, the determination by such firm of independent public accountants shall be conclusive absent manifest or demonstrable error; provided further that, if there is any inconsistency between the calculations of the Borrower and the calculations of the firm of independent certified public accountants, the Borrower shall promptly notify the Facility Agent and the Senior Lenders and describe such inconsistency in reasonable detail. In the event such independent certified public accountants require the Custodian, the Facility Agent, the Collateral Administrator or the Collateral Agent to agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section 5.28(b), the Borrower shall direct the Custodian, the Facility Agent, the Collateral Administrator or the Collateral Agent in writing to so agree. Notwithstanding anything to the contrary herein, if the Custodian, Facility Agent, the Collateral Administrator or Collateral Agent fail within 75 days following the end of each fiscal year of the Borrower to execute any documentation required by the independent certified public accountants selected by the Borrower prior to the delivery of any report contemplated by this Section 5.28(b), then the Borrower shall have no obligation to furnish any report covering such fiscal year pursuant to this Section 5.28(b). In no event shall the Custodian, the Collateral Administrator or the Collateral Agent be required to execute any agreement in respect of the accounts that it reasonably determines adversely affects it.

Section 5.29 Tax Matters as to the Borrower.

(a) The Borrower shall (and each Senior Lender hereby agrees to) treat the Senior Loans as debt for U.S. Federal income tax purposes and will take no contrary position unless required by applicable law; provided that for so long as the Borrower is treated as an entity that is disregarded as separate from its sole member, any Senior Loans held by such sole member will be disregarded for U.S. federal income tax purposes. Each member of the Borrower shall at all times be a U.S. Person.

(b) For taxable years of the Borrower that are subject to Chapter 63 of the Code, the Borrower shall, whenever relevant, use commercially reasonable efforts to elect the application of Section 6226 of the Code.

Section 5.30 Sanctions Laws. The Borrower shall not, directly or indirectly, use the proceeds from the Senior Loans or the membership interests in the Borrower to finance or facilitate, directly or indirectly, any transaction with, investment in, or any dealing for the benefit of a Sanctioned Person, in each case, in violation of applicable Sanctions or in any other manner that results in a violation by any Senior Lender of any Sanctions.

Section 5.31 Retention Letter. To the extent the same is within its control, the Borrower shall (i) procure the EU Retention Provider not to amend, supplement, modify, repudiate or waive any provision, of any Retention Letter without the prior written consent of the Facility Agent and each Affected Lender and (ii) procure that the EU Retention Provider has not changed and will not change the manner in which it retains the Retained Interest, except to the extent permitted by the EU Securitisation Laws and with the prior written consent of the Facility Agent and each Affected Lender.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.1 Events of Default. The term “Event of Default” shall mean any of the events set forth in this Section 6.1:

(a) a default in the payment, when due and payable, of any interest, fees, costs, expenses, indemnities or other amounts (other than principal) due on any Senior Loan or any related obligations in respect thereof and the continuation of such default for five Business Days after the date such amounts become due and payable if such date is provided in this Agreement or the applicable Loan Document (or, if no such date is provided or such amount is not fixed, five Business Days after notice shall have been given to the Borrower by the Controlling Parties, the intended recipient of such amounts or the Facility Agent, specifying such amount that has become due and payable); provided that in the case of a failure to pay due to an administrative error or omission by the Collateral Agent, such failure continues for five Business Days after the Collateral Agent receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower;

(b) a default in the payment of any principal due on any Senior Loans when such principal becomes due and payable; provided that in the case of a failure to pay due to an administrative error or omission by the Collateral Agent, such failure continues for five Business Days after the Collateral Agent receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower;

(c) the failure on any Quarterly Payment Date to disburse amounts available in the Payment Account or Collection Account in accordance with the Priority of Payments and continuation of such failure for a period of five Business Days or, in the case of a failure to disburse due to an administrative error or omission by any Agent, such failure continues for five Business Days after such Agent, as applicable, receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower;

(d) the Borrower or the pool of Collateral becomes an investment company required to be registered under the Investment Company Act;

(e) the occurrence of any one or more of the following:

(i) failure of any representation or warranty in Section 4.7 or 4.10 to be correct in all material respects when made, or default in the performance, or breach, of any covenant contained in Section 5.1(d)(i), 5.9, 5.10, 5.11, 5.12, 5.13, 5.14, 5.16(a)(v), 5.16(b), 5.17(a)(1)(i) or 5.17(a)(1)(iii);

(ii) a default in the performance, or breach, of any covenant contained in Section 5.1(d)(ii), 5.1(d)(iii), 5.16(a)(i), (ii) or (iii), 5.17(a)(1)(ii) and 5.31 and such default continues for a period of five Business Days after the earlier to occur of (x) the date on which written notice of such default requiring the same to be remedied shall have been given to the Borrower and (y) a Senior Authorized Officer of the Borrower has actual knowledge of such default;

(iii) a default in the performance, or breach, of any covenant contained in Section 5.16(c) and the Facility Agent determines based on the advice of counsel that such default would impair the ability of a nationally recognized firm to provide a non-consolidation opinion with respect thereto;

(iv) failure of the representation or warranty in Section 4.4 to be correct in all material respects when made with respect to the Borrower’s obligations under one or more Collateral Obligations or other items of Collateral and there has occurred or there would reasonably be expected to occur a material adverse effect on the rights, interests or remedies of the Agents or the Senior Lenders under any of the Loan Documents; or

(v) (x) a default in the performance, or breach, of any other covenant, warranty or other agreement of the Borrower or the Collateral Manager under this Agreement or any other Loan Document in any material respect or (y) the failure of any representation or warranty of the Borrower or the Collateral Manager made in this Agreement, any other Loan Document or in any related certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith to be correct when made and such failure would reasonably be expected to have a Material Adverse Effect (other than a covenant, representation, warranty or other agreement or a portion thereof a default in the performance or breach or failure of which is otherwise specifically dealt with in this Section 6.1, it being understood, without limiting the generality of the foregoing, that any failure to meet any Concentration Limitation, Collateral Quality Test, Coverage Test (except as provided in clause (h) below) or the Portfolio Advance Rate exceeding the Maximum Advance Rate is not an Event of Default), and such default, breach or failure either (A) is not susceptible of cure or (B) continues for a period of 30 days following the notice to the Borrower or the date on which a Senior Authorized Officer of the Borrower obtains actual knowledge of such default;

(f) the entry of a decree or order by a court of competent jurisdiction (i) adjudging the Borrower or the Collateral Manager as bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower or the Collateral Manager under the Bankruptcy Code or any other applicable law, (iii) appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Borrower or the Collateral Manager or of any substantial part of its respective properties or (iv) ordering the winding up or liquidation of the affairs of the Borrower or the Collateral Manager, respectively, and the continuance of any such decree or order is unstayed and in effect for a period of 60 consecutive days;

(g) the institution by the Borrower or the Collateral Manager of proceedings for the Borrower or the Collateral Manager to be adjudicated as bankrupt or insolvent, or the consent by the Borrower or the Collateral Manager to the institution of bankruptcy or insolvency proceedings against it, or the filing by the Borrower or the Collateral Manager of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other similar applicable law, or the consent by the Borrower or the Collateral Manager to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Borrower or the Collateral Manager of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Borrower or the Collateral Manager in furtherance of any such action;

(h) the Senior Overcollateralization Ratio is less than 115.0% as of any Measurement Date and remains so for five Business Days after such Measurement Date;

(i) any Lien on any Collateral created pursuant to the Loan Documents shall, at any time after delivery of the respective Loan Documents, cease to be fully valid and perfected as a first priority Lien subject only to Permitted Liens (other than directly due to the action of the Senior Lenders or the Agents);

(j) any of the Loan Documents ceases to be in full force and effect;

(k) one or more judgments or decrees shall be entered against the Borrower involving in the aggregate a liability of $1,000,000 or more in excess of the amounts paid or fully covered by insurance and the same shall not have been vacated, satisfied, undischarged, stayed or bonded pending appeal within 30 days from the entry thereof;

(l) the occurrence of an event that would permit the termination of the Collateral Management Agreement or the removal or replacement of the Collateral Manager pursuant to the terms of the Collateral Management Agreement;

(m) [reserved];

(n) the occurrence of a Change in Control; or

(o) the occurrence of a Collateral Manager Event of Default.

Upon the occurrence of an Event of Default, the Borrower shall promptly notify the Agents, the Collateral Manager and the Senior Lenders in writing (which notice shall refer to this Agreement and state that such notice is a notice of Default).

Section 6.2 Remedies. If an Event of Default shall have occurred and be continuing, the Controlling Parties or the Facility Agent (acting at the direction of the Controlling Parties) may exercise (or direct the Collateral Agent in the exercise of) the rights, privileges and remedies set forth in this Section 6.2.

(a) Upon the occurrence and during the continuance of any Event of Default, each of the following actions shall require the prior written approval by the Controlling Parties, whether or not approved by the Borrower’s board of directors or other persons performing similar functions: (i) issuance of any commitment to make, and the acquisition or origination (other than pursuant to commitments then in effect) of, any Collateral Obligation or other loan or security constituting any Collateral or any interest therein, (ii) any amendment, modification, or waiver of, or any consent to departure from, any term or provision of any Collateral Obligation or other loan or security constituting any Collateral, (iii) any release of any collateral for, or guarantor of or other credit support provider for, any Collateral Obligation or other loan or security constituting any Collateral, except upon payment in full of such Collateral Obligation or other loan or security or any subordination or limitation of recourse with respect thereto and except as otherwise required pursuant to the terms of the Related Contracts, (iv) any sale, purchase, assignment or participation in respect of any Collateral Obligation or other loan or security constituting any Collateral (other than pursuant to commitments then in effect or in the case of a sale or assignment upon payment in full of such Collateral Obligation or other loan or security) and (v) any determination to exercise, or not to exercise, remedies in respect of a Collateral Obligation or other loan or security constituting any Collateral following a default or event of default thereunder.

(b) Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Loan Documents, including Section 6.3, and the rights and remedies of a secured party under applicable law, including the UCC, the Facility Agent or the Controlling Parties, by notice to the Borrower, may do any one or more of the following:

(i) declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate (provided that unless an Event of Default described in Section 6.1(d), (f) or (g) has occurred and is continuing, the Commitments shall not be terminated unless the Net Aggregate Uncovered Amount is equal to zero); and

(ii) declare the principal of and the accrued interest on the Senior Loans and all other amounts whatsoever payable by the Borrower hereunder (including any amounts payable under Section 2.9) to be forthwith due and payable (an “Acceleration Event”), whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower;

provided that, upon the occurrence of any Event of Default described in clause (f) or (g) of Section 6.1, the Commitments shall automatically terminate and the Senior Loans and all such other amounts shall automatically become due and payable, without any further action by any party.

(c) Upon the occurrence and during the continuance of an Event of Default, the Controlling Parties or the Collateral Agent (acting at the direction of the Facility Agent or the Controlling Parties) will have the right to take any other remedies set forth in Section 6.3(b) below or other remedies permitted by law.

Section 6.3 Additional Collateral Provisions.

(a) Release of Security Interest. If and only if the Aggregate Senior Lender Termination Amount has been paid in full and all Commitments have been terminated, the Secured Parties shall, at the expense of the Borrower, promptly execute, deliver and file or authorize for filing such instruments as the Borrower shall reasonably request in order to reassign, release or terminate the Secured Parties’ security interest in the Collateral. The Secured Parties acknowledge and agree that upon the sale, substitution or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, on the date of any such sale, substitution or other disposition, the Collateral Agent, on behalf of the Secured Parties, shall automatically and without further action be deemed to and hereby does terminate and release the Secured Parties’ security interest in such Collateral and the Secured Parties shall, at the expense of the Borrower, execute, deliver and file or authorize for filing such instrument as the Borrower shall reasonably request to reflect or evidence such termination. Any and all actions under this Article VI in respect of the Collateral shall be without any recourse to, or representation or warranty by any Secured Party and shall be at the sole cost and expense of the Borrower.

(b) Additional Rights and Remedies. The Collateral Agent (for itself and on behalf of the other Secured Parties), acting at the direction of the Controlling Parties through the Facility Agent, shall have all of the rights and remedies of a secured party under the UCC and other applicable law. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent or its designees shall, at the direction of the Controlling Parties through the Facility Agent, to the extent permitted by applicable law (including the UCC) and notwithstanding anything in the Loan Documents to the contrary, (i) instruct the Borrower to deliver any or all of the Collateral, the Related Contracts and any other documents relating to the Collateral to the Collateral Agent or its designees and otherwise give all instructions for the

Borrower regarding the Collateral; (ii) if the Senior Loans have been accelerated in accordance with this Agreement, sell or otherwise dispose of the Collateral, all without judicial process or proceedings; (iii) take control of the proceeds of any such Collateral; (iv) subject to the provisions of the applicable Related Contracts, exercise any consensual or voting rights in respect of the Collateral; (v) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (vi) enforce the Borrower’s rights and remedies with respect to the Collateral; (vii) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (viii) require that the Borrower immediately take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Contracts; (ix) redeem or withdraw or cause the Borrower to redeem or withdraw any asset of the Borrower to pay amounts due and payable in respect of the Obligations; (x) subject to Section 12.15, make copies of or, if necessary, remove from the Borrower’s and its agents’ place of business all books, records and documents relating to the Collateral; and (xi) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor.

The Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement unless at and until (and to the extent) the express direction of the Controlling Parties through the Facility Agent; provided that the Collateral Agent shall not be required to take any such action at the direction of the Controlling Parties through the Facility Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any applicable law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder (unless it has been provided with an indemnity agreement (including the indemnity provisions contained herein and in the other Loan Documents) which it reasonably deems to be satisfactory with respect thereto).

The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the reasonable request of the Collateral Agent (acting at the direction of the Controlling Parties or acting directly or through the Facility Agent) or the Controlling Parties, it shall execute all documents and agreements which are necessary or appropriate to have the Collateral assigned to the Collateral Agent or its designee. For purposes of taking the actions described in clauses (i) through (xi) of this Section 6.3(b) the Borrower hereby irrevocably appoints the Collateral Agent as its attorney-in-fact (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid and which can be exercised only if such Event of Default is continuing), with power of substitution, in the name of the Collateral Agent or in the name of the Borrower or otherwise, for the use and benefit of the Collateral Agent, for the benefit of the Secured Parties, but at the cost and expense of the Borrower and, except as permitted by applicable law, without notice to the Borrower.

All documented sums paid or advanced by the Collateral Agent in connection with the foregoing and all documented out-of-pocket costs and expenses (including documented and reasonable and documented attorneys’ fees and expenses) incurred in connection therewith, together with interest thereon at the Post-Default Rate for the Senior Loans from the date of demand of repayment by the Collateral Agent until repaid in full, shall be paid by the Borrower to the Collateral Agent from time to time on demand in accordance with the Priority of Payments and shall constitute and become a part of the Obligations secured hereby.

Without the prior written consent of the Controlling Parties, credit bidding by any Senior Lender or any other Person in connection with any foreclosure sale hereunder shall not be permitted.

Notwithstanding any other provision of this Article VI, in connection with the sale of the Collateral following an acceleration of the Obligations, each of the BDC or the Collateral Manager (or any of its Affiliates) shall have the right (which right, for avoidance of doubt, shall be irrevocably forfeited if not exercised within the specified timeframe) to purchase all of the Collateral Obligations in the Collateral within two Business Days of its receipt of notice of such acceleration by paying to the Collateral Agent in immediately available funds, an amount equal to the Aggregate Senior Lender Termination Amount and, without duplication, all unpaid Administrative Expenses. Notwithstanding the foregoing purchase rights, if the Collateral Agent or the Controlling Parties propose to sell the Collateral or any part thereof in one or more parcels at a public or private sale, each of the BDC, the Collateral Manager (or any of its Affiliates) and the Senior Lenders (and any of their respective Affiliates) shall have the right to offer bids to acquire all or any portion of the Collateral sold at such sale. To the extent the Facility Agent (at the direction of the Controlling Parties) elects to sell any or all Collateral Obligations at such public or private sale, such Collateral Obligations or any parcel thereof shall be sold to the party offering the highest bid in immediately available funds.

(c) Remedies Cumulative. Each right, power, and remedy of the Agents and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Agents or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

(d) Related Contracts.

(i) The Borrower hereby agrees that, to the extent not expressly prohibited by the terms of the Related Contracts, after the occurrence and during the continuance of an Event of Default, it shall (x) upon the written request of either Agent, promptly forward to such Agent all information and notices which it receives under or in connection with the Related Contracts relating to the Collateral, subject to applicable confidentiality requirements, and (y) upon the written request of either Agent, act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Contracts relating to the Collateral only in accordance with the direction of such Agent; provided that if the Borrower receives conflicting requests pursuant to this subclause (y), it shall follow whichever request is evidenced to be derived from the direction of the Controlling Parties.

(ii) The Borrower agrees that, to the extent the same shall be in the Borrower’s possession, it will hold all Related Contracts relating to the Collateral in trust for the Collateral Agent on behalf of the Secured Parties, and upon request of either Agent following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Collateral Agent or its designee.

(e) Borrower Remains Liable.

(i) Notwithstanding anything herein to the contrary, (x) the Borrower shall remain liable under the contracts and agreements included in and relating to the Collateral (including the Related Contracts) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed and (y) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral.

(ii) No obligation or liability of the Borrower is intended to be assumed by either Agent or any other Secured Party under or as a result of this Agreement or the other Loan Documents, and the transactions contemplated hereby and thereby, including under any Related Contract or any other agreement or document that relates to Collateral and, to the maximum extent permitted under provisions of law, the Agents and the other Secured Parties expressly disclaim any such assumption.

(f) Protection of Collateral. The Borrower, or the Collateral Manager on behalf of and at the expense of the Borrower, shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such UCC-1 financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Senior Lenders hereunder and to:

(i) grant security more effectively on all or any portion of the Collateral;

(ii) maintain, preserve and perfect any grant of security made or to be made by this Agreement including, without limitation, the first priority nature of the lien or carry out more effectively the purposes hereof;

(iii) perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations);

(iv) enforce any of the Collateral or other instruments or property included in the Collateral;

(v) preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral against the claims of all Persons and parties; and

(vi) pay or cause to be paid any and all material Taxes levied or assessed upon all or any part of the Collateral, except to the extent such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor.

The Borrower hereby authorizes the Collateral Agent as its agent and attorney in fact to prepare and file any UCC-1 financing statement, continuation statement and all other instruments, and take all other actions, required pursuant to this Section 6.3. Such authorization shall not impose upon the Collateral Agent, or release or diminish, the Borrower’s obligations under this Section 6.3. The Borrower further authorizes the Facility Agent’s United States counsel to file any UCC-1 or UCC-3 financing statements that may be required by the Agents in connection with this Agreement and the transactions contemplated hereby.

Section 6.4 Application of Proceeds. On the Maturity Date (other than in the case of the Scheduled Maturity Date) and any Business Day designated by the Controlling Parties with at least two Business Days’ notice to the Facility Agent following the occurrence of an Acceleration Event, all proceeds received in respect of Collateral will be applied to the Obligations in the following order of on each date or dates fixed by the Collateral Agent (at the direction of the Controlling Parties acting through the Facility Agent). In all other cases, all proceeds received in respect of the Collateral will be applied in accordance with the Priority of Payments specified in Section 9.1(a).

(a) to the payment of Taxes (but not including any accrued and unpaid Indemnified Taxes), any registration and filing fees then due and owing by the Borrower;

(b) first, to the payment to the Collateral Agent for all due and unpaid Collateral Agent Fees and all other Administrative Expenses owing to the Collateral Agent, all amounts owing and payable hereunder to the Collateral Administrator, the Custodian and U.S. Bank, as Securities Intermediary (including, in each case, without limitation, indemnity payments); and second, to the payment to the Facility Agent for all Administrative Expenses owing to the Facility Agent (including, without limitation, indemnity payments);

(c) except if an Acceleration Event has occurred, unless waived by the Collateral Manager, which waiver shall be permanent and irrevocable, to the payment to the Collateral Manager of all due and unpaid Senior Collateral Management Fees in an amount not to exceed the accrued Senior Collateral Management Fees for one Due Period;

(d) to the payment to the Senior Lenders (with respect to principal, ratably in proportion to the Senior Lenders’ respective Percentage Shares) of the Aggregate Senior Lender Termination Amount;

(e) except if an Acceleration Event has occurred, unless waived by the Collateral Manager, which waiver shall be permanent and irrevocable, to the payment to the Collateral Manager of all due and unpaid Subordinated Collateral Management Fees in an amount not to exceed the accrued Subordinated Collateral Management Fees for one Due Period;

(f) to the payment of Administrative Expenses (other than those paid under clause (b) above), in the order of priority set forth in the definition of “Administrative Expenses”;

(g) to the payment of all amounts due to the Collateral Manager for any due and unpaid Collateral Management Fees to the extent not paid under clauses (c) and (e) above (provided that, for the avoidance of doubt, no waived Collateral Management Fees shall be payable pursuant to this clause (g)); and

(h) any remainder, to the equity of the Borrower.

If on any date that payments are made pursuant to this Section 6.4 the amount available to be paid pursuant to any of the foregoing clauses (a) through (h) is insufficient to make the full amount of the disbursements required pursuant to any such clause, such payments will be applied in the order and according to the priority set forth in clauses (a) through (h) above and (except as provided in subclauses “first” and “second” of clause (b) or as otherwise provided above) ratably in accordance with the respective amounts owing under any such clause to the extent funds are available therefor.

Section 6.5 Capital Contributions. The equityholders of the Borrower may, but shall have no obligation to (except as otherwise required herein, including with respect to the initial Equity Funding hereunder), at any time or from time to time make a capital contribution in Cash or Eligible Investments or an assignment and contribution of a Collateral Obligation (valued at such Collateral Obligation’s Adjusted Collateral Principal Amount) to the Borrower for any purpose, including for the purpose of curing any Event of Default (provided that no such contribution shall cure any Event of Default without the consent of the Controlling Parties), enabling the acquisition or sale of any Collateral Obligation or satisfying any Eligibility Criteria, Coverage Test or Collateral Quality Test. Unless otherwise directed by the Borrower by prior or contemporaneous written notice to the Collateral Manager, the Facility Agent and the Collateral Agent, all Cash contributed to the Borrower shall be treated as Principal Proceeds except to the extent that such Cash is used on the Closing Date to pay fees and expenses incurred in connection with the structuring, consummation and closing of the transaction contemplated by this Agreement.

ARTICLE VII

THE AGENTS

Section 7.1 Appointment and Authorization. Each Senior Lender irrevocably appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Only the Agents (and not one or more of the Senior Lenders) shall have the authority to deal directly with the Borrower under this Agreement and each Senior Lender acknowledges that all notices, demands or requests from such Senior Lender to the Borrower must be forwarded to the applicable Agent for delivery to the Borrower. Each Senior Lender acknowledges that the Borrower has no obligation to act or refrain from acting on instructions or demands of one or more Senior Lenders absent written instructions from an Agent in accordance with its rights and authority hereunder.

Section 7.2 Agents and Affiliates. The Agents shall (in addition to its rights and power as an Agent granted hereunder) each have the same rights and powers under this Agreement as the Senior Lenders and may each exercise or refrain from exercising the same as though it were not an Agent, and such Agents and their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not an Agent hereunder, and the term “Senior Lender” and “Senior Lenders” may include Barclays, U.S. Bank and/or any Affiliate of Barclays or U.S. Bank in its individual capacity. The provisions in this Article VII with respect to the Agents shall apply only to the Agents acting in their capacities as such hereunder and not as Senior Lenders.

Section 7.3 Actions by Agent. The obligations of the Agents hereunder are only those expressly set forth herein. Neither Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Senior Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of any Agent shall be read into this Agreement or any other Loan Document or shall otherwise exist against any Agent. The provisions of this Article VII are solely for the benefit of the Agents and the Senior Lenders (other than Sections 7.1 and 7.8, which are also for the benefit of the Borrower). In performing its functions and duties solely under this Agreement, each Agent shall act solely as the agent of the Senior Lenders (other than with respect to Section 12.5(f)) and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust with or for the Senior Lenders. Without limiting the generality of the foregoing, no Agent shall be required to take any action with respect to any Default, except as expressly provided in Article VI.

Section 7.4 Delegation of Duties; Consultation with Experts. Each Agent may execute any of its duties under this Agreement by or through its subsidiaries, affiliates, agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Each Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.5 Limitation of Liability of Agents.

(a) No Agent nor any of its respective affiliates, directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (x) with the consent or at the request of the Controlling Parties, or (y) in the absence of its own gross negligence, fraud, reckless disregard, bad faith, criminal conduct or willful misconduct. No Agent nor any of its respective affiliates, directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Funding hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to such Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith. No Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document or any other document furnished in connection herewith or therewith in accordance with a request of the Controlling Parties, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Senior Lenders. Under no circumstances shall the Agents be deemed liable for any special, indirect, punitive or consequential damages (including lost profits) even if such Agent has been advised of the likelihood of such damages and regardless of the form of action.

(b) The following additional provisions apply with respect to the Collateral Agent:

(i) the Collateral Agent shall not be deemed to have notice or knowledge of the occurrence and continuance of an Event of Default until an Administrative Officer of the Collateral Agent shall have received written notice (which notice shall refer to this Agreement and state that such notice is a notice of Default or Event of Default) thereof from the Borrower, the Collateral Manager, the Facility Agent, a Senior Lender or any other Person;

(ii) no provision of this Agreement or the other Loan Documents shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; provided, however, that the reasonable and documented costs of performing its ordinary services under this Agreement shall not be deemed a “financial liability” for purposes hereof;

(iii) if, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Facility Agent (and the Facility Agent shall request written instructions from the Controlling Parties) as to the course of action desired. If the Collateral Agent does not receive such instructions within five Business Days after its request therefor, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such five Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions;

(iv) the Collateral Agent shall be under no liability for interest on any funds received by it hereunder except to the extent of income or other gain on Eligible Investments which are deposits in or certificates of deposit of U.S. Bank or any Affiliate in its commercial capacity and income or other gain actually received (and not subsequently reinvested, withdrawn or distributed) by the Collateral Agent in Eligible Investments;

(v) the Collateral Agent shall not be liable or responsible for delays or failures in the performance of its obligations hereunder arising out of or caused, directly or indirectly, by circumstances beyond its control (such acts include but are not limited to acts of God, strikes, lockouts, riots, acts of war and interruptions, losses or malfunctions of utilities, computer (hardware or software) or communications services); it being understood that the Collateral Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances; and

(vi) without prejudice to the Collateral Agent’s duties under Article VI or any other provision of any Loan Document, the Collateral Agent shall be under no obligation to take any action to collect from any Obligor any amount payable by such Obligor on the Collateral Obligations or any other Collateral under any circumstances, including if payment is refused after due demand.

(c) The Collateral Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement, and no covenants or obligations shall be implied in this Agreement or the other Loan Documents against the Collateral Agent. The Collateral Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but shall not be limited to acts of god, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, power failures, earthquakes or other disasters.

(d) In no event shall the Collateral Agent be liable for the selection of any investments or any losses in connection therewith, or for any failure of the Borrower to timely provide investment instruction to the Collateral Agent in connection with the investment of funds in or from any account set forth herein. Except as otherwise provided in Section 8.2(c) or Section 8.3, in the absence of a Borrower Order or, after an Event of Default, a direction from the Facility Agent, all funds in any account held under this Agreement shall be held uninvested. Nothing in this Agreement shall be deemed to release U.S. Bank from any liability it may have as an obligor under any Eligible Investment.

(e) The Collateral Agent and its Affiliates shall be permitted to receive additional compensation that could be deemed to be in the Collateral Agent’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Eligible Investments, (ii) using Affiliates to effect transactions in certain Eligible Investments and (iii) effecting transactions in certain investments. Such compensation shall not be considered an amount that is reimbursable or payable pursuant to this Agreement.

(f) Without limiting the generality of any terms of this Section 7.5, the Collateral Agent shall have no liability for any failure, inability or unwillingness on the part of the Senior Lenders, the Facility Agent, the Collateral Manager or the Borrower to provide accurate and complete information on a timely basis to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement or the other Loan Documents, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(g) The Collateral Agent shall not be under any obligation to (i) confirm or verify whether the conditions to the delivery of Collateral have been satisfied or to determine whether (A) a loan is a Collateral Obligation or meets the criteria in the definition thereof or is otherwise eligible for purchase hereunder, (B) an investment is an Eligible Investment or meets the criteria in the definition thereof or is otherwise eligible for purchase hereunder or (ii) evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower in connection with the grant by the Borrower to the Collateral Agent of any item constituting the Collateral or otherwise, or in that regard to examine any underlying documents, in order to determine compliance with the applicable requirements of and restrictions on transfer of a Collateral Obligation or Eligible Investment.

(h) In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (collectively, “Applicable Laws”), the Collateral Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent. Accordingly, each of the parties agrees to provide to the Collateral Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Collateral Agent to comply with Applicable Laws. The Collateral Agent may from time to time establish any additional accounts deemed necessary or desirable for convenience in administering the Collateral so long as each such account is at all times subject to a valid and perfected first priority lien in favor of the Collateral Agent, for the benefit of the Secured Parties.

(i) The Collateral Agent shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or any other Loan Document at the request or direction of the Controlling Parties or Facility Agent unless it shall have been provided indemnity reasonably satisfactory to it against the costs, expenses (including the reasonable fees and expenses of its attorneys and counsel), and liabilities which may be incurred by it in compliance with or in performing such request or direction. No provision of this Agreement or any Loan Document shall otherwise be construed to require the Collateral Agent to expend or risk its own funds or to take any action that could in its judgment cause it to incur any cost, expenses or liability unless it is provided an indemnity reasonably acceptable to it against any such expenditure, risk, costs, expense or liability. For the avoidance of doubt, the Collateral Agent shall not have any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement or any other Loan Document unless and until directed by the Controlling Parties (or the Facility Agent on their behalf).

(j) The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document. The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, bad faith, reckless disregard or grossly negligent performance or omission of its duties. The Collateral Agent may consult with legal counsel (including, without limitation, counsel for the Borrower or the Facility Agent or any of their Affiliates) and independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Collateral Agent shall not be liable for the actions of omissions of the Facility Agent (including without limitation concerning the application of funds), or under any duty to monitor or investigate compliance on the part of the Facility Agent with the terms or requirements of this Agreement, any Loan Document or any related document, or their duties thereunder. The Collateral Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive hereunder.

(k) The delivery of reports, and other documents and information to the Collateral Agent hereunder or under any other Loan Document is for informational purposes only and the Collateral Agent’s receipt of such documents and information shall not constitute constructive notice of any information contained therein or determinable from information contained therein. The Collateral Agent is hereby authorized and directed to execute and deliver the other Loan Documents to which it is a party. Whether or not expressly stated in such Loan Documents, in performing (or refraining from acting) thereunder, the Collateral Agent shall have all of the rights, benefits, protections and indemnities which are afforded to it in this Agreement.

(l) Except as expressly provided herein or in any other Loan Document, nothing herein shall be construed to impose an obligation on the part of the Collateral Agent to recalculate, evaluate or verify any report, certificate or information received by it from the Borrower, Collateral Manager, any Senior Lender or Facility Agent or to otherwise monitor the activities of the Borrower or Collateral Manager.

(m) In the event that the Collateral Agent is also acting in the capacity of Custodian, paying agent, securities intermediary hereunder or under the other Loan Documents, the rights, protections, immunities and indemnities afforded the Collateral Agent pursuant to this Article VII shall also be afforded to U.S. Bank acting in such capacities.

(n) The Collateral Agent shall not be charged with knowledge or notice of any matter unless actually known to an Administrative Officer of the Collateral Agent responsible for the administration of this Agreement, or unless and to the extent written notice of such matter is received by the Collateral Agent at its address in accordance with Section 12.1.

(o) The Collateral Agent shall in no event have any liability for the actions or omissions of the Borrower, the Senior Lenders, the Facility Agent, the Collateral Manager or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Senior Lenders, the Facility Agent, the Collateral Manager or any other Person except to the extent that such inaccuracies or errors are caused by the Collateral Agent’s own bad faith, gross negligence or willful misconduct. The Collateral Agent shall not be liable for failing to perform or delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower, the Senior Lenders, the Facility Agent, the Collateral Manager or another Person in furnishing necessary, timely and accurate information to the Collateral Agent provided that such information is required to be delivered to the Collateral Agent hereunder or is requested by the Collateral Agent from such Person.

Section 7.6 Indemnification. Each Senior Lender shall, ratably in accordance with its Percentage Share, indemnify the Agents, their respective affiliates, directors, officers, agents and employees (to the extent not reimbursed by the Borrower as may be required under this Agreement) against any cost, expense (including fees and disbursements of counsel), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement, the other Loan Documents (including any enforcement by any Agent of this Agreement or the other Loan Documents) or any action taken or omitted by such indemnitees hereunder or thereunder, and, in each case, whether or not a claim, demand, action was brought by or involving the Borrower, any Senior Lender, or any third party.

Section 7.7 Credit Decision. Each Senior Lender acknowledges that it has, independently and without reliance upon any Agent or any other Senior Lender or any of their respective affiliates, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Senior Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Senior Lender or their respective affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement or in connection therewith. The Agents shall not have any duty or responsibility to provide any Senior Lender with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Agents or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates other than in connection with their acting as Agents under this Agreement and the other Loan Documents.

Section 7.8 Successor Agent.

(a) An Agent may resign at any time by giving at least 30 days’ prior written notice thereof to the Senior Lenders, the Borrower and the Collateral Manager; provided that any such resignation by an Agent shall not be effective until a successor agent shall have been appointed and approved in accordance with this Section 7.8. Upon receipt of any such notice, the Controlling Parties shall have the right to appoint a successor Agent with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Controlling Parties, shall have been approved by the Borrower, and shall have accepted such appointment, within 30 days after the notice of resignation or removal thereof, then the retiring Agent may (i) petition a court of competent jurisdiction to appoint a successor Agent or (ii) appoint a successor Agent, in each case, which such successor Agent shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as such Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder, and the successor Agent shall provide written notice of such appointment to the Senior Lenders and the Collateral Manager. In addition, upon the affirmative vote of the Controlling Parties exercising good faith that an Agent has acted with gross negligence or committed an act of willful misconduct or failed to act as required due to gross negligence or willful misconduct in its capacity as agent for the Senior Lenders hereunder, the Controlling Parties may immediately remove such Agent; provided that (i) a Senior Lender hereunder agrees to serve as Agent and (ii) the Borrower has consented to such Senior Lender serving as Agent (which consent shall not be unreasonably withheld or delayed) until a successor Agent shall be appointed pursuant to the terms of this Section 7.8. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent. With respect to any Person (i) into which an Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which an Agent shall be a party or (iii) with respect to the Collateral Agent that may succeed to the corporate trust business and assets of the Collateral Agent substantially as a whole, shall be the successor to such Agent under this Agreement without further act of any of the parties to this Agreement.

ARTICLE VIII

ACCOUNTS AND COLLATERAL

Section 8.1 Collection of Money.

(a) Except as otherwise expressly provided herein, the Collateral Agent may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement (other than amounts specifically required herein to be paid to the Facility Agent), including, but not limited to, all payments or any other amounts due on the Collateral Obligations and Eligible Investments, in accordance with the terms and conditions of such Collateral Obligations and Eligible Investments. The Collateral Agent shall segregate and hold all such Money and property received by it in trust for the Senior Lenders and shall apply it as provided in this Agreement.

(b) All payments on the Collateral Obligations and other Collateral shall be made directly to the Collateral Agent (at a bank in the United States), will be held in the Collection Account, one sub-account of which shall be designated the “Interest Collection Account” and the other sub-account the “Principal Collection Account” and will be divided into Interest Proceeds and Principal Proceeds. Such amounts shall be applied in accordance with the Priority of Payments and the terms of this Agreement.

(c) The Borrower will provide the Collateral Agent with a certified copy of each agreement under which the Borrower sells a Participation Interest in any Collateral Obligation pursuant to Section 10.1(b) or sells all or any part of a Collateral Obligation by assignment pursuant to Section 10.1. Upon receipt of written certification by the Borrower (which may take the form of standing instructions with respect to a specified portion of all payments received on designated Collateral Obligations) to the effect that specified amounts received by the Collateral Agent from an Obligor do not constitute Collections subject to this Agreement but are required by the terms of such a participation or assignment agreement to be paid by the Borrower to the purchaser of a Participation Interest sold by the Borrower or assignee of the Borrower, as the case may be, the Collateral Agent will disburse such amounts, as directed in such certificate.

(d) The parties to the transactions contemplated by this Agreement intend that each of the Covered Accounts shall be securities accounts of Borrower subject to the Lien of the Collateral Agent. The Custodian shall comply with entitlement orders originated by the Collateral Agent without the further consent of any other person or entity. Without limiting the generality of the foregoing, if the Collateral Agent notifies the Custodian that the Collateral Agent shall exercise exclusive control over the Covered Accounts, the Custodian shall cease complying with entitlement orders or other directions relating to the Covered Accounts (or any financial assets or other funds or property credited to or held, deposited, or carried in the Covered Accounts) originated by the Borrower or any other Person or entity other than the Collateral Agent. For the avoidance of doubt, the Collateral Agent shall not seek to exercise exclusive control over the Covered Accounts at any time prior to the occurrence and continuance of an Event of Default (and at the direction of the Facility Agent).

The Custodian shall agree, and U.S. Bank as Custodian hereby agrees, with the Collateral Agent that (i) each of the Covered Accounts shall be securities accounts of the Borrower subject to the Lien of the Collateral Agent, (ii) all property credited to the Covered Accounts shall be treated as a “financial asset” for purposes of the UCC, (iii) the Custodian shall treat the Collateral Agent as entitled to exercise the rights that comprise each financial asset credited to the Covered Accounts subject to the rights of the Borrower specified herein, (iv) the Custodian shall not agree with any person or entity other than the Collateral Agent to comply with entitlement orders originated by any person or entity other than the Collateral Agent, (v) the Covered Accounts and all property credited to the Covered Accounts shall not be subject to any lien, security interest, right of set-off, or encumbrance in favor of the Custodian or any person or entity claiming through the Custodian (other than the Collateral Agent) except for the right to debit for any item returned by reason of non-sufficient funds, (vi) the State of New York shall be the securities intermediary’s jurisdiction of the Custodian for purposes of the UCC, and (vii) any agreement between the Custodian and the Collateral Agent with respect to the Covered Accounts shall be governed by the laws of the State of New York. Notwithstanding any term hereof or elsewhere to the contrary, it is hereby expressly acknowledged that (a) interests in bank loans or participations (collectively, “Loan Assets”) may be acquired and delivered by the Borrower to the Securities Intermediary from time to time which are not evidenced by, or accompanied by delivery of, a security (as that term is defined in UCC Section 8-102) or an instrument (as that term is defined in Section 9-102(a)(47) of the UCC), and may be evidenced solely by delivery to the Securities Intermediary of a facsimile copy of an assignment agreement (“Loan Assignment Agreement”) in favor of the Borrower as assignee, (b) any such Loan Assignment Agreement (and the registration of the related Loan Assets on the books and records of the applicable obligor or bank agent) shall be registered in the name of the Borrower, and (c) any duty on the part of the Securities Intermediary with respect to such Loan Asset (including in respect of any duty it might otherwise have to maintain a sufficient quantity of such Loan Asset for purposes of UCC Section 8-504) shall be limited to the exercise of reasonable care by the Securities Intermediary in the physical custody of any such Loan Assignment Agreement that may be delivered to it; provided that the Custodian shall maintain such Loan Assets as required by this Agreement and the other Loan Documents. It is acknowledged and agreed that the Securities Intermediary is not under a duty to examine underlying credit agreements or loan documents to determine the validity or sufficiency of any Loan Assignment Agreement (and shall have no responsibility for the genuineness or completeness thereof), or for the Borrower’s title to any related Loan Asset.

Section 8.2 Collection Account.

(a) The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing trust account in the name “ABPCIC Funding I LLC Collection Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Collection Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held in trust for the benefit of the Secured Parties and the Collateral Agent shall have exclusive control over such account, subject to the Borrower’s right to give instructions specified herein, and the sole right of withdrawal, into which the Collateral Agent shall from time to time deposit (i) all proceeds received from the disposition of any Collateral (unless, during the Reinvestment Period, simultaneously reinvested in Collateral Obligations, subject to Article X, or in Eligible Investments or to prepay the Senior Loans in accordance with Section 2.7) and (ii) all Interest Proceeds and all Principal Proceeds. All Monies deposited from time to time in the Collection Account pursuant to this Agreement shall be held by the Collateral Agent as part of the Collateral and shall be applied for the purposes herein provided. The Collection Account shall remain at all times with an Eligible Account Bank. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Collection Account shall be in accordance with the provisions of Sections 6.4, 8.2 and 9.1. Notwithstanding the foregoing, the Collateral Agent is hereby authorized to establish one or more subaccounts of the Collection Account, and which together will comprise the “Collection Account” for all purposes of this Agreement and the Account Control Agreement.

(b) All Distributions and any net proceeds from the sale or disposition of Pledged Collateral or other collateral received by the Collateral Agent shall, subject to the parenthetical in Section 8.2(a)(i), be immediately deposited into the Collection Account. Subject to Sections 8.2(d) and 8.2(e), all such property, together with any investments in which funds included in such property are or will be invested or reinvested during the term of this Agreement, and any income or other gain realized from such investments, shall be held by the Collateral Agent in the Collection Account as part of the Collateral subject to disbursement and withdrawal as provided in this Section 8.2. (i) So long as no Event of Default has occurred and is continuing, by Borrower Order (which may be in the form of standing instructions), the Borrower shall and (ii) after the occurrence and during the continuation of an Event of Default, the Facility Agent (at the direction of the Controlling Parties) shall direct the Collateral Agent to, and, upon receipt of such Borrower Order or direction, as applicable, the Collateral Agent shall, invest all funds received into the Collection Account during a Due Period, and amounts received in prior Due Periods and retained in the Collection Account, as so directed in Eligible Investments having stated maturities no later than the second Business Day immediately preceding the next Quarterly Payment Date. So long as no Event of Default has occurred and is continuing, the Collateral Agent, within one Business Day after receipt of any Distribution or other proceeds which are not Cash, shall so notify the Borrower and the Borrower shall, within six months of receipt of such notice from the Collateral Agent, sell such Distribution or other proceeds for Cash (at a price equal to fair market value as reasonably determined by the Borrower or the Collateral Manager in accordance with the Servicing Standard) to any Person (including an Affiliate of the Borrower) and deposit the proceeds thereof in the Collection Account for investment pursuant to this Section 8.2; provided that the Borrower need not sell such Distributions or other proceeds if it delivers a certificate of an Authorized Officer to the Facility Agent certifying that such Distributions or other proceeds constitute Collateral Obligations or Eligible Investments or securities subject to transfer restrictions that do not permit such sale.

(c) So long as no Event of Default has occurred and is continuing, if the Borrower shall not have given any investment directions pursuant to Section 8.2(b), the Collateral Agent shall seek instructions from the Borrower within one Business Day after transfer of such funds to the Collection Account. If the Collateral Agent does not thereupon receive written instructions from the Borrower within five Business Days after transfer of such funds to the Collection Account, the Collateral Agent shall again seek instructions from the Borrower. If the Collateral Agent does not receive written instructions from the Borrower within five Business Days after such second request, it shall invest and reinvest the funds held in the Collection Account, as fully practicable, in U.S. Bank Money Market Deposit Account (MMDA), which account shall satisfy the Eligible Investment Required Ratings. The Borrower agrees that it shall not give any instruction to invest such funds other than in accordance with, or subject to an exemption from, the EU Securitisation Laws. After the occurrence and during the continuation of an Event of Default, if the Facility Agent (at the direction of the Controlling Parties) shall not have given investment directions to the Collateral Agent pursuant to Section 8.2(b) for three consecutive days, the Collateral Agent shall seek instructions from the Facility Agent. All interest and other income from such investments shall be deposited in the Collection Account, any gain realized from such investments shall be credited to the Collection Account, and any loss resulting from such investments shall be charged to the Collection Account.

(d) During the Reinvestment Period, the Borrower may by Borrower Order direct the Collateral Agent to, and upon receipt of such Borrower Order the Collateral Agent shall, (i) withdraw funds on deposit in the Collection Account representing Principal Proceeds and reinvest such funds in Collateral Obligations as permitted under and in accordance with the requirements of Article X and such Borrower Order, (ii) apply Principal Proceeds to make a prepayment of the Senior Loans in accordance with Section 2.7 so long as on the date of such prepayment no Commitment Shortfall results therefrom and (iii) transfer Principal Proceeds to the Future Funding Reserve Account so long as on the date of such transfer and after giving effect thereto the amount standing to the credit of the Future Funding Reserve Account shall not exceed the aggregate Unfunded Amount.

After the Reinvestment Period, the Borrower may by Borrower Order direct the Collateral Agent to, and upon receipt of such Borrower Order the Collateral Agent shall apply Principal Proceeds received by the Borrower (before or after the end of the Reinvestment Period) towards (A) the purchase or origination of Collateral Obligations, (B) the payment or funding of Unfunded Amounts or (C) the funding of the Future Funding Reserve Account on any Business Day (in an amount not exceeding the Unfunded Amount), in each case pursuant to commitments entered into by the Borrower prior to the end of the Reinvestment Period.

By Borrower Order, the Borrower may at any time direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, pay from time to time on dates other than Quarterly Payment Dates from Interest Proceeds on deposit in the Collection Account, Administrative Expenses; provided that the aggregate amount of Administrative Expenses paid in any Due Period (excluding Administrative Expenses paid on Quarterly Payment Dates pursuant to the Priority of Payments) shall not exceed the Quarterly Cap applicable on the next Quarterly Payment Date.

(e) The Collateral Agent shall transfer to the Payment Account for application pursuant to Section 9.1(a), on or about the Business Day (but in no event more than two Business Days) prior to each Quarterly Payment Date, any amounts then held in the Collection Account other than proceeds received after the end of the Due Period with respect to such Quarterly Payment Date.

(f) The Collateral Agent may from time to time establish any additional accounts and/or subaccounts, which in each case shall be subject to the lien of the Collateral Agent for the benefit of the Secured Parties, deemed necessary by the Collateral Agent for convenience in administering the Collateral.

(g) The Collateral Agent agrees to give the Borrower and the Senior Lenders prompt notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Collection Account or any funds on deposit therein, or otherwise to the credit of the Collection Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process.

(h) At any time and from time to time the Borrower, or the Collateral Manager on the Borrower’s behalf, may deposit into the Collection Account funds not previously subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement; provided that (i) the requirements of Section 6.5 are complied with and (ii) upon such deposit into the Collection Account, such funds shall automatically be subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement. Any such deposit shall be irrevocable. The Borrower shall notify the Agents in writing of any such deposit prior to or contemporaneously therewith.

Section 8.3 Payment Account; Future Funding Reserve Account; Lender Collateral Account; Closing Expense Account.

(a) Payment Account. The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing trust account in the name “ABPCIC Funding I LLC Payment Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Payment Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held in trust for the benefit of the Secured Parties and the Collateral Agent shall have exclusive control over such account, subject to the Borrower’s right to give instructions specified herein, and the sole right of withdrawal. Any and all funds at any time on deposit in, or otherwise to the credit of, the Payment Account shall be held in trust by the Collateral Agent for the benefit of the Secured Parties. Except as provided in Sections 6.4 and 9.1, the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay the interest on and the principal of the Senior Loans in accordance with their terms and the provisions of this Agreement and, upon Borrower Order or in accordance with the Payment Date Report, to pay fees, Collateral Agent Fees, Administrative Expenses, Commitment Fees, Increased Costs, Funding Losses, Indemnified Taxes and other amounts specified therein, each in accordance with (and subject to the limitations contained in) the Priority of Payments. The Collateral Agent agrees to give the Borrower and the Senior Lenders immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Payment Account or any funds on deposit therein, or otherwise to the credit of the Payment Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Borrower shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with the Priority of Payments. The Payment Account shall remain at all times with an Eligible Account Bank.

(b) Future Funding Reserve Account. The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing trust account in the name “ABPCIC Funding I LLC Future Funding Reserve Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Future Funding Reserve Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held in trust for the benefit of the Secured Parties and amounts shall be deposited from time to time in such account in accordance with Articles VIII and IX. By Borrower Order (which may be in the form of standing instructions), the Borrower may, so long as no Event of Default has occurred and is continuing, direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, invest all funds received into the Future Funding Reserve Account as so directed solely in overnight funds that are Eligible Investments. The only permitted withdrawals from or applications of funds on deposit in, or otherwise to the credit of, the Future Funding Reserve Account shall be (i) to fund or pay Unfunded Amounts, (ii) at the election of the Borrower during the Reinvestment Period, to be applied as Principal Proceeds for use as is provided in this Agreement (including, without limitation, as provided in Section 9.1(a)(ii)) and (iii) after the Reinvestment Period, to the extent of any Excess Reserve Amount, to be applied as Principal Proceeds in accordance with Section 9.1(a)(ii). Notwithstanding the foregoing, the amount of all funds on deposit in the Future Funding Reserve Account on any date that exceeds the aggregate

Unfunded Amount on such date shall be transferred to the Collection Account on such date and applied as Principal Proceeds. For the avoidance of doubt, any amounts transferred from the Future Funding Reserve Account for application as Principal Proceeds as provided above shall be further invested in Collateral Obligations (to the extent expressly permitted by the other provisions in this Agreement) or applied as Principal Proceeds in accordance with Section 9.1(a)(ii), in each case as expressly provided in this Agreement. The Collateral Agent agrees to give the Borrower immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Future Funding Reserve Account or any funds on deposit therein, or otherwise to the credit of the Future Funding Reserve Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Future Funding Reserve Account shall remain at all times with an Eligible Account Bank. Any interest earned on Eligible Investments held in the Future Funding Reserve Account shall be applied as Interest Proceeds.

(c) Lender Collateral Account.

(i) The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing trust account in the name “ABPCIC Funding I LLC Lender Collateral Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Lender Collateral Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement and maintained with the Securities Intermediary in accordance with the Account Control Agreement for the benefit of the Secured Parties. The Collateral Agent shall have exclusive control over such account (and each subaccount thereof) and the sole right of withdrawal. The Lender Collateral Account may contain any number of subaccounts for the purposes described in this Section 8.3(c). The only permitted deposits to or withdrawals from the Lender Collateral Account shall be in accordance with the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Lender Collateral Account (or any subaccount thereof).

(ii) If any Senior Lender shall at any time be required to deposit any amount in the Lender Collateral Account in accordance with Section 11.5(b)(i), then (x) the Collateral Agent shall create a segregated subaccount of the Lender Collateral Account with respect to such Senior Lender (the “Lender Collateral Subaccount” of such Senior Lender) and (y) the Collateral Agent shall deposit all funds received from such Senior Lender into such Lender Collateral Subaccount. The only permitted withdrawal from or application of funds credited to a Lender Collateral Subaccount shall be as specified in this Section 8.3(c).

(iii) With respect to any Senior Lender, the deposit of any funds in the applicable Lender Collateral Subaccount by such Senior Lender shall not constitute a Funding by the Borrower and shall not constitute a utilization of the Commitment of such Senior Lender, and the funds so deposited shall not constitute principal outstanding under the Senior Loans. However, from and after the establishment of a Lender Collateral Subaccount, the obligation of such Senior

Lender to make Senior Loans as part of any Funding under this Agreement shall be satisfied by the Collateral Agent withdrawing funds from such Lender Collateral Subaccount in the amount of such Senior Lender’s pro rata share of such Funding. All payments of principal from the Borrower with respect to Senior Loans made by such Senior Lender (whether or not originally funded from such Lender Collateral Subaccount) shall be made by depositing the related funds into such Lender Collateral Subaccount and all other payments from the Borrower (including without limitation all interest and Commitment Fees) shall be made to such Senior Lender in accordance with the order specified in the Priority of Payments. The Collateral Agent shall have full power and authority to withdraw funds from each such Lender Collateral Subaccount at the time of, and in connection with, the making of any such Funding and to deposit funds into each such Lender Collateral Subaccount, all in accordance with the terms of and for the purposes set forth in this Agreement.

(iv) Notwithstanding anything to the contrary herein, if on any Quarterly Payment Date (or on any other Business Day upon one Business Day’s prior written request from such Senior Lender) the sum of the amount of funds on deposit in the Lender Collateral Subaccount exceeds such Senior Lender’s Undrawn Commitment at such time (whether due to a reduction in the aggregate amount of the Commitments or otherwise), then the Collateral Agent shall remit to such Senior Lender a portion of the funds then held in the related Lender Collateral Subaccount in an aggregate amount equal to such excess. Upon the termination of the Commitments following the occurrence of an Event of Default, the Collateral Agent shall promptly (and no later than one Business Day after such termination) remit to such Senior Lender all of the funds then held in its related Lender Collateral Subaccount.

(v) Except as otherwise provided in this Agreement, for so long as any amounts are on deposit in any Lender Collateral Subaccount, the Collateral Agent shall invest and reinvest such funds in U.S. Bank Money Market Deposit Account (MMDA), which account shall satisfy the Eligible Investment Required Ratings. Interest received on such Eligible Investments shall be retained in such Lender Collateral Subaccount and invested and reinvested as aforesaid. Any gain realized from such investments shall be credited to such Lender Collateral Subaccount and any loss resulting from such investments shall be charged to such Lender Collateral Subaccount. Neither the Borrower nor the Collateral Agent shall in any way be held liable by reason of any insufficiency of such Lender Collateral Subaccount resulting from any loss relating to any such investment.

(d) Closing Expense Account. The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing trust account in the name “ABPCIC Funding I LLC Closing Expense Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Closing Expense Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. The Collateral Agent shall have exclusive control over such account, subject to the Borrower’s right to give instructions specified herein, and the sole right of withdrawal. Any and all funds at any time on deposit in, or otherwise to the credit of, the Closing Expense Account shall be held in trust by the Collateral Agent for the benefit of the Secured Parties. On or prior to the Closing Date, the Borrower shall deposit $910,000 into the Closing Expense Account. On any Business Day during the period that the Closing Expense Account is open, the Collateral Agent shall apply funds from the Closing Expense Account, as directed by the Borrower, to pay fees and expenses of the Borrower incurred in connection with the structuring, consummation, closing and post-closing of the transaction contemplated by this Agreement. Upon the delivery on any date that is at least 30 days after the Closing Date of a Borrower Order instructing the Collateral Agent to close the Closing Expense Account, all funds in the Closing Expense Account will be deposited in the Collection Account as Interest Proceeds and the Closing Expense Account will be closed. By Borrower Order (which may be in the form of standing instructions), the Borrower may, so long as no Event of Default has occurred and is continuing, direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, invest all funds received into the Closing Expense Account during a Due Period as so directed by the Borrower in Eligible Investments. Any income earned on amounts deposited in the Closing Expense Account will be deposited in the Collection Account as Interest Proceeds as it is received. The Collateral Agent agrees to give the Borrower immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Closing Expense Account or any funds on deposit therein, or otherwise to the credit of the Closing Expense Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Closing Expense Account shall remain at all times with an Eligible Account Bank. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Closing Expense Account shall be in accordance with the provisions of this Section 8.3(d).

Section 8.4 Custodial Account.

(a) The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing trust account in the name “ABPCIC Funding I LLC Custodial Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Custodial Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be maintained with the Securities Intermediary pursuant to the terms of the Account Control Agreement and over which the Collateral Agent shall have exclusive control, subject to the Borrower’s right to give instructions specified herein, and the sole right of withdrawal. Any and all assets or securities at any time on deposit in, or otherwise to the credit of, the Custodial Account shall be held by the Custodian for the benefit for the Collateral Agent for the benefit of the Secured Parties. Except in connection with a liquidation pursuant to Article VI, the only permitted withdrawal from the Custodial Account or in, or otherwise to the credit of, the Custodial Account shall be as directed, upon Borrower Order, in accordance with the provisions of Sections 8.5 and 8.6. The Collateral Agent agrees to give the Borrower and the Senior Lenders immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Custodial Account or any assets or securities on deposit therein, or otherwise to the credit of the Custodial Account, has become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Custodial Account shall remain at all times with an Eligible Account Bank.

The Collateral Agent shall appoint a custodian (the “Custodian”) to act as a securities intermediary for purposes of this Agreement and the other Loan Documents. Initially, such Custodian shall be U.S. Bank. Any successor custodian shall be a state or national bank or trust company which (i) is not an Affiliate of the Borrower, (ii) has a combined capital and surplus of at least U.S.$200,000,000, (iii) has a long-term public rating from S&P or Moody’s of at least “A” (or the equivalent thereof), (iv) has a short-term public rating from S&P or Moody’s of at least “A-1” (or the equivalent thereof) and (v) is a securities intermediary. The rights, protections, immunities and indemnities afforded to the Collateral Agent under this Agreement shall also be afforded to the Custodian.

In taking and retaining custody of the Related Contracts, the Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that the Custodian makes no representations as to the existence, perfection or priority of any lien on the Related Contracts or the instruments therein; provided further that the Custodian’s duties as agent shall be limited to those expressly contemplated herein and under the other Loan Documents to which it is a party. All Related Contracts that are delivered to the Custodian shall be delivered to U.S. Bank at its document custody office located at U.S. Bank Global Corporate Trust Services, 1719 Otis Way, Florence, South Carolina, 29501, or at such other office as shall be specified to the Facility Agent, the Collateral Manager and the Borrower by the Custodian in a written notice prior to such change. All Related Contracts that are originals or copies shall be kept in fire resistant vaults, rooms or cabinets at such offices and placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. All Related Contracts that are originals or copies shall be clearly segregated from any other documents or instruments maintained by the Custodian. The Custodian shall have no obligation to review or monitor any Related Contracts but shall only be required to hold those Related Contracts received by it in safekeeping. In taking and retaining custody of the Related Contracts, the Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that the Custodian makes no representations as to the existence, perfection or priority of any lien on the Related Contracts or the instruments therein; provided further that the Custodian’s duties as agent shall be limited to those expressly contemplated herein.

(b) Except as otherwise provided in Sections 8.5 and 8.6, all right, title and interest of the Borrower in and to the Custodial Account, all related property, and all proceeds thereof shall be subject to the security interest of the Collateral Agent hereunder.

(c) At any time and from time to time the Borrower, or the Collateral Manager on the Borrower’s behalf, may deposit into the Custodial Account Collateral Obligations and/or Eligible Investments not previously subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement; provided that (i) the requirements of Section 6.5 are complied with and (ii) upon such deposit into the Custodial Account, such assets shall automatically be subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement. Any such deposit shall be irrevocable. The Borrower shall notify the Agents in writing of any such deposit prior to or contemporaneously therewith.

Section 8.5 Acquisition of Collateral Obligations and Eligible Investments. Each time that the Borrower acquires any Collateral Obligation, Eligible Investment or other Collateral, the Borrower shall, if such Collateral Obligation or Eligible Investment or other Collateral has not already been transferred to the Custodial Account, transfer or cause the transfer of such Collateral Obligation or Eligible Investment and other Collateral to the Custodian to be held for the benefit of the Collateral Agent in accordance with the terms of this Agreement. The security interest of the Collateral Agent in the funds or other property utilized in connection with such acquisition shall, immediately and without further action on the part of the Collateral Agent, be released. The security interest of the Collateral Agent shall nevertheless come into existence and continue in the Collateral Obligations and Eligible Investments and other Collateral so acquired, including all rights of the Borrower in and to any Related Contracts and Collections with respect to such Collateral Obligations and Eligible Investments and other Collateral.

Section 8.6 Release of Security Interest in Sold Collateral Obligations and Eligible Investments; Release of Security Interests Upon Termination.

(a) Upon any sale or other disposition of a Collateral Obligation or Eligible Investment or other Collateral (or portion thereof) in accordance with the terms of this Agreement, the security interest of the Collateral Agent in such Collateral Obligation or Eligible Investment or other Collateral (or the portion thereof which has been sold or otherwise disposed of), and in all Collections and rights under Related Contracts with respect to such Collateral Obligation or Eligible Investment or other Collateral (but not in the proceeds of such sale or other disposition) shall, immediately upon the sale or other disposition of such Collateral Obligation or Eligible Investment or other Collateral (or such portion), and without any further action on the part of the Collateral Agent, be released, except for the proceeds of such sale or other disposition and except to the extent of the interest, if any, in such Collateral Obligation or Eligible Investment or other Collateral which is then retained by the Borrower or which thereafter reverts to the Borrower for any reason.

(b) Upon the payment in full of the Obligations and termination of all Commitments hereunder, the Collateral shall be released from the liens created hereby and under the other Loan Documents, and this Agreement and all obligations of the Agents and each Senior Lender hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrower. At the request and sole expense of the Borrower following any such termination, the Facility Agent and/or the Collateral Agent, as applicable, shall promptly deliver to the Borrower (or its designee) any Collateral held by such Agent hereunder, and execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination. Any such release or termination shall be subject to the provision that the Obligations shall be reinstated if after such release or termination any portion of any payment in respect of the Obligations shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payment had not been made.

Section 8.7 Method of Collateral Transfer. Notwithstanding any other provision of this Agreement, each item of Collateral shall be delivered to the Custodian by:

(a) with respect to such of the Collateral as constitutes an instrument, tangible chattel paper, a negotiable document, or money, causing the Custodian to take possession of such instrument indorsed to the Custodian or in blank, or such money, negotiable document, or tangible chattel paper, in the State of Wisconsin separate and apart from all other property held by the Custodian;

(b) with respect to such of the Collateral as constitutes a certificated security in bearer form, causing the Custodian to take possession of the related security certificate in the State of Wisconsin;

(c) with respect to such of the Collateral as constitutes a certificated security in registered form, causing the Custodian to take possession of the related security certificate in the State of Wisconsin, indorsed to the Custodian or in blank by an effective indorsement, or registered in the name of the Custodian, upon original issue or registration of transfer by the issuer of such certificated security;

(d) with respect to such of the Collateral as constitutes an uncertificated security, causing the issuer of such uncertificated security to register the Custodian or its nominee for the account of the Custodian as the registered owner of such uncertificated security;

(e) with respect to such of the Collateral as constitutes a security entitlement, causing the Securities Intermediary to indicate by book entry that the financial asset relating to such security entitlement has been credited to the Custodial Account;

(f) with respect to such of the Collateral as constitutes a deposit account, causing such deposit account to be established and maintained in the name of the Collateral Agent or the Custodian, as applicable, by a bank the jurisdiction of which for purposes of the UCC is the State of New York; and

(g) taking such additional or alternative procedures as may hereafter become appropriate to grant a first priority, perfected security interest in such items of the Collateral to the Collateral Agent, consistent with applicable law or regulations.

If any item of Collateral is a financial asset issued by an issuer that is not the United States of America, an agency or instrumentality thereof, or some other United States person or entity, and if such item cannot be delivered as set forth above, such item may be delivered by the Collateral Agent holding such item in an account created and maintained in the name of the Collateral Agent with a banking or securities institution or a clearing agency or system located outside the United States such that the Collateral Agent holds a first priority, perfected security interest in such item of Collateral.

The Borrower shall record and file on or before the Closing Date all financing statements, and the Borrower agrees to record and file after the Closing Date all appropriate financing statements, continuation statements, and other amendments, meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect and protect the interests of the Secured Parties in the Collateral under the applicable Uniform Commercial Code against all creditors of and purchasers from the Borrower. The Borrower promptly shall deliver file-stamped copies of such financing statements, continuation statements, and amendments to the Agents.

In connection with each transfer of an item of Collateral to the Collateral Agent and/or the Custodian, the Collateral Agent or the Custodian, as applicable, shall make appropriate notations on its records indicating that such item of the Collateral is held for the benefit of the Secured Parties pursuant to and as provided in this Agreement and the other Loan Documents. Effective upon the transfer of an item of Collateral to the Collateral Agent and/or the Custodian, the Collateral Agent or the Custodian, as applicable, shall be deemed to acknowledge that it holds such item of Collateral as Collateral Agent or as Custodian, as applicable, under this Agreement and the other Loan Documents for the benefit and security of the Secured Parties.

Notwithstanding any other provision of this Agreement, the Collateral Agent shall not hold any item of Collateral through an agent except as expressly permitted by this Section 8.7.

Section 8.8 Continuing Liability of the Borrower. Notwithstanding anything herein to the contrary, the Borrower shall remain liable under each Related Contract, interest and obligation included in the Collateral, to observe and perform all the conditions and obligations to be observed and performed by it thereunder (including any undertaking to maintain insurance), all in accordance with and pursuant to the terms and provisions thereof, and shall do nothing to impair the security interest of the Collateral Agent in any Collateral. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any such Related Contract, interest or obligation by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating to any such Related Contract, interest or obligation pursuant hereto, nor shall the Collateral Agent or any Secured Party be required or obligated in any manner to perform or fulfill any of the obligations of the Borrower thereunder or pursuant thereto, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such Related Contract, interest or obligation, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amount thereunder to which it may be entitled at any time.

Section 8.9 Reports.

(a) The Collateral Administrator shall deliver to the Borrower by facsimile (or such other medium as may be agreed upon by the Borrower and the Collateral Administrator) by 11:00 a.m. (New York time) on each Business Day a report describing balances of all Accounts (including all cash, Collateral Obligations and Eligible Investments), all Money (including but not limited to a breakdown of all such amounts into Interest Proceeds and Principal Proceeds) and other property received by it pursuant to the terms of this Agreement and the other Loan Documents on the preceding Business Day and other information customarily provided by the Collateral Administrator (the “Daily Report”). If any Money or property shall be received by the Collateral Agent on a day that is not a Business Day, the Collateral Administrator shall deliver the Daily Report with respect thereto to the Borrower on the next Business Day.

(b) The Collateral Administrator shall compile and provide, subject to the Collateral Administrator’s receipt from the Collateral Manager, the Borrower or the Facility Agent, as applicable, the Loan Tape and such other information with respect to the Collateral Obligations and Eligible Investments to the extent not maintained or in the possession of the Collateral Administrator, the Collateral Report and the Payment Date Report in accordance with Exhibit D and Exhibit E hereof, respectively, and prepare drafts of such Collateral Report and Payment Date Report and provide such drafts to the Collateral Manager for review and approval; provided that each such draft is to be provided no later than three days prior to the date the Collateral Report or the Payment Date Report, as applicable, is due. The Borrower shall cause the Collateral Manager to review and confirm the calculations made by the Collateral Administrator in such Collateral Report or Payment Date Report within two days prior to the due date of the Collateral Report or the Payment Date Report.

The Collateral Manager, the Facility Agent, the Collateral Agent and the Borrower shall cooperate with the Collateral Administrator in connection with the preparation by the Collateral Administrator of Collateral Reports and Payment Date Reports. The Collateral Manager shall review and verify the contents of the aforesaid reports, instructions, statements and certificates. Upon receipt of approval from the Collateral Manager, the Collateral Administrator shall transmit the same to the Borrower and shall make such reports available to the Facility Agent and each Senior Lender.

(c) The Collateral Administrator may conclusively rely on and without any investigation, the Loan Tape and any other information provided by the Collateral Manager, Borrower and Facility Agent in preparation of the Collateral Report and Payment Date Report. Nothing herein shall obligate the Collateral Administrator to review or examine the Loan Tape for accuracy, correctness or validity.

The Collateral Administrator will make the Collateral Report and Payment Date Report available via its internet website. The Collateral Administrator’s internet website shall initially be located at www.usbank.com/cdo. The Collateral Administrator may change the way such statements are distributed. As a condition to access to the Collateral Administrator’s internet website, the Collateral Administrator may require registration and the acceptance of a disclaimer. The Collateral Administrator shall be entitled to rely on but shall not be responsible for the content or accuracy of any information provided in the Collateral Report and the Payment Date Report which the Collateral Administrator disseminates in accordance with this Agreement and may affix thereto any disclaimer it deems appropriate in its reasonable discretion.

(d) Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Administrator to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral Obligation is in default or in compliance with the underlying documents governing or securing such securities, from time to time, the role of the Collateral Administrator hereunder being solely to perform certain mathematical computations and data comparisons as provided herein. For purposes of monitoring changes in ratings, the Collateral Administrator shall be entitled to use and rely (in good faith) exclusively upon one or more reputable electronic financial information reporting services, and shall have no liability for any inaccuracies in the information reported by, or other errors or omissions of, any such services. It is hereby expressly agreed that Bloomberg Financial Markets is one such reputable service.

(e) The Collateral Administrator shall have no liability for any failure, inability or unwillingness on the part of the Collateral Manager or the Borrower or the Facility Agent to provide accurate and complete information on a timely basis to the Collateral Administrator, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Administrator’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(f) If, in performing its duties under this Section 8.9 in connection with compiling and delivering reports, the Collateral Administrator is required to decide between alternative courses of action, the Collateral Administrator may request written instructions from the Collateral Manager, acting on behalf of the Borrower, as to the course of action desired by it. If the Collateral Administrator does not receive such instructions within three Business Days after it has requested them, the Collateral Administrator may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Administrator shall act in accordance with instructions received after such three-Business Day period except to the extent it has already taken, or committed itself to take action inconsistent with such instructions. The Collateral Administrator shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

ARTICLE IX

APPLICATION OF MONIES

Section 9.1 Disbursements of Funds from Payment Account.

(a) Notwithstanding any other provision of this Agreement other than Section 6.4, but subject to the other subsections of this Section 9.1 and Article II (with respect to optional repayment of Senior Loans), on each Quarterly Payment Date, the Collateral Agent shall disburse amounts transferred to the Payment Account from the Collection Account pursuant to Section 8.2(e) as follows and for application in accordance with the following priorities (the “Priority of Payments”):

(i) On each Quarterly Payment Date, prior to the distribution of any Principal Proceeds, Interest Proceeds shall be applied as follows:

(A) to the payment of the following amounts in the following priority (without duplication): (1) Taxes (but not including any accrued and unpaid Indemnified Taxes), registration and filing fees then due and owing by the Borrower and (2) accrued and unpaid Administrative Expenses in the order set forth in the definition thereof; provided that the aggregate amount of payments under this clause (A)(2) shall not exceed on any Quarterly Payment Date the sum of (a) the Quarterly Cap less (b) Administrative Expenses paid pursuant to Section 8.2(d) during the Due Period relating to such Quarterly Payment Date;

(B) unless waived or deferred by the Collateral Manager, which waiver (but not deferral) shall be permanent and irrevocable, to the payment to the Collateral Manager of all due and unpaid Senior Collateral Management Fees that have not been waived or deferred on prior Quarterly Payment Dates (provided that (i) no waived or deferred Senior Collateral Management Fees shall be payable pursuant to this clause (B) and (ii) the amount paid under this clause (B) shall not exceed the accrued Senior Collateral Management Fees for one Due Period);

(C) to the Senior Lenders for payment, on a pro rata basis, of Senior Base Interest Amounts and the Commitment Fees (in each case, ratably in proportion to their respective Percentage Shares);

(D) if any of the Senior Coverage Tests are not satisfied as of the related Calculation Date, to the prepayment of principal of the Senior Loans (ratably in proportion to the Senior Lenders’ respective Percentage Shares), in the amount necessary to result in the satisfaction of the Senior Coverage Tests (on a pro forma basis as of such Calculation Date);

(E) to the Senior Lenders for payment of first, any unpaid Senior Additional Interest Amounts and second, Senior Additional Payment Amounts, in each case ratably in proportion to the Senior Lenders’ respective Percentage Shares;

(F) unless waived or deferred by the Collateral Manager, which waiver (but not deferral) shall be permanent and irrevocable, to the payment to the Collateral Manager of all due and unpaid Subordinated Collateral Management Fees that have not been waived or deferred on prior Quarterly Payment Dates (provided that (i) no waived or deferred Subordinated Collateral Management Fees shall be payable pursuant to this clause (F) and (ii) the amount paid under this clause (F) shall not exceed the accrued Subordinated Collateral Management Fees for one Due Period);

(G) to the payment of amounts described in clause (A)(2) above to the extent not paid thereunder (without regard to any cap or limitation);

(H) to the payment of amounts described in clauses (B) and (F) above to the extent not paid thereunder (without regard to any cap or limitation); and

(I) all remaining Interest Proceeds:

(1) during the Reinvestment Period, at the sole discretion of the Collateral Manager, either (i) to the Collection Account to be applied as Principal Proceeds for the purchase of additional Collateral Obligations, (ii) to be applied to prepay the principal of the Senior Loans pursuant to Section 2.7, (iii) for deposit into the Future Funding Reserve Account and/or (iv) solely if neither row 1 nor row 2 of the Collateral Quality Matrix is the Applicable Row Level then selected by the Collateral Manager, to the equity of the Borrower; and

(2) after the Reinvestment Period, at the sole discretion of the Collateral Manager, either (i) to be applied to prepay the principal of the Senior Loans pursuant to Section 2.7 or (ii) to the equity of the Borrower.

(ii) On each Quarterly Payment Date, following the distribution of all Interest Proceeds as set forth in Section 9.1(a)(i) above, Principal Proceeds (other than Principal Proceeds previously reinvested in Collateral Obligations or otherwise designated by the Borrower for application pursuant to the parenthetical contained in Section 8.2(a)(i)) shall be applied as follows; provided that, after giving effect to any such payment, no Commitment Shortfall would exist (and, to the extent that any Commitment Shortfall would exist, Principal Proceeds shall first be deposited in the Future Funding Reserve Account in the amount needed to eliminate such Commitment Shortfall):

(A) to the payment of unpaid amounts in items (A) through (D) in Section 9.1(a)(i) above (in such order of priority);

(B) during the Reinvestment Period, all remaining Principal Proceeds, at the sole discretion of the Collateral Manager:

(1) to the Collection Account for the purchase of additional Collateral Obligations; and/or

(2) to be applied to prepay the principal of the Senior Loans pursuant to Section 2.7; and/or

(3) to be deposited into the Future Funding Reserve Account;

(C) after the Reinvestment Period, to be applied to the payment of principal on the Senior Loans (ratably in proportion to the Senior Lenders’ respective Percentage Shares) until repaid in full;

(D) after the Reinvestment Period, to be applied to the payment of the Senior Additional Interest Amounts (ratably in proportion to the Senior Lenders’ respective Percentage Shares);

(E) after the Reinvestment Period, to be applied to the payment of the Senior Additional Payment Amounts (ratably in proportion to the Senior Lenders’ respective Percentage Shares);

(F) after the Reinvestment Period, to the payment of amounts referred to in clause (F) of subsection (i) above, but only to the extent not paid in full thereunder;

(G) after the Reinvestment Period, to the payment of amounts referred to in clause (G) of subsection (i) above, in the priority set forth therein but only to the extent not paid in full thereunder;

(H) after the Reinvestment Period, to the payment of amounts referred to in clause (H) of subsection (i) above, but only to the extent not paid in full thereunder; and

(I) after the Reinvestment Period, to the equity of the Borrower.

(b) If on any Quarterly Payment Date the amount available in the Payment Account from amounts received in the related Due Period is insufficient to make the full amount of the disbursements required pursuant to any clause in the Priority of Payments, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under Section 9.1(a) and ratably or in the order provided within a clause, as applicable, in accordance with the respective amounts owing under any such clause to the extent funds are available therefor.

(c) On each Quarterly Payment Date, the Collateral Administrator (on behalf of the Borrower) shall deliver to the Facility Agent a report (the “Payment Date Report”) containing the information described in Exhibit E hereto pursuant to Section 8.9 specifying the amount of Interest Proceeds (and, of such amount, the amount of Fee Proceeds) and Principal Proceeds received during the preceding Due Period, the amounts to be applied to each purpose set forth in Section 9.1(a), and a calculation of the Net Aggregate Uncovered Amount (which shall be determined based on information provided by the Borrower to the Collateral Administrator including any Revolving Collateral Obligations and Delayed Funding Obligations and the unpaid purchase price of all Collateral Obligations that the Borrower entered into binding commitments before the end of the Reinvestment Period to originate or purchase after the end of the Reinvestment Period). The information in each Payment Date Report shall be determined as of the Calculation Date immediately preceding the applicable Quarterly Payment Date.

(d) All amounts to be paid to the Borrower under this Section 9.1 shall be paid to such account as the Borrower may designate and upon such payment will be released from the lien of this Agreement.

ARTICLE X

SALE OF COLLATERAL OBLIGATIONS; ELIGIBILITY CRITERIA

Section 10.1 Sale of Collateral Obligations.

(a) Sales, Substitutions and Assignments. Provided that no Event of Default has occurred and is continuing (except for sales pursuant to clauses (i), (iii), (iv), (v)(B) or (vi) below which shall be permitted during the continuance of an Event of Default but only so long as the Controlling Parties have provided their written consent thereto pursuant to Section 6.2(a)) and subject to the satisfaction of the conditions specified in this Agreement, including without limitation Section 10.1(c), the Borrower or the Collateral Manager may direct the Collateral Agent in writing to sell, and the Collateral Agent shall sell or substitute in the manner directed by the Borrower or the Collateral Manager in writing, any Collateral Obligation or other loan included in the Collateral (including, without limitation, the sale by assignment of a portion of the Borrower’s interest in any Collateral Obligation or other loan); provided that (x) such sale meets the requirements of any one of clauses (i) through (x) of this Section 10.1(a) and (y) such substitution shall meet the requirements of clause (vii) of this Section 10.1(a), each of which requirements shall be satisfied upon receipt by the Collateral Agent of a trade ticket or other direction to sell or substitute (which shall be deemed to be a representation and certification from the Borrower or the Collateral Manager that such conditions are satisfied):

(i) Credit Risk Obligations. The Borrower or the Collateral Manager may direct the Collateral Agent in writing to sell any Credit Risk Obligation at any time during or after the Reinvestment Period without restriction; provided that the sale of a Credit Risk Obligation to an Affiliate shall be at a price at least equal to its Market Value and such Market Value shall not be determined pursuant to clause (d) or (e) of the definition thereof.

(ii) Credit Improved Loans. The Borrower or the Collateral Manager may direct the Collateral Agent in writing to sell any Credit Improved Loan either:

(A) at any time if the Sale Proceeds from such sale are at least equal to the Investment Criteria Adjusted Balance of such Credit Improved Loan; or

(B) during the Reinvestment Period if the Borrower or the Collateral Manager reasonably believes prior to such sale that it will be able to enter into binding commitments to reinvest all or a portion of the proceeds of such sale, in compliance with the Servicing Standard, in one or more additional Collateral Obligations with an Aggregate Principal Balance (together with any Collateral (which, for the avoidance of doubt, may be Collateral Obligations or Cash) contributed (which contribution shall be irrevocable) by the Borrower or the Collateral Manager on the Borrower’s behalf prior to such sale) at least equal to the Investment Criteria Adjusted Balance of such Credit Improved Loan by the later of (i) 30 Business Days of the settlement date of such sale and (ii) the next succeeding Collateral Report Determination Date.

(iii) Defaulted Loans. The Borrower or the Collateral Manager may direct the Collateral Agent in writing to sell any Defaulted Loan at any time during or after the Reinvestment Period without restriction; provided that the sale of a Defaulted Loan to an Affiliate shall be at a price at least equal to its Market Value and such Market Value shall not be determined pursuant to clause (d) or (e) of the definition thereof.

(iv) Equity Securities. The Borrower or the Collateral Manager (A) may direct the Collateral Agent in writing to sell any Equity Security at any time without restriction and (B) shall use its commercially reasonable efforts to effect the sale of any Equity Security within 45 days after receipt if such Equity Security constitutes Margin Stock, unless such sale is prohibited by applicable law, in which case such Equity Security shall be sold as soon as such sale is permitted by applicable law.

(v) Discretionary Sales.

(A) So long as no Event of Default shall have occurred and be continuing, the Borrower or the Collateral Manager on behalf of the Borrower may at any time direct the Collateral Agent in writing to sell any Collateral Obligation that is not covered by another provision of this Section 10.1; provided that such sale shall be permitted only so long as (x) the sale price of such Collateral Obligation is equal to the purchase price of such Collateral Obligation (after adding the amount of any subsequent borrowings and subtracting the amount of any subsequent repayments thereof) or (y) if the sale price of such Collateral Obligation is less than the purchase price of such Collateral Obligation (after adding the amount of any subsequent borrowings and subtracting the amount of any subsequent repayments thereof), the Aggregate Principal Balance of all such Collateral Obligations sold during the preceding period of twelve calendar months (or, for the first twelve calendar months after the Closing Date, during the period commencing on the Closing Date) is not greater than 20% of Total Capitalization, as of the first day of such twelve calendar month period (or as of the Closing Date, as the case may be); and

(B) if an Event of Default has occurred and is continuing, (x) if the Sale Proceeds from the sale of such Collateral Obligation are at least equal to the Investment Criteria Adjusted Balance of such Collateral Obligation or (y) during the Reinvestment Period, if the Borrower or the Collateral Manager on behalf of the Borrower reasonably believes prior to such sale that it will be able to enter into binding commitments to reinvest all or a portion of the proceeds of such sale, in compliance with the Servicing Standard, in one or more additional Collateral Obligations with an Aggregate Principal Balance (together with any Collateral (which, for the avoidance of doubt, may be Collateral Obligations or Cash) contributed (which contribution shall be irrevocable) by the Borrower or the Collateral Manager on the Borrower’s behalf prior to such sale) at least equal to the Investment Criteria Adjusted Balance of such Collateral Obligation by the later of (i) 30 Business Days of the settlement date of such sale and (ii) the next succeeding Collateral Report Determination Date.

Any written direction given by the Borrower or the Collateral Manager on behalf of the Borrower to the Collateral Agent pursuant to this clause (v) shall be deemed a representation and certification by the Borrower or the Collateral Manager on behalf of the Borrower to the Collateral Agent that subclauses (A) and (B) of this clause (v) have been satisfied.

(vi) Mandatory Sales. The Borrower or the Collateral Manager shall use its commercially reasonable efforts to effect the sale of any Collateral Obligation (other than Defaulted Loans) that no longer meets the criteria described in clause (n) in the definition of “Collateral Obligation,” within 18 months of the failure of such Collateral Obligation to meet any such criteria (unless the Borrower or the Collateral Manager determines that such sale would not be in the best interests of the Senior Lenders).

(vii) Optional Repurchases or Substitutions by the Seller Pursuant to the Master Transfer Agreement; Limitations on Sales of Credit Risk Obligations and Defaulted Loans. The Seller may optionally repurchase (or purchase, as applicable) and substitute Credit Risk Obligations and Defaulted Loans pursuant to and in accordance with the Master Transfer Agreement and the Borrower shall sell and transfer Credit Risk Obligations and Defaulted Loans to the Seller in connection therewith at any time during or after the Reinvestment Period; provided that, as certified to the Collateral Agent and the Facility Agent by an Authorized Officer of the Collateral Manager, (i)(a) the sum of the Aggregate Principal Balance of all Credit Risk Obligations and Defaulted Loans which are Seller Collateral Obligations and which are optionally repurchased or substituted by the Seller pursuant to the Master Transfer Agreement and the Aggregate Principal Balance of all Credit Risk Obligations and Defaulted Loans which are Seller Collateral Obligations which are sold to the Seller pursuant to Section 10.1(a)(viii) may not exceed an amount equal to 20% of the Net Purchased Collateral Obligation Balance as of such date of repurchase or substitution and (b) the sum of the Aggregate Principal Balance of all Credit Risk Obligations and Defaulted Loans which are not Seller Collateral Obligations which are optionally purchased or substituted by the Seller pursuant to the Master Transfer Agreement and the Aggregate Principal Balance of all Credit Risk Obligations and Defaulted Loans which are not Seller Collateral Obligations which are sold to the Seller pursuant to Section 10.1(a)(viii) may not exceed an amount equal to 20% of the Net Purchased Non-Seller Collateral Obligation Balance as of such date of purchase or substitution, (ii) such substituted loan meets the definition of “Collateral Obligation”, (iii) the outstanding Aggregate Principal Balance of such substituted loan is greater than or equal to that of the replaced Credit Risk Obligation or Defaulted Loan, (iv) such optional repurchase or substitution will not cause a Default or an Event of Default, (v) each Coverage

Test shall be satisfied after giving effect to such repurchase or substitution, (vi) each Collateral Quality Test is satisfied (or if not satisfied, maintained or improved) after giving effect to such repurchase or substitution, (vii) such substituted loan either exceeds or maintains the lien priority of the replaced Credit Risk Obligation or Defaulted Loan, (viii) the Eligibility Criteria are satisfied after giving effect to such substitution and (ix) with respect to any such purchase or repurchase of a Credit Risk Obligation or Defaulted Loan, the sale price thereof shall be at least equal to the highest of (a) the highest actionable bid obtained from at least two unaffiliated loan market participants for such Credit Risk Obligation or Defaulted Loan, if any, (b) the Principal Balance of such Credit Risk Obligation or Defaulted Loan multiplied by the applicable Recovery Rate for such Credit Risk Obligation or Defaulted Loan and (c) the Market Value of such Credit Risk Obligation or Defaulted Loan (provided that Market Value shall not be determined pursuant to clause (d) or (e) of the definition thereof). The limitations set forth in subclauses (i) through (ix) above are referred to herein as the “Repurchase and Substitution Limits”.

(viii) Sales of Collateral Obligations to Affiliates. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, one or more Collateral Obligations may be sold from time to time by the Borrower, or the Collateral Manager on the Borrower’s behalf, to the Collateral Manager or an Affiliate thereof or to any account or fund for which the Collateral Manager or an Affiliate thereof acts as investment adviser only if (A) the terms and conditions thereof are no less favorable to the Borrower than the terms it would obtain in a comparable, timely sale with a non-Affiliate, (B) the transactions are effected in accordance with all applicable laws and (C)(i) if such sale is a sale of a Credit Risk Obligation or a Defaulted Loan, the sale price is equal to the highest of (x) the highest actionable bid obtained from at least two unaffiliated loan market participants for such Credit Risk Obligation or Defaulted Loan, if any, (y) the Principal Balance of such Credit Risk Obligation or Defaulted Loan multiplied by the applicable Recovery Rate for such Credit Risk Obligation or Defaulted Loan and (z) the Market Value of such Credit Risk Obligation or Defaulted Loan (provided that Market Value shall not be determined pursuant to clause (d) or (e) of the definition thereof) and (ii) if such sale is a sale of any other Collateral Obligation, the sale price is at least equal to the Market Value with respect to such Collateral Obligation (provided that Market Value shall not be determined pursuant to clause (d) or (e) of the definition thereof).

(ix) Sales of Excess Concentration Loans. The Borrower or the Collateral Manager may direct the Collateral Agent in writing to sell any Excess Concentration Loan at any time during or after the Reinvestment Period if each Concentration Limitation is satisfied immediately after giving effect to such sale.

(x) Sales in Connection with Payment in Full and Termination of the Facility. The Borrower, or the Collateral Manager on behalf of the Borrower, may direct the Collateral Agent in writing to sell, assign or transfer all or any portion of the Collateral in connection with the payment in full of all of the Obligations (other than any unasserted contingent Obligations), the termination of all of the Commitments and the payment of any other amounts required to be paid pursuant to the Priority of Payments; provided that the proceeds from any such sale, assignment or transfer directed pursuant to this Section 10.1(a)(x) are sufficient to pay in full all of the Obligations (other than any unasserted contingent Obligations) and any other amounts required to be paid pursuant to the Priority of Payments. For the avoidance of doubt, the Borrower, or the Collateral Manager on behalf of the Borrower, may only direct such sales, assignments or transfers contemplated by this Section 10.1(a)(x) if no Event of Default has occurred and is continuing at such time.

(b) Participations.

(i) During the Reinvestment Period, the Borrower may direct the Collateral Agent in writing to sell, and the Collateral Agent shall sell in the manner directed by the Borrower in writing, a Participation Interest in any Collateral Obligation that is a term loan (other than a Delayed Funding Obligation).

(ii) For the avoidance of doubt, the Borrower may not sell a Participation Interest in a Revolving Collateral Obligation or a Delayed Funding Obligation.

(c) Rules Generally Applicable to Sales of Collateral Obligations.

(i) All sales of Collateral Obligations or any portion thereof (including Participation Interests) pursuant to this Section 10.1 shall be for Cash on a non-recourse basis, which shall be deemed Principal Proceeds for all purposes hereunder.

(ii) Anything herein to the contrary notwithstanding, both prior to and after an Event of Default, the Borrower shall cause any sale or liquidation of any Collateral Obligation or other property or assets to be conducted on an arm’s length basis upon fair and reasonable terms no less favorable to the Borrower than would be obtainable in a comparable arm’s length transaction with a Person not an Affiliate.

Section 10.2 Eligibility Criteria. On and after the date of the initial Funding, a debt obligation will be eligible for purchase or origination (including in connection with a substitution pursuant to Section 10.1(a)(vii)) by the Borrower and inclusion in the Collateral only if as evidenced by an officer’s certificate of an Authorized Officer of the Borrower delivered to the Collateral Agent, the Eligibility Criteria are satisfied at the time such debt obligation is purchased or originated (on a trade date basis), after giving effect to the inclusion of such debt obligation.

ARTICLE XI

CHANGE IN CIRCUMSTANCES

Section 11.1 Basis for Determining Interest Rate Inadequate or Unfair. In the case of Eurodollar Rate Loans, if on or prior to the first day of any Interest Period:

(a) the Facility Agent is unable to obtain a quotation for the London Interbank Offered Rate as contemplated by Section 2.5, or

(b) the Controlling Parties advise the Facility Agent that as a result of changes arising after the date of this Agreement the Adjusted London Interbank Offered Rate as determined by the Facility Agent will not adequately and fairly reflect the cost to such Senior Lenders of funding their Eurodollar Rate Loans for such Interest Period, in each case the Facility Agent shall forthwith give notice thereof (by telephone confirmed in writing) to the Borrower, the Collateral Agent and the Senior Lenders, whereupon until the Facility Agent notifies the Borrower and the Collateral Agent that the circumstances giving rise to such suspension no longer exist, which notice shall be given promptly following the cessation of such circumstances, the obligations (if any) of the Senior Lenders to make or maintain Eurodollar Rate Loans shall be suspended; provided that such Senior Lenders shall instead fund or maintain Base Rate Loans, which Base Rate Loans shall convert to Eurodollar Rate Loans immediately upon the cessation of such circumstances.

Section 11.2 Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Senior Lender in good faith with any request or directive (to the extent it has the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Senior Lender to make, maintain or fund its Eurodollar Rate Loans (if any) and such Senior Lender shall so notify the Facility Agent, the Facility Agent shall forthwith give notice thereof (by telephone confirmed in writing) to the Senior Lenders, the Collateral Agent and the Borrower, whereupon until such Senior Lender notifies the Facility Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Senior Lender to make Eurodollar Rate Loans (if any) shall be suspended (provided that such Senior Lender shall instead fund Base Rate Loans). Before giving any notice to the Facility Agent pursuant to this Section 11.2, such Senior Lender shall designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and would not be otherwise disadvantageous to such Senior Lender. If circumstances subsequently change so that it is no longer unlawful for an affected Lender to make or maintain Eurodollar Rate Loans as contemplated hereunder, such Senior Lender will, as soon as reasonably practicable after such Senior Lender becomes aware of such change in circumstances, notify the Borrower, the Collateral Agent and the Facility Agent and upon receipt of such notice, the obligations of such Senior Lender to make or continue Eurodollar Rate Loans shall be reinstated.

Section 11.3 Increased Cost and Reduced Return.

(a) Subject to Section 11.3(b), the Borrower shall, on any Quarterly Payment Date, subject to prior written demand by the Senior Lender of not less than five Business Days to the Facility Agent, the Borrower, the Collateral Manager and the Collateral Administrator, accompanied by a certification in reasonable detail of the amount of such Increased Costs by the Senior Lender, in accordance with the Priority of Payments, pay for the account of the Senior Lender the amount of any Increased Costs which are applied or reasonably allocated by the Senior Lender to the transactions contemplated herein (all as determined by the Senior Lender in its reasonable discretion) and incurred by it as a result of (a) the introduction of any new, or any change in any (or in the interpretation, administration or application of), law or regulation or (b) compliance with any law or regulation made after the date of this Agreement. In determining the amount of any Increased Costs, the Senior Lender will act reasonably and in good faith and shall use averaging and attribution methods consistent with such methods as are used by similarly-situated lenders participating in transactions similar to the transactions contemplated hereby. Notwithstanding anything else herein, the amounts to be charged under this Section 11.3 shall be no greater than that which such Senior Lender is generally charging other borrowers similarly situated to the Borrower. In addition, the Borrower shall not be required to compensate a Senior Lender pursuant to this Section 11.3 for any increased costs or reductions incurred more than six months prior to the earlier of (x) the date on which the applicable Senior Lender has actual knowledge of the event giving rise to such increased costs or reductions and (y) the date on which the applicable Senior Lender should, in the exercise of reasonably care, have knowledge of the event giving rise to such increased cost or reduction; provided that if the event giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(b) Section 11.3(a) does not apply to the extent any Increased Cost is: (a) attributable to a deduction or withholding from a payment of interest under any Loan Document described in clauses (ii) through (iv) of the definition of Excluded Taxes; (b) compensated for by Section 11.4 (or was not so compensated solely because any of the exclusions in Section 11.4 applied); (c) attributable to the breach by the Senior Lender or its Affiliates of any applicable law or regulation; or (d) attributable to any Senior Lender that is a transferee of an original Senior Lender under this Agreement and would not have arisen but for the relevant transfer or (e) if it shall not at the time be the general policy and practice of such Senior Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements from similarly situated borrowers.

Section 11.4 Taxes.

(a) Except as required by applicable law, any and all payments by or on behalf of the Borrower to or for the account of any Senior Lender or any Agent hereunder or under any other Loan Document shall be made free and clear, of and without deduction for, any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto (“Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Senior Lender or any Agent, (i) except with respect to Excluded Taxes, the sum payable to such Senior Lender or Agent shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 11.4(a)) such Senior Lender or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law and (iv) the Borrower shall furnish to the Collateral Agent and the Facility Agent, at their respective addresses set forth on Schedule G hereto, the original or a certified copy of a receipt evidencing payment thereof or, if a receipt is not available, such other evidence of payment as may be reasonably acceptable to such Senior Lender, the Facility Agent or the Collateral Agent.

(b) The Borrower shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of the applicable Agent (without duplication) timely reimburse it for the payment of, any Other Taxes.

(c) (i) The Borrower agrees to indemnify, without duplication, each Senior Lender and the Agents for the full amount of Taxes other than Excluded Taxes (including Taxes other than Excluded Taxes, imposed or asserted on or attributable to amounts payable under this Section 11.4) paid or payable by such Senior Lender or the Agents (as the case may be) and any liability (including reasonable expenses) arising therefrom or with respect thereto. This indemnification shall be made within 10 days from the date such Senior Lender or the Agents (as the case may be) makes demand therefor accompanied by evidence reasonably satisfactory to the Borrower establishing liability for such Taxes.

(ii) Each Senior Lender shall severally indemnify each Agent for any Taxes (but only to the extent such Taxes are Excluded Taxes) attributable to such Senior Lender that are payable or paid by such Agent, and any liability (including reasonable expenses) arising therefrom or with respect thereto. This indemnification shall be made within ten days from the date such Agent makes demand therefor accompanied by evidence reasonably satisfactory to the relevant Senior Lender establishing liability for such Taxes. Each Senior Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Senior Lender under any Loan Document or otherwise payable by such Agent to the Senior Lender from any other source against any amount due to such Agent under this paragraph.

(d) (i) Each Senior Lender that is a U.S. Person, on or prior to the date on which it becomes a Senior Lender and from time to time thereafter if requested in writing by the Borrower or any Agent (but only so long as such Senior Lender remains lawfully able to do so), shall provide the Borrower or such Agent with two copies of executed IRS Form W-9, or any successor form prescribed by the IRS, certifying that such Senior Lender is exempt from U.S. federal backup withholding tax. Each Senior Lender that is not a U.S. Person, on or prior to the date on which it becomes a Senior Lender and from time to time thereafter if requested in writing by the Borrower or any Agent (but only so long as such Senior Lender remains lawfully able to do so), shall provide the Borrower or such Agent with two copies of executed IRS Forms W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as appropriate, or any successor form prescribed by the IRS, either (w) certifying that such Senior Lender is entitled to benefits under an applicable income tax treaty to which the United States is a party which eliminates, or reduces the rate of U.S. federal withholding tax on payments hereunder, (x) certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (y) in the case of a Senior Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, accompanied by a certificate to the effect that such Senior Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower (or its sole owner, if applicable) within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code or (z) in the case of a Senior Lender providing a Form W-8IMY, certifying that such Senior Lender is not the beneficial owner of payments hereunder and providing such information and forms as required by applicable law to establish the rate of U.S. withholding tax (if any) with respect to such payments. In addition to the foregoing requirements of this Section 11.4(d)(i), each Senior Lender shall, to the extent it is legally entitled to do so and as would not materially prejudice its commercial position, on or prior to the date on which such Senior Lender becomes a Senior Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or any Agent), deliver to the Borrower and such Agent (in such number of copies as shall be requested by the recipient) executed originals or copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with any required supplementary information.

(ii) Each Senior Lender and Agent, as applicable, shall deliver to the Borrower (with a copy to the Agents, if applicable) documentation reasonably requested by the Collateral Agent, the Facility Agent or the Borrower sufficient for the Agents and the Borrower to comply with their obligations under FATCA.

(iii) Each Senior Lender hereby agrees that if any form or certification such Senior Lender previously delivered pursuant to this Section 11.4(d) expires or becomes obsolete or inaccurate in any respect, such Senior Lender shall update such form or certification or notify the Borrower and the Agents in writing of its legal inability to do so, in each case upon request or upon discovery that it is inaccurate.

(e) If a Senior Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified under this Section 11.4, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section 11.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Senior Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). The Borrower, upon the request of such Senior Lender, shall repay to such Senior Lender the amount paid over pursuant to this clause (e) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such Senior Lender is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this clause (e), in no event will a Senior Lender be required to pay an amount to the Borrower pursuant to this clause (e) the payment of which would place the Senior Lender in a less favorable net after-tax position than the Senior Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This clause (e) shall not be construed to require any Senior Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(f) All amounts due to the Senior Lenders under this Section 11.4 shall constitute “Indemnified Taxes” payable by the Borrower on the next Quarterly Payment Date pursuant to the Priority of Payments. Notwithstanding anything to contrary contained in this Section 11.4, all payments made to a Senior Lender pursuant to this Section 11.4 shall only be made to the extent funds are available in accordance with the Priority of Payments.

(g) Each party’s obligations under this Section 11.4 shall survive the resignation or replacement of the Collateral Agent or the Facility Agent or any assignment of rights by, or the replacement of, a Senior Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 11.5 Replacement of Senior Lenders; Downgraded Lenders; Defaulting Lenders.

(a) (x) If and for so long as any Senior Lender is (1) a Downgraded Lender (subject to clauses (b) and (c) below), (2) a Defaulting Lender, (3) requesting compensation under Section 11.3 or (4) unable to make Senior Loans under Section 11.2, (y) if the Borrower is required to pay any additional amount to such Senior Lender or any authority for the account of such Senior Lender pursuant to Section 11.4 or (z) if and for so long as the obligations of any Senior Lender under this Agreement are the subject of a Bail-In Action, then the Borrower may, at its sole expense and effort, upon notice to such Senior Lender and the Agents, direct such Senior Lender to assign and delegate (and such Senior Lender shall comply with such direction but shall have no obligation to search for, seek, designate or otherwise try to find, an assignee), without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.5), all of its interests, rights and obligations under this Agreement and the Notes to a financial institution that is (I) a Permitted Purchaser and an Approved Senior Lender (and is not otherwise a Defaulting Lender), (II) eligible to purchase the replaced Senior Lender’s Senior Loans under the terms hereof, (III) not prohibited by any applicable law from making such purchase and (IV) not the subject of a Bail-In Action with respect to its obligations hereunder (such purchaser, an “Approved Purchaser”), which shall assume such obligations (and which may be another Senior Lender, if such other Senior Lender accepts such assignment); provided that:

(i) such assigning Senior Lender shall have received payment of an amount equal to the aggregate outstanding principal of its Senior Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under its Note (including any amounts under Section 2.9) from such Approved Purchaser (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii) in the case of any such assignment or delegation resulting from a claim for compensation under Section 11.3 or payments required to be made pursuant to Section 11.4, such assignment or delegation will result in a reduction in such compensation or payments thereafter; and

(iii) such assignment or delegation does not conflict with any applicable law.

(b) If and for so long as any Senior Lender is a Downgraded Lender or a Defaulting Lender hereunder:

(i) in the case of a Downgraded Lender, it holds any portion of the Commitment that remain in effect, then, as soon as practicable and in any event within 30 days after becoming a Downgraded Lender, (x) it shall deposit an amount equal to its Undrawn Commitments at such time into the Lender Collateral Account and (y) all principal payments in respect of the Senior Loans which would otherwise be made to such Downgraded Lender shall be diverted to the Lender Collateral Subaccount of such Downgraded Lender in accordance with Section 8.3(c), and any amounts in such Lender Collateral Subaccount shall be applied to any future funding obligations of such Downgraded Lender; and

(ii) in the case of a Defaulting Lender, (x) the Commitment and Senior Loans of any such Defaulting Lender shall not be included in determining whether the Controlling Parties have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.4); provided that a Defaulting Lender’s vote shall be included with respect to any action hereunder relating to any change that would require the consent of each Senior Lender or each affected Senior Lender under Section 12.4 (to the extent such Defaulting Lender is such an affected Senior Lender) and (y) no Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which time that Senior Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender during such time).

(c) Notwithstanding anything in Section 11.5(a) to the contrary, (i) a Senior Lender shall not be required to make any assignment or delegation referred to in Section 11.5(a) if, prior thereto, as a result of a waiver by such Senior Lender or the Borrower or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply and such Senior Lender gives notice thereof to the Borrower and (ii) the Borrower may not require a Downgraded Lender to make any such assignment or delegation during the 30-day period referred to in clause (b)(i) above or at any time that a Downgraded Lender is in compliance with clause (b)(i)(x) above.

(d) Each of the Facility Agent and any replaced Senior Lender will agree to cooperate with all reasonable requests of the Borrower for the purpose of effecting a transfer in compliance with this Section 11.5.

(e) Nothing in this Section 11.5 shall be deemed to release a Defaulting Lender or Downgraded Lender from any liability arising from its failure to fund any Senior Loans it is required to make hereunder.

(f) Notwithstanding anything to the contrary contained herein but subject to the Write-Down and Conversion Powers of any EEA Resolution Authority, the provisions of this Agreement relating to Downgraded Lenders (including Sections 8.3(c) and 11.5) shall continue to apply after the occurrence of a Bail-In Action, including that any amounts previously deposited in any Lender Collateral Subaccount will remain available in such Lender Collateral Subaccount following the occurrence of a Bail-In Action for the purposes set forth in this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile, facsimile transmission or similar writing) and shall be given to such party: (w) in the case of the Borrower, the Collateral Manager, the Facility Agent or the Collateral Agent, at its address, facsimile number and/or email address set forth on Schedule G hereto, (x) in the case of the initial Senior Lender, at its address, facsimile number and/or email address set forth on Schedule G hereto or (y) in the case of any party, such other address, facsimile number and/or email address as such party may hereafter specify for such purpose by notice to the Facility Agent, the Collateral Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 12.1 and the appropriate answerback is received, (ii) if given by mail, three Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by recognized courier guaranteeing overnight delivery, one Business Day after such communication is delivered to such courier or (iv) if given by any other means, when delivered at the address or email address specified in this Section 12.1; provided that notices to the Facility Agent under Article XI or to the Collateral Agent under Article VIII shall not be effective until received.

The Collateral Agent agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured email, facsimile transmission or other similar unsecured electronic methods; provided that any person providing such instructions or directions shall provide to the Collateral Agent an incumbency certificate listing persons designated to provide such instructions or directions, which incumbency certificate shall be amended whenever a person is added or deleted from the listing. If such person elects to give the Collateral Agent email or facsimile instructions (or instructions by a similar electronic method) and the Collateral Agent in its discretion elects to act upon such instructions, the Collateral Agent’s reasonable understanding of such instructions shall be deemed controlling. The Collateral Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Collateral Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any person providing such instructions acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

Section 12.2 No Waivers. No failure or delay by either Agent or any Senior Lender or the Borrower in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.3 Expenses; Indemnification.

(a) The Borrower shall pay, subject to and in accordance with the Priority of Payments (except as otherwise provided herein pursuant to Section 8.2(d) on the Closing Date), (i) all reasonable and documented out-of-pocket expenses of the Agents, the Custodian and the Securities Intermediary, including, without limitation, reasonable and documented fees and disbursements of counsel in connection with the preparation, syndications and administration of this Agreement, the Loan Documents and any documents and instruments referred to therein, and further modifications or syndications of the Senior Loans in connection therewith, the administration of the Senior Loans, any waiver or consent hereunder or any amendment or modification hereof or any Default hereunder and (ii) all reasonable and documented out-of-pocket expenses incurred by any Agent, including reasonable and documented fees and disbursements of counsel for each Agent, in connection with the enforcement of the Loan Documents and the instruments referred to therein and such collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom. For the sake of clarity, this Section 12.3(a) shall not impose any payment obligation on the Borrower with respect to Taxes, other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) The Borrower agrees to indemnify the Facility Agent, the Collateral Agent, the Collateral Administrator, the Custodian, U.S. Bank as Securities Intermediary and each Senior Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each, an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable and documented fees and disbursements of counsel and experts for each Agent, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto and whether or not brought by or involving the Borrower or any third party) that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document, (ii) the grant to the Collateral Agent and the Senior Lenders of any Lien, on the Collateral, (iii) the exercise by the Facility Agent, the Collateral Agent or the Senior Lenders of their rights and remedies (including, without limitation, foreclosure) under any agreements creating any such Lien, (iv) the failure of the Collateral Agent to have a valid and first-priority perfected Lien on any Collateral, (v) a breach by the Borrower of any representation, warranty or covenant contained in any Loan Document or any document relating to any Collateral, (vi) any enforcement by an Indemnitee of this Agreement, including the indemnity obligations herein or (vii) any loss arising from any action or inaction of the Borrower or any of its Affiliates regarding the administration of any Collateral or otherwise relating to such Collateral (other than an Obligor’s financial inability to make payments with respect to any such Collateral) but excluding, as to any Indemnitee, any such losses, liabilities, damages, expenses or costs incurred by reason of the bad faith, gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction. The Borrower’s obligations under this Section 12.3 shall survive the termination of this Agreement and the payment of the Obligations. For the sake of clarity, this Section 12.3(b) shall not impose any indemnification or similar obligation on the Borrower with respect to Taxes, other than Taxes that represent losses, liabilities, damages, expenses or costs arising from non-Tax claims. If the Borrower has made any indemnity payment pursuant to this Section 12.3 and the recipient thereof later collects any payments from others (including insurance companies) in respect of such amounts, then the recipient shall repay to the Borrower an amount equal to the amount it has collected from others in respect of such amounts net of the recipient’s expenses in collecting such payments and only to the extent that the recipient remains fully indemnified after giving effect to such repayment to the Borrower.

Section 12.4 Amendments and Waivers.

(a) Any provision of this Agreement, the Notes or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Controlling Parties (and, if the rights or duties of the Facility Agent and/or the Collateral Agent are affected thereby, by the Facility Agent and/or the Collateral Agent, as the case may be); provided that:

(i) no such amendment or waiver shall, unless signed by all of the Senior Lenders, (1) extend the Scheduled Maturity Date; (2) increase or decrease the Commitment of any Senior Lender (except for a ratable decrease in the Commitments of all Senior Lenders) or subject any Senior Lender to any additional obligation; (3) change the Percentage Share of the Senior Lender Funding Commitment allocable to any Senior Lender or of the aggregate unpaid principal amount of the Senior Loans, or the number of Senior Lenders, which shall be required for the Senior Lenders or any of them to take any action under this Section 12.4 or any other provision of this Agreement; (4) release any Collateral except as provided in this Agreement or the other Loan Documents; or (5) alter the terms of Section 2.7, Section 2.8, Section 2.11, Section 6.4, Section 9.1, Section 10.1(c)(ii) or this Section 12.4 (or any defined term as it is used therein) in a manner adverse to the interests of any Senior Lender;

(ii) no such amendment or waiver shall, unless signed by all Senior Lenders, postpone the date fixed for any payment of principal of or interest on any Senior Loan or any fees or other amounts hereunder or for any reduction or termination of any Commitment; and

(iii) no such amendment or waiver shall, unless signed by a Senior Lender, reduce the principal of or rate of interest on any Senior Loan held by such Senior Lender or any fees or indemnities payable for the account of such Senior Lender; provided that the foregoing shall not apply to the rescission of interest accruing at the Post-Default Rate, which may be rescinded by the Controlling Parties.

(b) The Borrower shall, promptly following the execution of any amendment, waiver or supplement to any Loan Document, provide copies thereof to each Senior Lender, the Facility Agent and the Collateral Agent.

Section 12.5 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each of the Senior Lenders except as permitted by this Agreement.

(b) (i) Any Senior Lender may at any time grant to one or more banks, commercial paper conduits or other institutions (each, a “Participant”) participating interests in its Commitment or any or all of its Senior Loans; provided that each such Participant represents in writing to such Senior Lender that it (and each account for which it is acquiring such participating interest) is both (x) a “qualified purchaser” for purposes of Section 3(c)(7) of the Investment Company Act and (y) a Permitted Purchaser. In the event of any such grant by a Senior Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Facility Agent, such Senior Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Facility Agent shall continue to deal solely and directly with such Senior Lender in connection with such Senior Lender’s rights and obligations under this Agreement. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(ii) In the event that any Senior Lender sells participations in its Commitment or any or all of its Senior Loans hereunder, such Senior Lender shall, acting solely for this purposes as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of all Participants in the Commitments or Senior Loans held by it and the principal amount (and stated interest thereon) of the portion of the Commitments or Senior Loans which is the subject of the participation (the “Participant Register”). A Commitment or Senior Loan may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of such Commitment or Senior Loan may be effected only by the registration of such participation on the Participant Register. No Senior Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in the Senior Lender Funding Commitment, Senior Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Senior Lender Funding Commitment, Senior Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States

Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Senior Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Facility Agent (in its capacity as Facility Agent) shall have no responsibility for maintaining a Participant Register.

(c) (i) Any Senior Lender may at any time assign to one or more banks or other financial institutions (each, an “Assignee”) all or any portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption executed by such Assignee and such transferor Senior Lender, with (and subject to) the consent of the Borrower and the Facility Agent, which consent in each case shall not be unreasonably withheld; provided that (1) such assignment is in an amount which is at least $1,000,000 or a multiple of $250,000 in excess thereof (or the remainder of such Senior Lender’s Senior Loans or Commitments); and (2) no such consent shall be required in the case of an assignment that is made (A) during the continuance of an Event of Default; (B) after the Reinvestment Period End Date, (C) prior to the Reinvestment Period End Date if such Assignee is an Approved Senior Lender (without giving effect to the proviso in the definition of “Approved Senior Lender”); or (D) by Barclays or any Affiliate of Barclays to Barclays or any Affiliate of Barclays.

(ii) Upon execution and delivery of such instrument and payment by such Assignee to such transferor Senior Lender of an amount equal to the purchase price agreed between such transferor Senior Lender and such Assignee, such Assignee shall be a party to this Agreement and shall have all the rights, protections and obligations of a Senior Lender with Commitments as set forth in such instrument of assumption, and the transferor Senior Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Senior Lender, the Facility Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Senior Lender shall pay to the Facility Agent an administrative fee for processing such assignment in the amount of $2,500 (unless such fee is waived by the Facility Agent). Each Assignee shall deliver to the Borrower and the Facility Agent the relevant form or certification in accordance with Section 11.4(d).

(d) Any Senior Lender may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Senior Lender from its obligations hereunder. Promptly upon being notified in writing of such transfer, the Facility Agent shall notify the Borrower thereof.

(e) No Assignee, Participant or other transferee of any Senior Lender’s rights shall be entitled to receive any greater payment under Section 11.3 or 11.4 than such Senior Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made by reason of the provisions of Section 11.2 or 11.4 requiring such Senior Lender to designate a different Applicable Lending Office under certain circumstances or the circumstances giving rise to such greater payment did not exist at the time of the transfer and except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Assignee, Participant or other transferee acquired the applicable interest.

(f) The Facility Agent, acting as non-fiduciary agent (solely for this purpose) of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Senior Lenders and the principal amount (and stated interest thereon) of the Senior Loans owing to each Senior Lender from time to time. The entries in the Register shall be conclusive evidence (absent manifest error) of the accuracy thereof, and the Borrower, the Agents and the Senior Lenders shall treat each Person whose name is recorded in the Register as the owner of a Senior Loan or Note hereunder as the owner thereof for all purposes of this Agreement, notwithstanding any notice to the contrary. Any assignment of any Senior Loan or Note hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. If any assignment or transfer of all or any part of a Senior Loan that is then evidenced by a Note is made, such assignment or transfer shall be registered on the Register only upon surrender for registration of assignment or transfer of the related Note, duly endorsed by (or accompanied by a written instrument of assignment or transfer duly executed by) the holder thereof, and thereupon one or more new Note(s) in the same aggregate principal amount shall be issued to the designated Assignee(s) (and, if applicable, assignor) and the old Note shall be returned to the Borrower marked “cancelled”. The Register shall be available for inspection by the Borrower or any Senior Lender at any reasonable time and from time to time upon reasonable prior notice. The Facility Agent shall provide to the Collateral Agent from time to time at the request of the Collateral Agent information related to the Senior Lenders and Commitments.

Section 12.6 QP Status. Each of the Senior Lenders represents to the Facility Agent, the Collateral Agent, each of the other Senior Lenders and the Borrower that it (and each account for which it is acquiring a Senior Loan or a Commitment) is a “qualified purchaser” for purposes of Section 3(c)(7) of the Investment Company Act. For the avoidance of doubt, the parties hereunder intend that the advances made pursuant to this Agreement constitute loans and not securities. Notwithstanding the foregoing, each of the Senior Lenders represents to the Facility Agent, each of the other Senior Lenders and the Borrower that it is either (A) an institutional “accredited investor” as defined in paragraphs (a)(1), (2), (3) or (7) of Rule 501 of Regulation D under the Securities Act (or any entity in which all of the equity owners are entities described within such paragraphs) or (B) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (any persons satisfying such criteria, a “Permitted Purchaser”).

Section 12.7 Governing Law; Submission to Jurisdiction.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. Each party hereto irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to each party hereto at its respective address on Schedule G hereto. Each party hereto hereby irrevocably waives, to the extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives, to the extent permitted by applicable law, and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of either Agent, any Senior Lender or any holder of a Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

Section 12.8 Marshalling; Recapture. Neither the Facility Agent, the Collateral Agent nor any Senior Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent any Senior Lender receives any payment by or on behalf of the Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or its estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower to such Senior Lender as of the date such initial payment, reduction or satisfaction occurred.

Section 12.9 Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Facility Agent of counterparts hereof signed by each of the parties hereto (which counterparts may be delivered by facsimile or email transmission).

Section 12.10 Waiver of Jury Trial. EACH OF THE BORROWER, THE FACILITY AGENT, THE COLLATERAL AGENT AND THE SENIOR LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.11 Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents, any assignment pursuant to Section 12.5 and the making and repayment of the Senior Loans hereunder.

Section 12.12 Domicile of Loans. Each Senior Lender may transfer and carry its Senior Loans at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Senior Lender.

Section 12.13 Limitation of Liability. No claim may be made by the Borrower, the Collateral Manager or any other Person against the Facility Agent, the Collateral Agent or any Senior Lender or the affiliates, directors, officers, employees, attorneys or agents of any of them for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and each of the Borrower and the Collateral Manager hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 12.14 Recourse; Non-Petition.

(a) All obligations, covenants and agreements of the Borrower contained in or evidenced by this Agreement, the Notes and any Loan Document shall be fully recourse to the Borrower and each and every asset of the Borrower. Notwithstanding the foregoing, no recourse under or upon any obligation, covenant, or agreement contained in this Agreement or the Note or any Loan Document shall be had against any officer, director, limited liability company manager, limited partner, member, agent or employee (solely by virtue of such capacity) of the Borrower (a “Non-Recourse Party”) and no such Non-Recourse Party shall be personally liable for payment of the Senior Loans or other amounts due in respect thereof (all such liability being expressly waived and released by each Senior Lender and the Agents).

(b) Each Senior Lender and each Agent hereby agrees that it will not institute against the Borrower any proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, present a petition for the winding-up or liquidation of the Borrower or seek the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for the Borrower or for all or substantially all of the assets of the Borrower prior to the date that is one year (or, if longer, the applicable preference period then in effect) and one day after the payment in full of the Aggregate Senior Lender Termination Amount and any securities issued by the Borrower that refinance any of the Obligations. In the event that, notwithstanding the provisions of this Agreement and the other Loan Documents relating to “non-petition” of the Borrower, the Borrower becomes a debtor in a bankruptcy case by the involuntary petition of any other Person, the Borrower hereby covenants to contest any such petition to the fullest extent permitted by law. The obligations under this Section 12.14(b) shall survive the termination of this Agreement and the payment of the Obligations.

Section 12.15 Confidentiality.

(a) Each of the Senior Lenders and the Agents agrees that it shall maintain confidentiality with regard to nonpublic information concerning the Borrower, the Collateral Obligations, any Obligor, the EU Retention Provider or the Collateral Manager and obtained pursuant to or in connection with this Agreement or any other Loan Document; provided that the Senior Lenders and the Agents shall not be precluded from making disclosure regarding such information: (i) to the Senior Lenders’ and Agents’ counsel, accountants and other professional advisors (who are, in each case, subject to this confidentiality agreement); (ii) to officers, directors, employees, examiners, agents and partners of each Senior Lender and its Affiliates and the Agents and their Affiliates who need to know such information in accordance with customary practices for lenders of such type (who are, in each case, subject to this confidentiality agreement and the applicable Lender or Agent shall be responsible for any breach by such Person of these confidentiality provisions); (iii) in response to a subpoena or order of a court or governmental agency or regulatory authority; (iv) to any entity participating or considering participating in any credit made under this Agreement, (provided, the Senior Lenders and Agents shall require that any such entity agree in writing to be subject to this Section 12.15; however, Senior Lenders and Agents shall have no duty to monitor any participating entity and shall have no liability in the event that any participating entity violates this Section 12.15); (v) as required by applicable law or GAAP; (vi) as reasonably necessary in connection with the exercise of any remedy hereunder or under any other Loan Document; or (vii) to any organization or other entity that regulates or oversees any Senior Lender, or any nationally recognized rating agency that requires access to information about such Senior Lender’s investment portfolio. Any Person that proposes to disclose any information pursuant to subclauses (iii), (v) or (vi) of this Section 12.15(a) shall, to the extent practical, (1) provide the Borrower and the Collateral Manager with prompt written notice of such proposed disclosure, (2) reasonably cooperate with the Borrower or the Collateral Manager so that such Person may obtain a protective order or other appropriate remedy with respect to the information to be disclosed or otherwise obtain satisfactory assurances that such information will be treated as confidential and proprietary and (3) disclose only that information that is, in the opinion of counsel to such Person, legally required to be disclosed. The foregoing clauses (1) through (3) shall not apply to any Agent to the extent that a disclosure is made by such Agent to any bank examiner, regulatory or self-regulatory authority in the course of such examiner’s or authority’s routine examination or inspection of such Agent’s business or operations which does not specifically target the information to be disclosed. In connection with enforcing its rights pursuant to this Section 12.16, the Borrower shall be entitled to the equitable remedies of specific performance and injunctive relief against the Agents, the Senior Lenders or any subsequent party that agrees to be bound hereto which shall breach the confidentiality provisions herein.

(b) Notwithstanding any contrary agreement or understanding, the Collateral Manager, the Borrower, the Agents and the Senior Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons the tax treatment and tax structure of the transactions contemplated by this Agreement (and, for the avoidance of doubt, only those transactions contemplated by this Agreement) and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The foregoing provision shall apply from the beginning of discussions between the parties hereto. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. tax treatment of the transaction under applicable U.S. Federal, state or local law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. tax treatment of the transaction under applicable U.S. Federal, state or local law.

Section 12.16 Direction of Collateral Agent. By executing this Agreement, each Senior Lender hereby consents to the terms of this Agreement and to the Collateral Agent’s execution and delivery of this Agreement, and acknowledges and agrees that the Collateral Agent shall be fully protected in relying upon the foregoing consent and direction and hereby releases the Collateral Agent and its respective officers, directors, agents, employees and shareholders, as applicable, from any liability for complying with such direction, except as a result of the bad faith, gross negligence or willful misconduct of the Collateral Agent.

Section 12.17 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any parties to any Loan Document, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, other than an Excluded Liability, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability including, without limitation, a reduction in any accrued or unpaid interest in respect of such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of any Loan Document to give effect to the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

ARTICLE XIII

ASSIGNMENT OF COLLATERAL MANAGEMENT AGREEMENT AND MASTER

TRANSFER AGREEMENT

Section 13.1 Assignment of Collateral Management Agreement and Master Transfer Agreement.

(a) The Borrower hereby acknowledges that its Grant pursuant to the Granting Clause hereof includes all of the Borrower’s estate, right, title and interest in, to and under the Collateral Management Agreement and the Master Transfer Agreement including (i) the right to give all notices, consents and releases thereunder, (ii) the right to take any legal action upon the breach of an obligation of the Collateral Manager under the Collateral Management Agreement or the Seller under the Master Transfer Agreement, including the commencement, conduct and consummation of proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Borrower is or may be entitled to do thereunder; provided that notwithstanding anything herein to the contrary, the Agents shall not have the authority to exercise any of the rights set forth in (i) through (iv) above or that may otherwise arise as a result of the Grant until the occurrence of an Event of Default hereunder and such authority shall terminate at such time, if any, as such Event of Default is cured or waived (so long as the exercise of remedies has not commenced or such Event of Default has been waived following the commencement of the exercise of remedies).

(b) The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Borrower under the provisions of the Collateral Management Agreement, the Master Transfer Agreement or the other documents referred to in clause (a) above, nor shall any of the obligations contained in the Collateral Management Agreement, the Master Transfer Agreement or such other documents be imposed on the Agents.

(c) Upon the occurrence of the Scheduled Maturity Date (or, if earlier, the payment in full of all of the Obligations and the termination of all of the Commitments), the payment of all amounts required to be paid pursuant to the Priority of Payments and the release of the Collateral from the lien of this Agreement, this assignment and all rights herein assigned to the Collateral Agent for the benefit of the Senior Lenders shall cease and terminate and all the estate, right, title and interest of the Collateral Agent in, to and under the Collateral Management Agreement, the Master Transfer Agreement and the other documents referred to in this Section 13.1 shall revert to the Borrower and no further instrument or act shall be necessary to evidence such termination and reversion.

(d) The Borrower represents that it has not executed any other assignment of the Collateral Management Agreement or the Master Transfer Agreement.

(e) The Borrower agrees that this assignment is irrevocable until the Obligations have been repaid in full and all Commitments have terminated, and that it will not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Borrower will, from time to time, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as may be necessary to continue and maintain the effectiveness of such assignment.

(f) The Borrower hereby agrees, and hereby undertakes to obtain the agreement and consent of the Collateral Manager in the Collateral Management Agreement and, as applicable, the Seller in the Master Transfer Agreement, to the following:

(i) The Collateral Manager shall consent to the provisions of this assignment and agree to perform any provisions of this Agreement applicable to the Collateral Manager subject to the terms of the Collateral Management Agreement.

(ii) The Collateral Manager shall acknowledge that the Borrower is collaterally assigning all of its right, title and interest in, to and under the Collateral Management Agreement to the Collateral Agent for the benefit of the Secured Parties, and the Seller shall acknowledge that the Borrower is collaterally assigning all of its right, title and interest in, to and under the Master Transfer Agreement to the Collateral Agent for the benefit of the Secured Parties, in each case subject to the proviso in Section 13.1(a).

(iii) The Collateral Manager shall deliver to the Agents copies of all notices, statements, communications and instruments delivered or required to be delivered by the Collateral Manager to the Borrower pursuant to the Collateral Management Agreement and the Seller shall deliver to the Agents copies of all notices, statements communications and instruments delivered or required to be delivered by the Seller to the Borrower pursuant to the Master Transfer Agreement.

(iv) Neither the Borrower nor the Collateral Manager will enter into any agreement amending, modifying or terminating the Collateral Management Agreement without complying with the applicable terms thereof, and neither the Borrower nor the Seller will enter into any agreement amending, modifying or terminating the Master Transfer Agreement without complying with the applicable terms thereof.

(v) Except as otherwise set forth herein and therein (including pursuant to Sections 12 and 13 of the Collateral Management Agreement), the Collateral Manager shall continue to serve as Collateral Manager under the Collateral Management Agreement notwithstanding that the Collateral Manager shall not have received amounts due it under the Collateral Management Agreement because sufficient funds were not then available hereunder to pay such amounts in accordance with the Priority of Payments. The Collateral Manager agrees not to cause the filing of a petition in bankruptcy against the Borrower for the nonpayment of the fees or other amounts payable by the Borrower to the Collateral Manager under the Collateral Management Agreement until the payment in full of all of the Obligations and the termination of all of the Commitments and the expiration of a period equal to one year and a day, or, if longer, the applicable preference period, following such payment. Nothing in this Section 13.1 shall preclude, or be deemed to stop, the Collateral Manager (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or Proceeding voluntarily filed or commenced by the Borrower or (B) any involuntary insolvency Proceeding filed or commenced by a Person other than the Collateral Manager or any of its Affiliates or (ii) from commencing against the Borrower or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.

(vi) Except with respect to transactions contemplated by the Collateral Management Agreement, if the Collateral Manager determines that it or any of its Affiliates has a conflict of interest between the Senior Lenders and any other account or portfolio for which the Collateral Manager or any of its Affiliates is serving as investment adviser which relates to any action to be taken with respect to any Collateral, then the Collateral Manager will give written notice to the Agents, who shall promptly forward such notice to the relevant Senior Lender, briefly describing such conflict and the action it proposes to take. The provisions of this clause (vi) shall not apply to any transaction permitted by the terms of the Collateral Management Agreement.

[Remainder intentionally left blank | signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

ABPCIC FUNDING I LLC
as Borrower

/s/ Roy Castromonte
By: Roy Castromonte
Title: Vice President

By: AB PRIVATE CREDIT INVESTORS
CORPORATION its designated manager

/s/ Roy Castromonte
By: Roy Castromonte
Title: Vice President

BARCLAYS BANK PLC, NEW YORK
BRANCH
as Facility Agent

/s/ Michael Hopson
By: Michael Hopson
Title: Managing Director

BARCLAYS BANK PLC, NEW YORK
BRANCH
as Senior Lender

/s/ Michael Hopson
By: Michael Hopson
Title: Managing Director

U.S. BANK NATIONAL ASSOCIATION
as Collateral Administrator, Custodian and Collateral Agent

/s/ Scott D. DeRoss
By: Scott D. DeRoss
Title: Vice President

SCHEDULE A

Approved Appraisal Firms

1.	Houlihan Lokey, Inc.

2.	Duff & Phelps LLC

3.	Howard & Zukin Capital, Inc.

4.	Murray, Devine and Company

5.	Lincoln Advisors

6.	Valuation Research Corporation

SCHEDULE B

Industry Classifications

Name

1	Aerospace & Defense

2	Air transport

3	Automotive

4	Beverage & Tobacco

5	Radio & Television

6	Brokers, Dealers & Investment houses

7	Building & Development

8	Business equipment & services

9	Cable & satellite television

10	Chemicals & plastics

11	Clothing/textiles

12	Conglomerates

13	Containers & glass products

14	Cosmetics/toiletries

15	Drugs

16	Ecological services & equipment

17	Electronics/electrical

18	Equipment leasing

19	Farming/agriculture

20	Financial intermediaries

21	Food/drug retailers

22	Food products

23	Food service

24	Forest products

25	Health care

26	Home furnishings

27	Lodging & casinos

28	Industrial equipment

29	Insurance

30	Leisure goods/activities/movies

31	Nonferrous metals/minerals

32	Oil & gas

33	Publishing

34	Rail industries

35	Retailers (except food & drug)

36	Steel

37	Surface transport

38	Telecommunications

39	Utilities

40	Miscs

41	Sovereign

SCHEDULE C

Risk Scores

The “Risk Score” relating to any Collateral Obligation at any time is the percentage set forth in the table below opposite the Collateral Rating of such Collateral Obligation at such time:

Collateral Rating (or equivalent)	Risk Score
AAA	0.0987
AA+	0.1539
AA	0.2091
AA-	0.2994
A+	0.4801
A	0.5704
A-	0.9643
BBB+	1.7521
BBB	2.1460
BBB-	2.9528
BB+	6.9863
BB	8.5997
BB-	11.9572
B+	17.3292
B	22.0296
B-	31.8670
CCC+	48.2625
CCC	54.8208
CCC-	77.4104
CC, C or D	100.0000

If any Collateral Obligation does not have a Collateral Rating, the Risk Score for such Collateral Obligation will be determined as provided below:

(a) If a Credit Estimate has not been obtained after 90 days from the acquisition of such Collateral Obligation, unless such Collateral Obligation has received a Credit Estimate, the Risk Score shall be 77.4104;

(b) If a Credit Estimate has previously been obtained but has expired and a new Credit Estimate has not been obtained within 90 days, the Risk Score shall be 77.4104; and

(c) If such Collateral Obligation is a Defaulted Loan, the Risk Score shall be 100.0000%.

SCHEDULE D

Diversity Score Calculation

The Diversity Score is calculated as follows:

(a) An “Issuer Par Amount” is calculated for each issuer of a Collateral Obligation, and is equal to the Aggregate Maximum Principal Balance of all the Collateral Obligations issued by that issuer and all affiliates.

(b) An “Average Par Amount” is calculated by summing the Issuer Par Amounts for all issuers, and dividing by the number of issuers.

(c) An “Equivalent Unit Score” is calculated for each issuer, and is equal to the lesser of (x) one and (y) the Issuer Par Amount for such issuer divided by the Average Par Amount.

(d) An “Aggregate Industry Equivalent Unit Score” is then calculated for each industry classification group, shown on Schedule B, and is equal to the sum of the Equivalent Unit Scores for each issuer in such industry classification group.

(e) An “Industry Diversity Score” is then established for each industry classification group, shown on Schedule B, by reference to the following table for the related Aggregate Industry Equivalent Unit Score; provided that if any Aggregate Industry Equivalent Unit Score falls between any two such scores, the applicable Industry Diversity Score will be the lower of the two Industry Diversity Scores:

Aggregate		Aggregate		Aggregate		Aggregate
Industry	Industry	Industry	Industry	Industry	Industry	Industry	Industry
Equivalent	Diversity	Equivalent	Diversity	Equivalent	Diversity	Equivalent	Diversity
Unit Score	Score	Unit Score	Score	Unit Score	Score	Unit Score	Score
0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200

1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

(f) The Diversity Score is then calculated by summing each of the Industry Diversity Scores for each industry classification group shown on Schedule B.

For purposes of calculating the Diversity Score, affiliated issuers in the same industry are deemed to be a single issuer.

SCHEDULE E

Collateral Quality Matrix

Applicable Row Level	Row Advance Rate	Row “AA” Recovery Level	Row Spread Level	Row Weighted Average Risk Score	Row Diversity Score
1	60.0%	53.00%	5.35%	35.00	16
2	60.0%	52.50%	4.25%	35.00	20
3	60.0%	50.00%	4.50%	35.00	24
4	62.5%	52.50%	4.50%	35.00	24
5	62.5%	50.00%	4.75%	35.00	28
6	65.0%	51.75%	5.85%	36.75	20
7	65.0%	52.75%	5.35%	36.75	20
8	65.0%	51.75%	5.00%	34.25	20
9	65.0%	52.75%	4.85%	34.25	20
10	65.0%	52.50%	4.50%	35.00	28
11	65.0%	50.75%	5.85%	36.75	24
12	65.0%	51.75%	5.35%	36.75	24
13	65.0%	51.50%	5.00%	34.25	24
14	65.0%	52.50%	4.75%	34.25	24
15	65.0%	52.50%	4.85%	35.00	24
16	65.0%	51.00%	5.15%	35.00	24
17	65.0%	50.00%	5.00%	35.00	28
18	65.0%	50.00%	5.40%	36.00	28
19	65.0%	50.00%	5.85%	36.75	28
20	65.0%	51.25%	5.35%	36.75	28
21	65.0%	51.25%	4.85%	34.25	28
22	65.0%	52.25%	4.40%	34.25	28

SCHEDULE F

Recovery Rates

Table 1: Recovery Rates for Tier 1 Countries
Liability Rating Class	Senior Secured Loan	Qualified First Lien Loan	Senior Secured Bond	Second Lien and Senior Unsecured	Subordinate
AAA (sf)	50.75%	39.50%	43.75%	28.50%	10.00%
AA (sf)	54.00%	42.03%	50.25%	30.75%	12.50%
A (sf)	60.50%	45.50%	56.75%	31.25%	13.50%
BBB (sf)	66.00%	—	62.25%	32.00%	15.00%
BB (sf)	74.00%	—	69.25%	36.50%	17.50%
B (sf)	77.00%	—	69.25%	36.50%	17.50%
CCC (sf)	80.25%	—	69.25%	36.50%	17.50%

Numbers in italics correspond to the recovery rates for Senior Secured Covenant-Lite Loans.

Table 2: Recovery Rates for Tier 2 Countries
Liability Rating Class	Senior Secured Loan	Qualified First Lien Loan	Senior Secured Bond	Second Lien and Senior Unsecured	Subordinate
AAA (sf)	45.75%	34.50%	38.75%	23.50%	5.00%
AA (sf)	49.00%	36.95%	45.25%	25.75%	7.50%
A (sf)	55.50%	—	51.75%	26.25%	8.50%
BBB (sf)	61.00%	—	57.25%	27.00%	10.00%
BB (sf)	69.00%	—	64.25%	31.50%	12.50%
B (sf)	72.00%	—	64.25%	31.50%	12.50%
CCC (sf)	75.25%	—	64.25%	31.50%	12.50%

Numbers in italics correspond to the recovery rates for Senior Secured Covenant-Lite Loans.

Table 3: Recovery Rates for Tier 3 Countries

Liability Rating Class	Senior Secured Loan	Qualified First Lien Loan	Senior Secured Bond	Second Lien and Senior Unsecured	Subordinate
AAA (sf)	40.75%	29.50%	33.75%	18.50%	0.00%
AA (sf)	44.00%	31.85%	40.25%	20.75%	2.50%
A (sf)	50.50%	—	46.75%	21.25%	3.50%
BBB (sf)	56.00%	—	52.25%	22.00%	5.00%
BB (sf)	64.00%	—	59.25%	26.50%	7.50%
B (sf)	67.00%	—	59.25%	26.50%	7.50%
CCC (sf)	70.25%	—	59.25%	26.50%	7.50%

Numbers in italics correspond to the recovery rates for Senior Secured Covenant-Lite Loans.

Table 4: Recovery Rates for Tier 4 Countries

Liability Rating Class	Senior Secured Loan	Qualified First Lien Loan	Senior Secured Bond	Second Lien and Senior Unsecured	Subordinate
AAA (sf)	35.75%	24.50%	28.75%	13.50%	0.00%
AA (sf)	39.00%	26.73%	35.25%	15.75%	0.00%
A (sf)	45.50%	—	41.75%	16.25%	0.00%
BBB (sf)	51.00%	—	47.25%	17.00%	0.00%
BB (sf)	59.00%	—	54.25%	21.50%	2.50%
B (sf)	62.00%	—	54.25%	21.50%	2.50%
CCC (sf)	65.25%	—	54.25%	21.50%	2.50%

Numbers in italics correspond to the recovery rates for Senior Secured Covenant-Lite Loans.

Table 5: Recovery Rates for Tier 5 Countries

Liability Rating Class	Senior Secured Loan	Qualified First Lien Loan	Senior Secured Bond	Second Lien and Senior Unsecured	Subordinate
AAA (sf)	30.75%	19.50%	23.75%	8.50%	0.00%
AA (sf)	34.00%	21.50%	30.25%	10.75%	0.00%
A (sf)	40.50%	—	36.75%	11.25%	0.00%
BBB (sf)	46.00%	—	42.25%	12.00%	0.00%
BB (sf)	54.00%	—	49.25%	16.50%	0.00%
B (sf)	57.00%	—	49.25%	16.50%	0.00%
CCC (sf)	60.25%	—	49.25%	16.50%	0.00%

Numbers in italics correspond to the recovery rates for Senior Secured Covenant-Lite Loans.

DBRS Country Codes
Country	DBRS Region	DBRS Country Code	DBRS Recovery Tier
Canada	North America & Caribbean	102	1
Cayman Islands	North America & Caribbean	103	1
Mexico	North America & Caribbean	104	5
United States	North America & Caribbean	101	1
Austria	Europe	201	2
Belgium	Europe	202	2
Denmark	Europe	220	2
Finland	Europe	203	2
France	Europe	204	3
Germany	Europe	205	2
Greece	Europe	206	5
Ireland	Europe	207	1
Italy	Europe	208	4
Luxembourg	Europe	209	2
Netherlands	Europe	210	2
Portugal	Europe	211	4
Spain	Europe	212	4
Czech Republic	Europe	213	3
Norway	Europe	214	2
Poland	Europe	215	4
Romania	Europe	221	4
Russia	Europe	216	5
Sweden	Europe	217	2
Switzerland	Europe	218	2
United Kingdom	Europe	219	1
Australia	Australia & New Zealand	301	1
New Zealand	Australia & New Zealand	302	2
Argentina	Central & South America	401	5
Brazil	Central & South America	402	5
Chile	Central & South America	403	4
South Africa	Sub-Saharan Africa	601	3
Japan	Northern Asia	701	2
South Korea	Northern Asia	702	2

SCHEDULE G

Addresses for Notice

Facility Agent:

Barclays Bank PLC, New York Branch

400 Jefferson Park

Whippany, NJ 07981

Attention: Michael E. Hopson

Telephone: 201-499-2889

Email: 12145455230@tls.ldsprod.com

Senior Lenders:

Barclays Bank PLC, New York Branch

400 Jefferson Park

Whippany, NJ 07981

Attention: Michael E. Hopson

Telephone: 201-499-2889

Email: 12145455230@tls.ldsprod.com

Borrower:

ABPCIC Funding I LLC

c/o Alliance Bernstein

1345 Avenue of the Americas

New York, New York 10105

Attention: Wesley Raper

Telephone: 512-721-2925

Email: wesley.raper@alliancebernstein.com

Collateral Administrator, Securities Intermediary and Collateral Agent:

U.S. Bank National Association

Global Corporate Trust

214 North Tryon Street, 26th Floor

Charlotte, NC 28202

Attention: Chris Simanic

Telephone: 704-335-2444

Email: christopher.simanic@usbank.com

SCHEDULE H

Senior Lenders

Lender	Commitment Amount	Percentage Share	Lending Office
Barclays Bank PLC, New York Branch	$150,000,000	100%	Barclays Bank PLC, New York Branch 400 Jefferson Park Whippany, NJ 07981 Attention: Michael E. Hopson Telephone: 201-499-2889 Email: 12145455230@tls.ldsprod.com

EXHIBIT A

[FORM OF NOTE FOR SENIOR LOANS]

$	,

FOR VALUE RECEIVED, the undersigned, ABPCIC Funding I LLC, a limited liability company organized under the law of the State of Delaware (the “Borrower”), hereby unconditionally promises to pay to [        ] (the “Senior Lender”), or registered assigns, in lawful money of the United States of America and in immediately available funds, the lesser of (a) the principal amount of [                ] DOLLARS and (b) the aggregate unpaid amount of the Senior Loans made to the Borrower by the Senior Lender or any predecessor Lender pursuant to the Credit Agreement (as defined below). The principal amount shall be paid in the amounts and on the dates specified in the Credit Agreement. The Borrower further agrees to pay interest in like money on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The holder of this Note is authorized to endorse on Schedule I annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Senior Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof and each continuation thereof. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Senior Loan.

This Note (a) is a revolving Note and evidences the Senior Loans made by the Senior Lender under, and is one of the Notes referred to in, the Credit Agreement, dated as of January 30, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Senior Lenders party thereto from time to time, Barclays Bank PLC, New York Branch, as Facility Agent and U.S. Bank National Association, as Collateral Agent, Collateral Administrator and Custodian, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Except as permitted by Section 12.5 of the Credit Agreement, this Note may not be participated by the Senior Lender to any other Person. Without limiting the generality of the foregoing, this Note may be participated in whole or in part only by registration of such participation on the Participant Register.

Except as permitted by Section 12.5 of the Credit Agreement, this Note may not be assigned by the Senior Lender to any other Person. Without limiting the generality of the foregoing, this Note may be assigned in whole or in part only by registration of such assignment or sale on the Register.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

ABPCIC FUNDING I LLC

By: AB PRIVATE CREDIT INVESTORS CORPORATION, its designated manager

By:

Name:
Title:

SCHEDULE I

This Note evidences the Senior Loans made by [                ] (the “Senior Lender”) to ABPCIC Funding I LLC (the “Borrower”) under the Credit Agreement dated as of January 30, 2019 among the Borrower, as borrower, the Senior Lenders party thereto from time to time, Barclays Bank PLC, New York Branch, as facility agent, and U.S. Bank National Association, as collateral agent, collateral administrator and custodian, in the principal amounts and on the dates set forth below, subject to the payments and prepayments of principal set forth below:

DATE	PRINCIPAL AMOUNT LOANED	PRINCIPAL AMOUNT PAID OR PREPAID	PRINCIPAL BALANCE OUTSTANDING	NOTATION BY

EXHIBIT B

[FORM OF FUNDING REQUEST]

[Date]

To: Barclays

400 Jefferson Park

Whippany, NJ 07981

Phone: 201-499-2889

Email: 12145455230@tls.ldsprod.com

Barclays Bank PLC, New York Branch

745 Seventh Avenue

New York, New York 10019

Email: usclowarehouse@barclays.com

U.S. Bank National Association

214 North Tryon Street, 26th Floor

Charlotte, NC 28202

Attention Chris Simanic

Reference: ABPCIC Funding I LLC

Email: christopher.simanic@usbank.com

Phone: 704-335-2444

FUNDING REQUEST

This Funding Request is made pursuant to Section 2.2 of that certain Credit Agreement dated as of January 30, 2019 (as the same may from time to time be amended, supplemented, waived or modified, the “Credit Agreement”) among ABPCIC Funding I LLC, as borrower (the “Borrower”), the Senior Lenders parties thereto from time to time (collectively, the “Senior Lenders”), Barclays Bank PLC, New York Branch, as facility agent (the “Facility Agent”), and U.S. Bank National Association, as collateral agent, collateral administrator and custodian. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

1.

The Borrower hereby requests that on                      ,                 (the “Funding Date”) it receive Fundings of the Senior Loans under the Credit Agreement in an aggregate principal amount of                     Dollars ($            ) (the “Requested Amount”).

2.

The Borrower hereby gives notice of its request for the Senior Loans in the aggregate principal amount equal to the Requested Amount to the Senior Lenders and the Facility Agent pursuant to Section 2.2 of the Credit Agreement and requests the Senior Lenders to remit, or cause to be remitted, the proceeds thereof in its respective Percentage Share of the Requested Amount in accordance with the following wire instructions:

Bank Name:	U.S. Bank N.A.
ABA #:
Acct. Name:
Acct. #:
Reference:	ABPCIC Funding I LLC

3.

The Borrower certifies that immediately after giving effect to the proposed Funding on the Funding Date each of the applicable conditions precedent set forth in Section 3.2 of the Credit Agreement is satisfied, including:

(1)

in the case of the Initial Funding Date, the conditions precedent set forth in Section 3.1 of the Credit Agreement and the Initial Funding Portfolio Conditions each shall have been fully satisfied on or prior to such Funding Date;

(2)	the Initial Equity Funding Condition shall have been satisfied;

(3)

in the case of the Initial Funding Date, the Agents shall have received a certificate of an Authorized Officer of each of the Borrower and the Collateral Manager certifying that the Initial Equity Funding Condition has been satisfied;

(4)	immediately after giving effect to such Funding, the Outstanding Senior Loans shall not exceed the Senior Lender Funding Commitment;

(5)	immediately after giving effect to such Funding, no Commitment Shortfall shall have occurred;

(6)	the date of such Funding shall be on or prior to the Reinvestment Period End Date;

[(7)	no Default shall have occurred and be continuing both before and after giving effect to such Funding;

(8)

each of the representations and warranties of the Borrower contained in the Credit Agreement and each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Funding (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) both before and after giving effect to the making of such Senior Loans;

(9)

no law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending or, to the actual knowledge of a Senior Authorized Officer of the Borrower, threatened, which does or, with respect to any threatened litigation, seeks to enjoin, prohibit or restrain, the making or repayment of the Senior Loans or the consummation of the transactions among the Borrower, the Collateral Manager, the Senior Lenders and the Agents contemplated by the Credit Agreement;

(10)

each of the Loan Documents remains in full force and effect and is the binding and enforceable obligation of the Borrower and the Collateral Manager, in each case, to the extent such Person is a party thereto (except for those provisions of any Loan Document not material, individually or in the aggregate with other affected provisions, to the interests of any of the Senior Lenders); and

(11)

immediately before and after giving effect to the requested Funding, the Coverage Tests shall be satisfied and the Portfolio Advance Rate shall be less than or equal to the Maximum Advance Rate shall be satisfied (as demonstrated in a writing attached hereto).][1]

WITNESS my hand on this          day of                     ,             .

ABPCIC FUNDING I LLC

By: AB PRIVATE CREDIT INVESTORS CORPORATION, its designated manager

By:

Name:
Title:

[1]	Omit paragraphs 7 through 11 in the case of Senior Loans obtained to fund Unfunded Amounts.

Schedule I

to Funding Request

Calculation of the Eligibility Criteria

EXHIBIT C

[FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT]

Dated as of [                ]

Reference is made to the Credit Agreement, dated as of January 30, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ABPCIC Funding I LLC, a limited liability company organized under the law of the State of Delaware (the “Borrower”), the Senior Lenders party thereto from time to time, Barclays Bank PLC, New York Branch, as Facility Agent thereunder (in such capacity, the “Facility Agent”) and U.S. Bank National Association, as Collateral Agent, Collateral Administrator and Custodian. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule I hereto (the “Assignor”) and the Assignee identified on Schedule I hereto (the “Assignee”) agree as follows:

(i) The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases [for an agreed consideration] [for a purchase price of [            ]]1 and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described on Schedule I hereto (the “Assigned Interest”).

(ii) The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor is the legal and beneficial owner of the interests being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the Collateral Manager or the performance or observance by the Borrower or the Collateral Manager of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches all Notes held by it evidencing the Assigned Interest and (1) requests that the Facility Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (2) if the Assignor has retained any Senior Loans, requests that the Facility Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

(iii) The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements and other information

[1]	Insert the applicable formulation, based on the parties’ preference.

delivered pursuant to Section 5.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement; (c) agrees that, except as may be otherwise expressly agreed in writing between the Assignee, on the one hand, and the Assignor, an Agent or a Senior Lender, as the case may be, on the other hand, it will, independently and without reliance upon the Assignor, such Agent or any other Senior Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Facility Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Facility Agent by the terms thereof, together with such powers as are incidental thereto; (e) agrees that it will be bound by the provisions of the Credit Agreement (including Section 11.4(d) thereof) and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Senior Lender; and (f) represents and warrants that it (and each account for which it is acquiring the Assigned Interest) is a “qualified purchaser” for purposes of Section 3(c)(7) of the Investment Company Act.

(iv) The effective date of this Assignment and Assumption Agreement shall be the Effective Date of Assignment described on Schedule I hereto (the “Effective Date”). Following the execution of this Assignment and Assumption Agreement, it will be delivered to the Facility Agent for acceptance by it and recording by the Facility Agent pursuant to the Credit Agreement, effective as of the Effective Date.

(v) Upon such acceptance and recording, from and after the Effective Date, the Facility Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) [to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date] [to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date]2. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Facility Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

(vi) From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption Agreement, have the rights and obligations of a Senior Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption Agreement, relinquish its rights and be released from its obligations under the Credit Agreement.

[2]

Insert the applicable formulation, based on the agreement of the parties. If the latter formulation is used, consider including the amount of accrued interest and, if applicable, commitment fees, payable by the Assignee to the Assignor.

(vii) This Assignment and Assumption Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(viii) This Assignment and Assumption Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument. This Assignment and Assumption Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed as of the date first above written by their respective duly authorized officers.

[INSERT NAME OF ASSIGNOR], as Assignor

By:
Authorized Signatory

[INSERT NAME OF ASSIGNEE] as Assignee

By:
Authorized Signatory

[Accepted this day of

,

BARCLAYS BANK PLC, NEW YORK BRANCH, as Facility Agent

By:
Authorized Signatory

By:
Authorized Signatory][3]

[3]	Insert in an Assignment and Assumption Agreement if Facility Agent consent is required (see Section 12.5(c) of the Credit Agreement).

[Consented to this ___ day of

,

ABPCIC FUNDING I LLC, as Borrower

By: AB PRIVATE CREDIT INVESTORS CORPORATION, its designated manager

By:
Name:
Title:][4]

[4]	Insert in an Assignment and Assumption Agreement if Borrower consent is required (see Section 12.5(c) of the Credit Agreement).

Schedule I

to Assignment and Assumption Agreement

Name of Assignor:

Name and address of Assignee:

Effective Date of Assignment:

Principal Amount of Senior [Loans] [Commitments] Assigned: $

Percentage of Senior [Loans] [Commitments] Assigned: %

EXHIBIT D

Scope of Collateral Report

1.	The Aggregate Principal Balance of all Collateral Obligations and Equity Securities

2.	The Balance of all Eligible Investments and Cash in each of:

a.	The Collection Account

b.	The Payment Account

c.	The Future Funding Reserve Account

d.	The Custodial Account

e.	The Lender Collateral Account (and each Lender Collateral Subaccount)

f.	The Closing Expense Account

3.	Commitment and outstanding amount of Senior Loans

4.

The nature, source and amount of any proceeds in the Collection Account (including Principal Proceeds and Interest Proceeds received since the date of determination of the last Collateral Report or Payment Date Report) and the Future Funding Reserve Account

5.	Compliance level of Coverage Tests vs. test level then in effect

a.	Calculation of Senior Overcollateralization Ratio

b.	Calculation of Senior Interest Coverage Ratio

6.	Compliance with Collateral Quality Test

a.	Minimum Weighted Average Spread Test

b.	Maximum Weighted Average Maturity Test

c.	Maximum Weighted Average Risk Score Test

d.	Minimum Diversity Score Test

e.	Minimum Weighted Average Coupon Test

f.	Minimum Weighted Average Recovery Rate Test

7.	Compliance with Concentration Limitations (including calculation of all Excess Concentration Amounts)

a.	Industry Classification

b.	Obligor concentrations

c.	Qualified First Lien Loans, Second Lien Loans and First Lien/Last Out Loans

d.	Fixed Rate Obligations

e.	Eligible Cov-Lite Loans

f.	DIP Loans

g.	Current Pay Obligations

h.	Collateral Obligations that permit payment of interest less frequently than quarterly

i.	Revolving Collateral Obligations and Delayed Funding Obligations

j.	Aggregate Participation Percentage

k.	Obligors Domiciled in Approved Foreign Jurisdictions

l.	Obligors Domiciled in Approved Tax Jurisdictions

m.	Collateral Obligations with a Collateral Rating of “CCC+” (or the equivalent thereof) or below

8.	Listing of all Collateral Obligations with attributes including

a.	Obligor name

b.	Maximum Principal Balance (commitment amount)

c.	Principal Balance (outstanding amount)

d.	Uncovered Amount

e.	Unsettled Amount

f.	Industry

g.	Whether each loan is fixed or floating

h.	Spread over the applicable index or benchmark rate (for floating rate obligations)

i.	Interest coupon (for Fixed Rate Obligations)

j.	Maturity date

k.	Collateral Rating

l.	Whether such Collateral Obligation is a Credit Risk Obligation, Credit Improved Loan, Defaulted Loan, Current Pay Obligation or Discount Loan

m.	Country of Domicile

n.	Frequency of interest payment

o.	Revolving Collateral Obligations or Delayed Funding Obligations

p.	Whether such Collateral Obligation is a DIP Loan, is owned via participation or is an Eligible Cov-Lite Loan

q.	The LIBOR floor in effect (if any) for each Collateral Obligation

r.	Whether the Obligor has a trailing twelve month EBITDA of less than $12,500,000 at the time of acquisition

9.	Collateral Obligation rating status (listing of all Collateral Obligations)

a.	Obligor name

b.	Collateral Obligation purchase date

c.	Method of Collateral Rating (i.e., public rating or Credit Estimate and applicable rating agency)

d.	Credit Estimate issue date (if applicable)

e.	Date of expiry of Credit Estimate (if applicable)

f.	Date of last amendment

10.	For Defaulted Loans

a.	Default Date

b.	Days in Default

c.	Principal Balance

d.	If an Appraisal has been received in last 3 months

e.	Appraisal Value

f.	Adjusted Collateral Principal Amount (and the method of calculation thereof)

g.	Whether any default of the type specified in clauses (a) and (b) of the definition of “Defaulted Loan” is unrelated to credit-related issues.

11.	Participations

a.	All loans owned via participation

b.	Participation counterparty for each participation

i.	Collateral Rating for each participation counterparty

12.	List all Discount Loans and applicable purchase price

13.	List all Defaulted Loans

14.	Calculation of concentration of Collateral Obligations whose Obligors have a trailing twelve month EBITDA of less than $12,500,000 at the time of such acquisition or origination

15.	Assets purchased or sold within the Due Period including

a.	Facility Name

b.	Trade/Settlement Dates

c.	Reason for sale/ Transaction Motivation (e.g. Discretionary, Credit Risk, Credit Improved)

d.	Purchaser or seller is an affiliate of the Borrower?

e.	Par amount

f.	Price

g.	Proceeds

h.	Accrued interest

EXHIBIT E

Scope of Payment Date Report

1.	Quarterly Payment Date waterfall list application of all Interest Proceeds and Principal Proceeds

2.	Beginning and ending balance of Senior Loans

3.	Beginning and ending balance of all Covered Accounts

4.	Calculations of the Collateral Quality Test and Coverage Tests

EXHIBIT F

Scope of Asset-Level Reporting to Lenders

1. Within three months following the Closing Date, and to be updated at least semi-annually, an information package (which may be provided via access to an online data site to be specified to the Senior Lenders by the Borrower) with respect to each asset that is Pledged Collateral, which will contain information with respect to each Obligor and each Related Contract, including all credit agreements, amendments thereto, financial information (including any “Management Discussion and Analysis” provided by such Obligor), and other material information as provided by such Obligor with respect to the applicable Related Contracts (the “Asset Report”).

2. Beginning on the first Quarterly Payment Date, an information package (which may be provided via access to an online data site to be specified to the Senior Lenders by the Borrower) to be provided on the 25th day of each calendar month (or if such date is not a Business Day, the next succeeding Business Day), which will contain information with respect to all amendments to any Related Contracts. Such information package will be sorted by sections with credits that require Credit Estimates to be listed first and will also include the Obligor’s name, date of each amendment to any such Related Contracts and a summary of each such amendment.

3. At any time that any of the Coverage Tests are not satisfied for more than three consecutive months, any Senior Lender may reasonably request the following information: (i) the Asset Report to be delivered on a monthly basis, (ii) the information package referred to in paragraph (2) above to be delivered on an every two-week basis and (iii) all other material information received by the Borrower from each Obligor and its Affiliates with respect to the applicable Related Contracts.

EXHIBIT G

Form of Retention Letter

AB PRIVATE CREDIT INVESTORS CORPORATION

[Address]

[Date]

ABPCIC Funding I LLC

c/o Alliance Bernstein

1345 Avenue of the Americas

New York, New York 10105

Attention: Richard Strohmenger

Barclays Bank PLC, New York Branch, as Facility Agent

400 Jefferson Park

Whippany, NJ 07981

Attention: Michael E. Hopson

Phone: 201-499-2889

Email: 12145455230@tls.ldsprod.com

[Affected Lender(s)]

Re: Retention of Net Economic Interest

1. This letter is being delivered in connection with the Credit Agreement dated as of January 30, 2019 (the “Credit Agreement”) among ABPCIC Funding I LLC, as borrower (the “Borrower”), the financial institutions referred to as “Senior Lenders” in the Credit Agreement, U.S. Bank, National Association, in its capacities as Collateral Agent, Collateral Administrator and Custodian and Barclays Bank PLC, New York Branch, as Facility Agent for the Senior Lenders. Pursuant to the terms of the Credit Agreement, AB Private Credit Investors Corporation (the “EU Retention Provider”) will act as retention provider for the purposes of the EU Securitisation Laws. All capitalized terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement.

2. It is acknowledged that clauses (h) and (i) of the definition of “Eligibility Criteria” in the Credit Agreement provide for the following requirements to be satisfied as of the date of each acquisition or origination of a debt obligation (including in connection with a substitution pursuant to Section 10.1(a)(vii) of the Credit Agreement):

“(i) the EU Retention Provider, either itself or through related entities (including the Borrower), directly or indirectly, was involved or will be involved in negotiating the original agreements which created or will create over 50% (measured by total nominal amount) of all the Collateral Obligations acquired (or committed to be acquired) by the Borrower, such proportion measured on the basis of the nominal value at each respective origination of all the Collateral Obligations acquired (or committed to be acquired) by the Borrower in aggregate during the term of this Agreement; and

(j) only in relation to any Collateral Obligations to be acquired by the Borrower that will not be acquired from the EU Retention Provider, the EU Retention Provider, either itself or through related entities (including the Borrower), directly or indirectly, was involved or will be involved in negotiating the original agreements which created or will create over 50% (measured by total nominal amount) of all the Collateral Obligations acquired (or committed to be acquired) by the Borrower, such proportion measured on the basis of the nominal value at each respective origination of all the Collateral Obligations that are expected to be held by the Borrower following the settlement of any such acquisition.”

3. The EU Retention Provider hereby agrees and confirms for the benefit of the Borrower, the Facility Agent and each Affected Lender for so long as any Obligation remains outstanding and any EU Securitisation Law so requires:

a.

that it has retained at all times since the Closing Date, and irrevocably and unconditionally undertakes that it will directly retain as originator for the purposes of the EU Securitisation Laws, on an ongoing basis, a material net economic interest in the securitisation position comprised by the Senior Loans and the membership interests in the Borrower which, in any event, shall not be less than 5% of the nominal value of the Collateral Obligations and Eligible Investments that constitute Principal Proceeds (or such lower amount, including 0%, as a result of amendment, repeal or otherwise if each of the Facility Agent and each Affected Lender agrees in writing that such lower amount (i) is required or permitted under the applicable EU Securitisation Laws and (ii) complies with its internal retention requirement policies, the “Retained Interest”) (such requirement, the “EU Retention Requirement”);

b.

that it will retain the Retained Interest in the form specified in paragraph 3(d) of Article 6 of the EU Securitisation Regulation in the form of its membership interests in the Borrower under the LLC Agreement, being the first loss tranche and having the same or a more severe risk profile than those transferred or sold to investors, in a nominal amount at least equal to 5% of the nominal value of the Collateral Obligations and Eligible Investments that constitute Principal Proceeds;

c.

that its retention of the Retained Interest will be measured at the origination (being the occasion of each origination or acquisition of a Collateral Obligation or Eligible Investment that constitutes Principal Proceeds by the Borrower) and shall be maintained on an ongoing basis (which Retained Interest may be recalculated when the nominal value of the Collateral Obligations and Eligible Investments that constitute Principal Proceeds is reduced by means or repayments, prepayments, dispositions or otherwise);

d.	that the Retained Interest shall not be subject to any credit risk mitigation or any short positions or any other hedge, unless permitted by the EU Securitisation Laws, and shall not be sold;

e.	that it established the transaction contemplated by the Credit Agreement and the other Loan Documents;

f.

that it will invest in and hold loans, securities and other investments, excluding loans that will be sold to the Borrower, with a principal amount of not less than 20% of its invested capital (it being understood that, for this purpose, such percentage will be determined based upon the purchase price of each such investment and that the valuation of assets will fluctuate over time);

g.

that it, either itself or through related entities (including the Borrower), directly or indirectly, was involved or will be involved in negotiating the original agreements which created or will create over 50% (measured by total nominal amount) of all the Collateral Obligations acquired (or committed to be acquired) by the Borrower, such percentage being calculated in accordance with clauses (h) and (i) of the definition of “Eligibility Criteria” in the Credit Agreement;

h.	that in relation to every Collateral Obligation that has been or will be sold or transferred to the Borrower by it, that:

i.

in its assessment based upon the information available to it, the criteria applied in the original credit-granting for such Collateral Obligation are as sound and well-defined as the criteria applied by it to non-securitised obligations; and

ii.

it has not selected such Collateral Obligation with the aim of rendering losses on such Collateral Obligation (measured over a period of 4 years) which are higher than the losses over the same period on comparable assets held on its own balance sheet;

i.	that it was not established and does not operate for the sole purpose of securitizing exposures and that:

i.

it has a business strategy and the capacity to meet payment obligations consistent with a broader business enterprise and involving material support from capital, assets, fees or other income available to the EU Retention Provider, relying neither on the exposures being securitised by it, nor on any interests retained or proposed to be retained in accordance with the EU Securitisation Laws, as well as any corresponding income from such exposures and interests;

ii.	its responsible decision makers have the required experience to enable the Retention Holder to pursue the established business strategy, as well as an adequate corporate governance arrangement;

j.

that it will confirm in writing its continued compliance with the requirements set forth in clauses (a) through (i) above to the Borrower (who shall furnish such information to the Facility Agent for distribution to each Affected Lender):

i.	on a monthly basis pursuant to Section 5.1(k)(iii) of the Credit Agreement (concurrent with the delivery of each Collateral Report);

ii.

upon any written request therefor by or on behalf of the Borrower or any Affected Lender delivered as a result of a material change in (x) the performance of the Senior Loans, (y) the risk characteristics of the transaction, or (z) the Collateral Obligations and/or the Eligible Investments from time to time, pursuant to Section 5.1(k)(iv) of the Credit Agreement; and

iii.

promptly upon the Borrower and/or the EU Retention Provider becoming aware of any material breach of the obligations included in any Loan Document, pursuant to Section 5.1(k)(v) of the Credit Agreement;

k.

that it will, promptly following a request by any Affected Lender, provide a refreshed letter in substantially the form of this letter in connection with a material amendment of any Loan Document or any increase in the Commitments after the Closing Date, in each case where the Borrower has received a request for the same from an Affected Lender pursuant to Section 5.1(k)(i) of the Credit Agreement;

l.

that it will, promptly on becoming aware of the occurrence thereof, provide a written notice to the Borrower of any failure to satisfy the EU Retention Requirement at any time pursuant to Section 5.1(k)(ii) of the Credit Agreement; and

m.

that it will, promptly following a request by an Affected Lender, provide such additional information as such Affected Lender may reasonably request in order for such Affected Lender to comply with the EU Securitisation Laws which is either in the possession of the EU Retention Provider or can be obtained at no material cost to the EU Retention Provider.

4. The EU Retention Provider hereby agrees and confirms that it has at all times prior to the date hereof remained the 100% owner of all the membership interests in the Borrower under the LLC Agreement.

5. As used in this letter, (a) the terms “material net economic interest”, “originator”, “securitisation position”, “ongoing basis” and “nominal value” shall have the meanings given thereto in the EU Securitisation Regulation and (b) the terms “Affected Lender”, “Draft Securitisation RTS”, “EU Securitisation Regulation” and “EU Securitisation Laws” shall have the meanings given thereto in the Credit Agreement.

6. This letter shall not be assignable by the EU Retention Provider without the prior written consent of the Borrower, the Facility Agent and each Affected Lender. This letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the EU Retention Provider, the Borrower, the Facility Agent and each Affected Lender. This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This letter supersedes all prior understandings, whether written or oral, between us with respect to the matters set forth herein.

7. The EU Retention Provider hereby agrees and consents to, and acknowledges and agrees to be bound by, the provisions set forth in Section 12.17 of the Credit Agreement.

8. THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. Each of the parties hereto and, by its acceptance hereof, each addressee of this letter hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

9. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS LETTER.

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Very Truly Yours,

AB PRIVATE CREDIT INVESTORS CORPORATION

By:
Name:
Title:

Acknowledged and agreed by:

ABPCIC FUNDING I LLC as Borrower

By: AB PRIVATE CREDIT INVESTORS CORPORATION, its designated manager

By:
Name:
Title: